              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION


                              ON FEBRUARY 6, 2002

                           REGISTRATION NO. 333-75494


================================================================================

            SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO


                        FORM SB-2 REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                                 MIGRATEC, INC.

              (Exact Name of Small Business Issuer in its Charter)

--------------------------------------------------------------------------------

         DELAWARE                              5045                         65-0125664
(State or Other Jurisdiction of     Primary Standard Industrial  (I.R.S. Employer Identification
Incorporation or Organization)      Classification Code Number                No.)

                           11494 Luna Road, Suite 100
                        Farmers Branch, Texas 75234-9421
                                 (972) 969-0300
          (Address and Telephone Number of Principal Executive Offices)


                               T. Ulrich Brechbuhl
                           11494 Luna Road, Suite 100
                        Farmers Branch, Texas 75234-9421
                                 (972) 969-0300
            (Name, Address and Telephone Number of Agent for Service)


                                 With a copy to:
                           Ted. S. Schweinfurth, Esq.
                         Winstead Sechrest & Minick P.C.
                             5400 Renaissance Tower
                                 1201 Elm Street
                            Dallas, Texas 75270-2199
                                 (214) 745-5473

                                   ----------

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     Pursuant to Rule 429 promulgated under the Securities Act of 1933, the prospectus that constitutes part of this Registration Statement is a combined prospectus and also relates to an aggregate of 60,289,333 shares of our common stock which were previously registered for sale in a Registration Statement on Form SB-2, Registration No. 333-44946. This Registration Statement also constitutes post-effective amendment no. 4 to Registration Statement No. 333-44946. This post-effective amendment shall become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act as amended.

PROSPECTUS

                                 MIGRATEC, INC.

                        68,225,485 SHARES OF COMMON STOCK


This prospectus relates to the 68,225,485 shares of common stock being registered for possible future resale, from time to time, by certain of our security holders. Of such shares, 47,246,485 shares are currently outstanding and 20,979,000 shares are reserved for issuance upon exercise of options and warrants that we have granted to these selling security holders or upon conversion of convertible debt held by these selling security holders. We will not receive any proceeds from the sale of the shares by these selling security holders. We may, however, receive up to approximately $315,800 in the event all the options and warrants held by the selling security holders are exercised. Any proceeds we receive from the exercise of the options and warrants will be used for general corporate purposes.

Our common stock is traded on the OTC Bulletin Board under the trading symbol "MIGR." On January 31, 2002, the closing sale price for our common stock was $0.32.


                                   ----------

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                   ----------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------


                THE DATE OF THIS PROSPECTUS IS FEBRUARY 6, 2002.

                                TABLE OF CONTENTS


MIGRATEC..................................................................................1

RISK FACTORS..............................................................................3

A NOTE ABOUT FORWARD-LOOKING STATEMENTS...................................................8

USE OF PROCEEDS...........................................................................9

PLAN OF DISTRIBUTION......................................................................9

SELLING SECURITY HOLDERS.................................................................10

PRICE RANGE OF COMMON STOCK..............................................................14

DIVIDEND POLICY..........................................................................14

CAPITALIZATION...........................................................................14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....16

BUSINESS.................................................................................28

MANAGEMENT...............................................................................37

EXECUTIVE COMPENSATION...................................................................38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................................42

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS...................44

DESCRIPTION OF CAPITAL STOCK.............................................................44

THE PRIVATE EQUITY LINE OF CREDIT COMMON STOCK PURCHASE AGREEMENT........................46

LEGAL PROCEEDINGS........................................................................47

LEGAL MATTERS............................................................................47

EXPERTS..................................................................................47

WHERE YOU CAN FIND MORE INFORMATION......................................................47

                                    MIGRATEC

PROSPECTUS SUMMARY

     We design, develop and market proprietary software code that automates the process of modifying software applications so that they will run efficiently when they are moved between operating systems (e.g., Windows, Unix and Linux) and between hardware architectures (e.g., 32-bit processors and 64-bit processors), a process known as "software migration." Because our software code automates the migration process, as opposed to requiring the entire migration process to be performed manually, our patent-pending technology enables businesses to substantially reduce the costs of migrating their existing software applications to more powerful operating environments, while also improving the efficiency and quality of the code. Our software increases -- by as much as 25 times -- the number of lines of code that can be upgraded per day by a programmer as compared to the typical manual migration process which requires the programmer to manually create all of the upgraded source codes without automated assistance. To our knowledge, our migration products are the first to provide programmers with automated migration assistance.

     Currently, we focus on migration involving code written in the "C" and "C++" computer languages for use on the Windows and Unix operating environments and anticipate that virtually all of our initial revenues derived from migration products and services will result from migrations involving these computer languages. Estimates by the Aberdeen Group, an information technology consulting firm, indicate that "C" and "C++" based code comprises 20%-30% of the entire United States business application code base. This market equates to a current market of over 30 billion unique lines of "C" and "C++" based code that are actively maintained and potentially tens of billions more that are customized versions of prepackaged code. Over time, a portion of this code will need to be migrated to more capable hardware platforms, such as hardware platforms utilizing Intel's new IA-64 chip known as "Itanium(TM)" and the operating systems designed for it, yet current manual programming costs to upgrade or migrate software applications are expensive, with a cost estimated by us at about $0.75 to $1.25 per line of code. Our automated code migration software permits code migration at a small fraction of that cost. Our experiences, as well as the experiences of many of our customers, indicate that, per line of code, costs to migrate software applications using our automated processes equate to approximately 1/10th of the costs incurred when such migrations are performed entirely manually.

     We derive revenue from three primary sources:

          o licensing our technology and software maintenance products to independent software vendors and systems integrators (software developers and those who build systems from a variety of diverse components, respectively) who would then act as distribution channels by using our software to aid in the delivery of their services;

          o    providing migration services directly to customers; and

          o    consulting on specific migration assignments.

     Our revenues in 1999, 2000 and the nine months ended September 30, 2001 totaled $905,179, $201,500 and $181,833, respectively and our net losses in 1999, 2000 and the nine months ended September 30, 2001 totaled $4,184,078, $10,193,130 and $4,980,417, respectively. Our revenues in 2000 and 2001 resulted from consulting services rather than software licensing as we spent the majority of our efforts in 2000 and 2001 developing our software. Our prior software licensing revenue was the result of Y2K remediation. We continue to develop new software products, but our products that facilitate the use of the new Intel(R) Itanium(TM) 64-bit processor are commercially ready and the current focus of our marketing efforts.

     We began commercial sales of our migration software in October 2000. In connection with the development of our migration software, we have established contractual, non-exclusive technology relationships with Intel and Dell, a non-contractual, non-exclusive non-binding technology relationship with IBM, as well as non-contractual, non-exclusive, non-binding marketing relationships with Intel, Compaq and Hewlett-Packard. Pursuant to our informal marketing relationships with each of Intel, Compaq and Hewlett-Packard, these companies have verbally committed to market our automated migration software to their customers. The nature and scope of our technology relationships with each of Intel, IBM and Dell is as follows:

     Intel - we entered into a software license agreement with Intel, pursuant to which we granted a royalty-free license to use our automated migration software products to Intel for internal use. The agreement allows Intel to use our technology at Intel's Application Support Centers to educate independent software vendors on the use and application of our technology.

     IBM - we initially formed our relationship with IBM through the Monterey development team which planned on using our technology to provide an automated path for migrating 32 bit applications to the 64-bit AIX 5L on the Itanium environment. Earlier this year IBM announced that it was discontinuing its support for AIX 5L on Itanium. However, as our initial work with the Monterey team progressed, we were introduced to other segments of IBM and are now working within a number of organizations to facilitate IBM's success in the Linux market by helping them reduce the cost of moving applications for customers to IBM Linux based machines.

     Dell - we entered into a consulting agreement with Dell to provide migration technology consulting services and our Migration Workbench(TM) technology to certain independent software vendors and customers of Dell. This agreement provides these independent software vendors and customers the opportunity to upgrade an initial software application to the 64-bit Intel(R) Itanium(TM) platform using our technology. Subsequent to the initial consulting agreement with Dell, we entered into a referral agreement with Dell pursuant to which the Dell Technology Consulting Services Group will refer, to MigraTEC, customers seeking to move their mission-critical computing operations to the 64-bit Intel Itanium computing platform and operating systems supported by Dell, such as Windows and Linux.

     For further discussion regarding the nature and scope of our technology and marketing relationships see "Business - Technology Relationships" beginning on page 32.

     Our desire to continue to expand our business, develop new products, and enhance existing services while maintaining our current operations will require additional capital. The additional capital required for us to continue as a going concern is discussed in the second risk factor on page 3 and in the report of our independent auditors contained in our financial statements beginning on page F-2 and specifically, in Note 2, "Going Concern Uncertainty."

     On June 28, 2001, the SEC declared our Registration Statement on Form SB-2 (File No. 333-57830) effective. This registration statement registers 30,650,000 shares of our common stock associated with a private equity line of credit agreement with Ironhead Investments Inc. The equity line of credit allows us to draw down up to $20,000,000 over a 20 month period. See "The Private Equity Line of Credit Common Stock Purchase Agreement."


     We are headquartered at 11494 Luna Road, Suite 100, Farmers Branch, Texas and our telephone number is 972-969-0300. We currently have 31 employees.

                                  RISK FACTORS

Prospective purchasers of our common stock should consider carefully the factors set forth below, as well as other information contained in this prospectus, before making a decision to invest in our common stock.

WE HAVE INCURRED SIGNIFICANT OPERATING LOSSES IN RECENT YEARS.

     We have incurred substantial operating losses during the first three quarters of 2001 and the prior three years. During 2000, we incurred a net loss of $10,193,130 (of which approximately $5,095,441 was a non-cash charge), and for the years ended December 31, 1999, 1998 and 1997 we have incurred net losses of $4,184,078, $3,458,075 and $2,517,606, respectively. As of September 30,
2001, we had an accumulated deficit of $26,811,734.

     There can be no assurance that we will be profitable in the future. Our continued failure to operate profitably may materially and adversely affect the value of our common stock.

     Our losses to date have been funded by loans and equity sales.

WE WILL REQUIRE ADDITIONAL FINANCING IN THE FUTURE, AND IF ADDITIONAL CAPITAL IS NOT AVAILABLE, WE MAY HAVE TO CURTAIL OR CEASE OPERATIONS.

     The report of Ernst & Young LLP covering the December 31, 2000 consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and accumulated deficit raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Therefore, we will need to raise more money to continue to finance our operations. We may not be able to obtain additional financing on acceptable terms, or at all. Any failure to raise additional financing will likely place us in significant financial jeopardy. Accordingly, subject to the success of our development programs and potential licensing transactions, we will require an additional infusion of capital to complete the research and development activities we currently contemplate and to commercialize our proposed products. We will need to raise additional capital to maintain our current level of operations, to fund more rapid expansion, to develop new products and to enhance existing services to respond to competitive pressures, and to acquire complementary businesses or technologies. While we estimate that over the next 12 months we will need approximately $2,000,000 to maintain our current operations and $1,000,000 to fund expansion, development and enhancement of our existing products, the extent of our future capital needs depends on many factors, including:

     o the scope, duration and expenditures associated with our current research and development programs;

     o    continued progress in these programs;

     o    the outcome of potential licensing transactions, if any;

     o    competing technological developments;

     o    our proprietary patent position, if any, in our products; and

     o    other factors which may not be within our control.

     We may not be able to obtain additional financing at these times on terms favorable to us, if at all. For example, a decline in the trading volume or price of our common stock may reduce the maximum amount we may be able to draw down under our equity line of credit agreement with Ironhead Investments Inc. and a decline of more than 50% in the trading volume or price of our common stock may materially affect our ability to draw down under the equity line at all. In addition, we may not be able to draw down under the equity line if we fail to meet the preconditions in the equity line of credit common stock purchase agreement. The common stock purchase agreement limits our ability to raise money from other sources by prohibiting us from selling our securities to third parties at a discount to the market price under certain conditions during the term of the agreement. Therefore, if we need to raise capital from other sources, we may have to seek Ironhead's permission. If Ironhead does not allow us to obtain capital by selling our securities at a discount to market price, we will have to seek financing through other means, which may not be possible on terms favorable to us, if at all. See "The Private Equity Line of Credit Common Stock Purchase Agreement."

     Without additional funding, we may have to delay, reduce or eliminate one or more research or development programs and reduce overall overhead expenses. This action may reduce the market price of our common stock.

SUCCESSFUL IMPLEMENTATION OF OUR BUSINESS PLAN OVER THE NEXT TWELVE MONTHS IS DEPENDENT ON THE SUCCESSFUL INTRODUCTION AND ACCEPTANCE OF THE INTEL(R) ITANIUM(TM) 64-BIT PROCESSOR INTO THE MARKETPLACE. UNSUCCESSFUL INTRODUCTION OF THIS PRODUCT WOULD MATERIALLY AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Currently, a portion of our product line and services are for the automated migration of software written for a 32-bit processor to a 64-bit environment. The demand for our 32-bit to 64-bit migration products and services depends on the successful introduction of the Intel(R) Itanium(TM) 64-bit processor into, and its acceptance by, the market. Intel announced the future availability of its Itanium(TM) 64-bit processor in late May 2001. If the introduction of the Intel(R) Itanium(TM) 64-bit processor is not successful, the demand for our products and services will be delayed. Accordingly, our results of operations and financial condition would be materially adversely affected.

SLOW DEVELOPMENT OF A MARKET FOR OUR PRODUCTS AND SERVICES WOULD MATERIALLY AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     The demand for our migration products and services depends on, among other things, the introduction and widespread acceptance of new technology requiring migration of existing software programs, and the quantity of source code in such software programs requiring migration. While management believes that such demand exists and will develop, there can be no assurance as to the rate of development of such demand. Slow development of the demand for our products and services would adversely affect our short-term results of operations. We estimate that we will need between $2,000,000 and $4,000,000 of additional capital over the next twelve months: approximately $2,000,000 to maintain our current operations and $1,000,000 to fund expansion, development and enhancement of our existing products. If the demand for our products and services develops more slowly than management currently anticipates, we will need to raise additional capital sooner than currently projected to enable us to sustain our operations long enough to achieve profitability.

OUR BUSINESS IS LARGELY DEPENDENT ON ESTABLISHING AND MAINTAINING TECHNOLOGICAL DEVELOPMENT AND MARKETING RELATIONSHIPS WITH MAJOR TECHNOLOGY COMPANIES. THE LOSS OR FAILURE TO DEVELOP THESE RELATIONSHIPS WOULD RESULT IN A LACK OF TECHNOLOGICAL ADVANCES IN OUR MIGRATION SOFTWARE AND SERVICES AS WELL AS FEWER CUSTOMERS.

     We have established technological development and marketing relationships with major technology companies. To date, we have established contractual, non-exclusive technology relationships with Intel and Dell, a non-contractual, non-exclusive, non-binding technology relationship with IBM, and non-contractual, non-exclusive, non-binding marketing relationships with Intel, Compaq and Hewlett-Packard. We depend on these relationships to help us develop products that are compatible with the products of these companies, to introduce us as a migration software provider to their key customers and to assist us in marketing our migration products. Failure to establish or maintain developmental and marketing relationships with major technology companies would result in a lack of technological advances in our migration software and services as well as fewer customers.

OUR CURRENT PRODUCTS AND SERVICES MAY BECOME QUICKLY OUTDATED.

     The markets for our products and services are characterized by rapidly changing technology. Accordingly, we believe that our future success depends on our ability to develop new products and services that can meet market needs on a timely basis. There can be no assurance that we will be able to do so, or that we will be able to respond effectively to technological changes introduced by our technological development associates or future competitors.

     If we delay or fail to introduce new products and services, our results of operations and financial condition would be materially adversely affected. Even if we develop timely and successful products and services, there can be no assurance that others will not introduce technology or services that significantly diminish the value of ours or render them obsolete.

OUR TECHNOLOGY AND INTELLECTUAL PROPERTY MAY INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     We use patent-pending technology, but we cannot be certain that our technology and intellectual property does not infringe upon issued patents or other intellectual property rights of others. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our technology without our knowledge. If our technology infringes upon issued patents or intellectual property rights of others, we may be forced to stop, change or limit the development, marketing or sale of our products. We may be subject to legal proceedings and claims from time to time in the ordinary course of business relating to intellectual property rights.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL FOR SUCCESSFUL OPERATION OF OUR BUSINESS.

     The operation and development of our business depend greatly on the efforts of our senior management, including Curtis Overstreet and Ulrich Brechbuhl. The loss of services of these key employees could adversely affect us. If we are unable to retain a skilled and cohesive management team, our results of operations and financial condition would be materially adversely affected.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH OUR COMPETITORS.

     We currently face competition primarily from manual migration services providers. We are not aware of other providers of our automated migration technology, although no assurance can be given that other companies will not develop technology that is similar or superior to ours. We believe that we will have a competitive advantage over these potential competitors by virtue of having developed our software during the last two years.

     Our future competitors may have greater name recognition and have, or have access to, substantially greater financial and personnel resources than those available to us.

SUBSTANTIALLY ALL OF OUR OUTSTANDING COMMON STOCK IS FREELY TRADABLE AND MAY BE SOLD INTO THE MARKET AT ANY TIME, AND UP TO ANOTHER 26,618,364 SHARES WILL BE FREELY TRADEABLE UPON THE EXERCISE OF WARRANTS AND THE EXERCISE OF OUR OPTION TO SELL SHARES UNDER A PRIVATE EQUITY LINE. IN ADDITION, 68,225,485 SHARES ARE FREELY TRADEABLE PURSUANT TO THIS REGISTRATION STATEMENT, SUBJECT TO THE TERMS OF EXERCISE OF WARRANTS AND OPTIONS AND THE CONVERSION OF CONVERTIBLE DEBT. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.



     In June 2001, we filed a registration statement covering 30,000,000 shares of our common stock which are issuable pursuant to the equity line of credit agreement with Ironhead and an aggregate of 650,000 shares of our common stock issuable upon the exercise of warrants issued in connection with the equity line. As of January 31, 2002, we have issued 4,031,636 shares of common stock pursuant to the private equity line. The remaining 26,618,364 shares of our common stock that will be freely tradable upon the exercise of the warrants and the exercise of our option to sell shares under the private equity line represent an increase in our presently outstanding common stock of approximately 22.2%. In addition, of the 68,225,485 shares registered under this registration statement, 20,979,000 shares are subject to the terms and exercise of warrants and options and the conversion of convertible debt, representing an increase in our presently outstanding common stock of approximately 17.5%. The market price of our common stock could drop significantly if the holders of all of our freely tradable shares sell them or are perceived by the market as intending to sell them.


     As we exercise our put rights and sell shares of our common stock to Ironhead, and if and to the extent that Ironhead sells the common stock, our common stock price may decrease due to the additional shares in the market. If the price of our common stock decreases, and if we decide to exercise our right to put additional shares to Ironhead, we would be required to issue more shares of our common stock for any given dollar amount invested by Ironhead. This may encourage short sales, which could place further downward pressure on the price of our common stock.

PRIVATE EQUITY LINE DRAWS MAY RESULT IN SUBSTANTIAL DILUTION.


     We will issue shares to Ironhead upon exercise of our put rights at a price equal to 94% of the average of the volume weighted average price of our common stock over the 22 trading days immediately after the date we deliver and Ironhead confirms receipt of notice of a draw down request on the private equity line. Accordingly, the exercise of our put rights may result in substantial dilution to the interests of the other holders of our common stock. In the event all 30,000,000 of the shares registered in connection with the private equity line agreement were to be issued under the equity line for $.667 per share, a total of $20 million would be raised. Of the 30,000,000 shares of common stock that we may sell under the equity line, as of January 31, 2002, we have sold 4,031,636 shares. If and when we exercise our option to sell the remaining 25,968,364 shares, the number of our shares outstanding would increase by approximately 21.6%. Nothing prevents us from selling the shares for less than $.667 per share. Accordingly, when the price of our common stock is less than $.667 per share during the 20-month period of the common stock purchase agreement, we may need to register additional shares for resale to access the full amount of financing available. Registering additional shares could have a further dilutive effect on the value of our common stock. If we are unable to register the additional shares of common stock, we may experience delays in accessing or be unable to access, some of the $20 million available under the private equity line.

     Based on the number of shares of our common stock that could have been issued to Ironhead based on hypothetical draws made under the equity line in the aggregate amount of $644,548 (the maximum draw down amount available under the equity line on January 31, 2002) and calculated assuming sales prices of $0.320, $0.240, $0.160 and $0.080 per share (100%, 75%, 50% and 25%, respectively, of the closing price of our common stock on January 31, 2002), Ironhead's potential percentage ownership of our common stock would be 1.75%, 2.33%, 3.45% and 6.67%, respectively.


OUR COMMON STOCK HAS EXPERIENCED IN THE PAST, AND IS EXPECTED TO EXPERIENCE IN THE FUTURE, SIGNIFICANT PRICE AND VOLUME VOLATILITY, WHICH SUBSTANTIALLY INCREASES THE RISK OF LOSS TO PERSONS OWNING OUR COMMON STOCK.


     Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. In 2000, our stock price ranged from a high of $3.2813 to a low of $.2031 per share and in 2001, our stock price ranged from a high of $.80 to a low of $.25. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.


WE ARE SUBJECT TO THE "PENNY STOCK" RULES WHICH MAY MAKE BUYING OR SELLING OUR COMMON STOCK MORE DIFFICULT.

     Trading in our common stock is subject to the "penny stock" rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. In addition, unless an exception is available, the broker-dealer must deliver a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market prior to any transaction. Further, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in our common stock, which could severely limit the market price and liquidity of our securities.

                     A NOTE ABOUT FORWARD-LOOKING STATEMENTS

     All statements, other than statements of historical fact, included in or incorporated by reference into this prospectus, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "such" or "believe." The forward-looking statements included in this prospectus are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

     Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Although management believes that the expectations reflected in such forward-looking statements are accurate, no assurance can be given that such expectations will occur. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, the inclusion of such information should not be regarded as a representation by the company, management or any other person that our objectives will be achieved.

     Key factors that could cause actual results to differ materially from our expectations, estimates of costs, projected results or anticipated results include, but are not limited to, the following risks:

     o we may not be able to generate sufficient cash flows to fund operations or to obtain additional financing on favorable terms;

     o we may not be able to effectively penetrate our target markets for migration products and sales;

     o we may not be able to successfully develop and/or protect our technology;

     o we may not be able to effectively control increases in expenses associated with sales growth and other costs;

     o management may not be able to successfully implement our business plan and sales strategy;

     o we may not be able to attract and retain a skilled and cohesive management group; and

     o unfavorable changes in economic and industry conditions and regulatory requirements may develop.

                                 USE OF PROCEEDS


     We will not receive any proceeds from the sale of the common stock by the selling security holders. We may, however, receive up to approximately $315,800 in the event all the options and warrants held by the selling security holders are exercised. We will use the net proceeds we receive from the exercise of options and warrants for working capital and general corporate purposes. Pending any such uses, we intend to invest the net proceeds from option and warrant exercises in short-term, interest-bearing securities or accounts.



                              PLAN OF DISTRIBUTION

     We are registering the shares of our common stock described in this prospectus for the selling security holders named below under the caption "Selling Security Holders." We are registering the common stock to satisfy our obligations under agreements with some of the selling security holders to register their common stock so that their shares will be freely tradable and to provide our affiliates with freely tradable shares of our common stock. We are unaware of any selling security holders with plans to sell their holdings of the Company's common stock. Subject to the limitations on the use of this prospectus described below, the list of "selling security holders" also includes persons who receive shares as a gift from a selling security holder, commonly known as donees, and persons who receive shares from a selling security holder as collateral to secure a loan, commonly known as pledgees, selling shares received from a named selling security holder after the date of this prospectus.

     All costs, expenses and fees incurred in connection with the registration of the shares offered by this prospectus will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling security holders. Sales of the shares may be made by selling security holders from time to time in one or more types of transactions, which may include block transactions, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. We are not aware of any selling security holders having entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling security holders.

     The selling security holders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling security holders or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. Such compensation as to a particular broker-dealer might be in excess of customary commissions.

     The selling security holders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling security holder, including in connection with distributions of the common stock by such broker-dealers. The selling security holders may enter into option or other transactions with broker-dealers that involve the delivery of their shares to the broker-dealers, who may then resell or otherwise transfer such shares.

     The selling security holders may also loan or pledge their shares to a broker-dealer and the broker-dealer may sell the shares so loaned or, upon a default, may sell or otherwise transfer the pledged shares.

     Certain selling security holders and any broker-dealers that act in connection with the sale of their shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify some of the selling security holders for liabilities they incur for selling their shares using this prospectus, including liabilities arising under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act.

     Because certain selling security holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, those selling security holders will be subject to the prospectus delivery requirements of the Securities Act. The anti-manipulative rules under the Securities Exchange Act, including Regulation M, may apply to their sales in the market.

     Selling security holders also may resell all or a portion of their common stock in open market transactions in reliance upon the SEC's Rule 144, provided they meet the criteria and conform to the requirements of such Rule.

     Upon our being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of such selling security holder's shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement or an amendment to this prospectus disclosing the name of each such selling security holder and of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold, the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and the other facts material to the transaction. In addition, upon our being notified by a selling security holder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     Sales of a substantial number of shares of the common stock in the public market by the selling security holders or even the potential of such sales could adversely affect the market price for our common stock, which could have a direct impact on the value of the shares being offered by the selling security holders.



                            SELLING SECURITY HOLDERS

     The following table sets forth the name of each selling security holder; the number of shares of common stock and the number of shares underlying the warrants, options and convertible debt beneficially owned by each selling security holder; the number of shares of common stock and the number of shares underlying the warrants, options and convertible debt offered for sale for each selling security holder's account; and the number of securities, and if 1% or more, the percentage of securities to be beneficially owned by each selling security holder after the offering's completion. The information set forth in the table below is as of January 31, 2002 and is based on information provided to us by the selling security holders. Because the selling security holders may sell all, a portion or none of their shares, no estimate can be made of the aggregate number of shares that may actually be sold by any selling security holder or that may be subsequently owned by any selling security holder.

     The shares offered by this prospectus may be sold from time to time by the selling security holders named below.



                                        SECURITIES BENEFICIALLY
                                        OWNED PRIOR TO OFFERING                                 SECURITIES OFFERED
                              ------------------------------------------ -------------------------------------------------------


                                                                                                                         TOTAL
                              CONVERTIBLE                       COMMON   CONVERTIBLE                         COMMON      SHARES
         NAME                    DEBT     WARRANTS   OPTIONS    STOCK        DEBT       WARRANTS  OPTIONS    STOCK     REGISTERED
         ----                 ----------- --------   -------  ---------- -----------    --------  -------  ---------   ----------
4 Seas, LLC(3)...........                                        200,000                                     200,000      200,000
Allman, Pierce M.(2).....                                         80,000                                      80,000       80,000
Atlas, Pearlman, Trop &                                           71,429                                      71,429       71,429
Borkson PA(4)(2).........
Baldwin, Glenn(3)........                                         48,000                                      48,000       48,000
Barretti, Philip(2)......                                        152,858                                     152,858      152,858
Bass, George T.(3).......                                         50,000                                      50,000       50,000
BEM Capital Partners,
LP(3)....................                                         40,000                                      40,000       40,000
Berkin, Larry(2).........                                        100,000                                     100,000      100,000
Boehme, Mark(3)..........                                         75,000                                      75,000       75,000
Boutcher, Daniel(3)......                                         33,500                                      33,500       33,500
Brown, Chris(3)..........                                         48,000                                      48,000       48,000
Brown, Larry(3)..........                                         19,200                                      19,200       19,200
Brodsky, Fred(3).........                                        480,000                                     480,000      480,000
Bruce, Carl and Tracie(3)                                          2,400                                       2,400        2,400
Cabe, Thomas(5)(2).......                                      6,720,800                                   6,720,800    6,720,800
Campbell, Matthew(3).....                                        250,000                                     250,000      250,000
Campbell, Norma H.(2)....                                         50,000                                      50,000       50,000
Carpenter, James R.(2)...                                         71,429                                      71,429       71,429
Craig, James E.(2).......                                         71,429                                      71,429       71,429
David, Leslie W.(3)......                                        191,429                                     191,429      191,429
Davis, James L.(3).......                                         50,000                                      50,000       50,000
Dews, Richard G.(6)(2)...                                        600,000                                     600,000      600,000
Dreher Living Trust
(7)(3)...................                                         60,000                                      60,000       60,000
EAI Partners, Inc.(8)....                                        860,910                                     860,910      860,910
Engenheiro, Marcel(3)....                                         25,000                                      25,000       25,000
FB Investment Club(2)....                                        200,000                                     200,000      200,000
Feldman, Richard(2)......                                        214,287                                     214,287      214,287
Fialkow, Frederick H.
(2)......................                                         71,429                                      71,429       71,429
Franklin, Janet(3).......                                         25,000                                      25,000       25,000
Franklin, John W.(3).....                                        960,000                                     960,000      960,000
Friedman, Richard 2).....                                        285,716                                     285,716      285,716
Frisco, William E.(3)....                                        100,000                                     100,000      100,000
Gellis, Henry(3).........                                        556,000                                     556,000      556,000
GHK Corporation(9)(2) ...                                      1,013,500                                   1,013,500    1,013,500
Gillette, John O.(3).....                                         50,000                                      50,000       50,000
The Glebe Group(9)(2) ..                                          40,000                                      40,000       40,000
Gray, George A.(3).......                                        208,000                                     208,000      208,000
Gray, Richard(10)(2)....                             250,000   2,395,000                          250,000  2,395,000    2,645,000
Gray, Richard & Carolyn                                          250,000                                     250,000      250,000
TTEES(3).................
Grover, Paul(3)..........                                          4,000                                       4,000        4,000
Haberman, James(2).......                                         71,429                                      71,429       71,429
Hefner, C.R., Jr.(2).....                                        580,000                                     580,000      580,000
Helfan, Robin(3).........                                         35,715                                      35,715       35,715
Helmbrist Investments
Ltd.(11)(3) .............                                         71,429                                      71,429       71,429
Henning, Han(2)..........                                        142,858                                     142,858      142,858
Innovative Research
Associates, Inc.(12)(3)..                                         35,000                                      35,000       35,000
Irish, Charles F., Jr.
(2)......................                                        120,000                                     120,000      120,000
Jackson, Reta(3).........                    5,000                25,000                  5,000               25,000       30,000
Jansson, Anders(2).......                                         71,429                                      71,429       71,429
Jess Turner, sole
proprietor d/b/a Delta
Traders(2)...............                                        200,000                                     200,000      200,000

                               SECURITIES
                              BENEFICIALLY
                              OWNED AFTER
         NAME                   OFFERING
         ----                 ------------
4 Seas, LLC(3)...........              0
Allman, Pierce M.(2).....              0
Atlas, Pearlman, Trop &                0
Borkson PA(4)(2).........
Baldwin, Glenn(3)........              0
Barretti, Philip(2)......              0
Bass, George T.(3).......              0
BEM Capital Partners,
LP(3)....................              0
Berkin, Larry(2).........              0
Boehme, Mark(3)..........              0
Boutcher, Daniel(3)......              0
Brown, Chris(3)..........              0
Brown, Larry(3)..........              0
Brodsky, Fred(3).........              0
Bruce, Carl and Tracie(3)              0
Cabe, Thomas(5)(2).......              0
Campbell, Matthew(3).....              0
Campbell, Norma H.(2)....              0
Carpenter, James R.(2)...              0
Craig, James E.(2).......              0
David, Leslie W.(3)......              0
Davis, James L.(3).......              0
Dews, Richard G.(6)(2)...              0
Dreher Living Trust
(7)(3)...................              0
EAI Partners, Inc.(8)....              0
Engenheiro, Marcel(3)....              0
FB Investment Club(2)....              0
Feldman, Richard(2)......              0
Fialkow, Frederick H.
(2)......................              0
Franklin, Janet(3).......              0
Franklin, John W.(3).....              0
Friedman, Richard 2).....              0
Frisco, William E.(3)....              0
Gellis, Henry(3).........              0
GHK Corporation(9)(2) ...              0
Gillette, John O.(3).....              0
The Glebe Group(9)(2) ..               0
Gray, George A.(3).......              0
Gray, Richard(10)(2)....         500,000/(1)
Gray, Richard & Carolyn                0
TTEES(3).................
Grover, Paul(3)..........              0
Haberman, James(2).......              0
Hefner, C.R., Jr.(2).....              0
Helfan, Robin(3).........              0
Helmbrist Investments
Ltd.(11)(3) .............              0
Henning, Han(2)..........              0
Innovative Research
Associates, Inc.(12)(3)..              0
Irish, Charles F., Jr.
(2)......................              0
Jackson, Reta(3).........              0
Jansson, Anders(2).......              0
Jess Turner, sole
proprietor d/b/a Delta
Traders(2)...............              0

                                        SECURITIES BENEFICIALLY
                                        OWNED PRIOR TO OFFERING                                 SECURITIES OFFERED
                              ------------------------------------------ -------------------------------------------------------


                                                                                                                         TOTAL
                              CONVERTIBLE                       COMMON   CONVERTIBLE                         COMMON      SHARES
         NAME                    DEBT     WARRANTS   OPTIONS    STOCK        DEBT       WARRANTS  OPTIONS    STOCK     REGISTERED
         ----                 ----------- --------   -------  ---------- -----------    --------  -------  ---------   ----------
Johnston, Lance(3).......                  240,000                                      240,000                           240,000
Karlin, Maurice J.(2)....                                         71,429                                      71,429       71,429
Korita, Eric(3)..........                                        150,000                                     150,000      150,000
Korita, Irving(3)........                                         50,000                                      50,000       50,000
Knighton, Maurice H.(3)..                                          8,000                                       8,000        8,000
Landau, Frances S. Trust
(13)(2)..................                                        214,287                                     214,287      214,287
Lay, H. Ward(2)..........                  160,000               800,000                160,000              800,000      960,000
Lee, Jiin Jen(2).........                                         71,429                                      71,429       71,429
Light, Larry & Bruce(2)..                                         71,429                                      71,429       71,429
MJ Capital Partners
(14)(2)..................                                        240,000                                     240,000      240,000
MT Partners, LP(15)......     9,800,000                        4,925,700   9,800,000                       4,925,700   14,725,700
MacPhee, Larry(3)........                   60,000                                       60,000                            60,000
Manchester, Jeffrey C.
(2)......................                                         96,429                                      96,429       96,429
Mannix, J. Stephen(3)....                                          8,000                                       8,000        8,000
Markowitz, Jeffrey(2)....                                        285,716                                     285,716      285,716
Mercury Fund No. 1, Ltd.
(16).....................    10,200,000                        5,214,800  10,200,000                       5,214,800   15,414,800
Meredith, Joy(3).........                    8,000                40,000                  8,000               40,000       48,000
Murfin, Steven J.(3).....                                         50,000                                      50,000       50,000
Myers, Mark C.(17)(2)....                            225,000     205,000                          225,000    205,000      430,000
Napolitani, Frank L.(3)..                                         10,000                                      10,000       10,000
Nisovoccia, Raymond(2)...                                         37,500                                      37,500       37,500
Noble Investment Company
(18)(3)..................                                        704,878                                     704,878      704,878
Norris, Darell F.(2).....                                        262,858                                     262,858      262,858
Norris Family Trust
(19)(2)..................                                         20,000                                      20,000       20,000
Overstreet, John V.(3)...                                         96,000                                      96,000       96,000
Passanante, Albert(3)....                                         37,500                                      37,500       37,500
Phoenix Energy Companies,
Inc.(5)..................                                      3,500,000                                   3,500,000    3,500,000
Plimpton, Leslie(3)......                                          2,400                                       2,400        2,400
Podesta, Jeffrey & Sofia
(3)......................                                        375,000                                     375,000      375,000
Podesta, Nicolas(2)......                                         50,000                                      50,000       50,000
Pollock, Thomas L. &
Barbara L.(3)............                                         35,714                                      35,714       35,714
Pyatt, Ken(3)............                                        150,000                                     150,000      150,000
Price, W. Christopher
(2)......................                                        125,000                                     125,000      125,000
Pyrenees Capital Ltd.
(20)(2)..................                                        142,858                                     142,858      142,858
Richards, Glenn and
Bernita(3)...............                   31,000               155,000                 31,000              155,000      186,000
Rothman, Norman(2).......                                         71,429                                      71,429       71,429
Rothman, Norman &
Caryl(2).................                                         71,429                                      71,429       71,429
Rowan, Marcus A.(21)(2)..                                      1,460,750                                   1,460,750    1,460,750
Russell Post Properties
(22)(2)..................                                         71,429                                      71,429       71,429
Schaufele, Louis J.(3)...                                         40,000                                      40,000       40,000
Schrock, Omer(2).........                                         71,429                                      71,429       71,429
Schubert, Dennis D.(3)...                                         35,715                                      35,715       35,715
Schwartz, Armond G., Jr.
(3)......................                                        120,000                                     120,000      120,000
Singer, Daniel(3)........                                          3,200                                       3,200        3,200
Sohm, Henry J.(3)........                                          6,000                                       6,000        6,000
Stallones W. Leighton &
Sandra S. TIC(3).........                                        100,000                                     100,000      100,000
Sterquel, JC(2)..........                                        322,500                                     322,500      322,500
SSJ Development, LLC(23)
(2)......................                                      5,000,000                                   5,000,000    5,000,000
Stoica, Mariana(3).......                                         50,000                                      50,000       50,000
Street Search Partners,
LP(3)....................                                        954,285                                     954,285      954,285
Swirsky, Benjamin(24)
(2)......................                                        197,500                                     197,500      197,500
TDF Management(25)(2)....                                         71,429                                      71,429       71,429
Technology Enablers Inc.
(2)......................                                        500,000                                     500,000      500,000
Van Burkleo Grantor Trust
(26)(2)..................                                         96,000                                      96,000       96,000
Vervack, James(3)........                                         50,000                                      50,000       50,000
Wahlin, Lars(3)..........                                        142,858                                     142,858      142,858
Watson, Deane C., Jr.(27)
(2)......................                                        675,000                                     675,000      675,000
Watson Family Trust(27)
(2)......................                                        300,000                                     300,000      300,000
Whiddon, Lonnie L.(2)....                                        480,000                                     480,000      480,000
Zhuang, Fei(2)...........                                         71,429                                      71,429       71,429
                              ----------  --------   -------  ----------  ----------    -------   ------- ----------   ----------
                              20,000,000   754,000   225,000  47,246,485  20,000,000    754,000   225,000 47,246,485   68,225,485




                              SECURITIES
                              BENEFICIALLY
                                 OWNED
                                  AFTER
         NAME                  OFFERING
         ----                  ---------
Johnston, Lance(3).......              0
Karlin, Maurice J.(2)....              0
Korita, Eric(3)..........              0
Korita, Irving(3)........              0
Knighton, Maurice H.(3)..              0
Landau, Frances S. Trust
(13)(2)..................              0
Lay, H. Ward(2)..........              0
Lee, Jiin Jen(2).........              0
Light, Larry & Bruce(2)..              0
MJ Capital Partners
(14)(2)..................              0
MT Partners, LP(15)......              0
MacPhee, Larry(3)........              0
Manchester, Jeffrey C.
(2)......................              0
Mannix, J. Stephen(3)....              0
Markowitz, Jeffrey(2)....              0
Mercury Fund No. 1, Ltd.
(16).....................              0
Meredith, Joy(3).........              0
Murfin, Steven J.(3).....              0
Myers, Mark C.(17)(2)....              0
Napolitani, Frank L.(3)..              0
Nisovoccia, Raymond(2)...              0
Noble Investment Company
(18)(3)..................              0
Norris, Darell F.(2).....              0
Norris Family Trust
(19)(2)..................              0
Overstreet, John V.(3)...              0
Passanante, Albert(3)....              0
Phoenix Energy Companies,
Inc.(5)..................              0
Plimpton, Leslie(3)......              0
Podesta, Jeffrey & Sofia
(3)......................              0
Podesta, Nicolas(2)......              0
Pollock, Thomas L. &
Barbara L.(3)............              0
Pyatt, Ken(3)............              0
Price, W. Christopher
(2)......................              0
Pyrenees Capital Ltd.
(20)(2)..................              0
Richards, Glenn and
Bernita(3)...............              0
Rothman, Norman(2).......              0
Rothman, Norman &
Caryl(2).................              0
Rowan, Marcus A.(21)(2)..        550,000/(1)
Russell Post Properties
(22)(2)..................              0
Schaufele, Louis J.(3)...              0
Schrock, Omer(2).........              0
Schubert, Dennis D.(3)...              0
Schwartz, Armond G., Jr.
(3)......................              0
Singer, Daniel(3)........              0
Sohm, Henry J.(3)........              0
Stallones W. Leighton &
Sandra S. TIC(3).........              0
Sterquel, JC(2)..........              0
SSJ Development, LLC(23)
(2)......................              0
Stoica, Mariana(3).......              0
Street Search Partners,
LP(3)....................              0
Swirsky, Benjamin(24)
(2)......................              0
TDF Management(25)(2)....              0
Technology Enablers Inc.
(2)......................              0
Van Burkleo Grantor Trust
(26)(2)..................              0
Vervack, James(3)........              0
Wahlin, Lars(3)..........              0
Watson, Deane C., Jr.(27)
(2)......................              0
Watson Family Trust(27)
(2)......................              0
Whiddon, Lonnie L.(2)....              0
Zhuang, Fei(2)...........              0
                               ---------
                               1,050,000

(1)  Less than 1%.

(2) The company reasonably believes that at the time the selling security holder acquired these securities, such selling security holder was an accredited investor. MigraTEC issued these securities in transactions not involving any public offering in reliance upon the exemption set forth in
     Section 4(2) of the Securities Act.

(3) The company reasonably believes that at the time the selling security holder acquired these securities, such selling security holder had sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the prospective investment and was able to bear the economic risk of the investment. The selling security holder had access to the type of information that would be contained in a registration statement (i.e. copies of the company's most recent quarterly report on Form 10-QSB, copies of the company's most recent annual report on Form 10-KSB and copies of the company's most recent prospectus) at the time such selling security holder acquired these securities. MigraTEC issued these securities in transactions not involving any public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

(4) The ultimate beneficial owners of these securities are Charles Pearlman and James Schneider.

(5) Thomas Cabe is the beneficial owner of more than 5% of our voting securities. Mr. Cabe is the President of Phoenix Energy Companies, Inc. and exercises voting control over the securities held by Phoenix Energy Companies, Inc.

(6) Richard G. Dews was an executive officer of the company at the time he acquired these securities.

(7)  The ultimate beneficial owner of these securities is Steve Dreher.

(8) The ultimate beneficial owner of these securities is Milton Barbaroush. EAI Partners, Inc. purchased these securities in the ordinary course of business upon the exercise of options which were acquired in a transaction not involving a public offering in reliance upon the exemption set forth in
     Section 4(2) of the Securities Act. At the time that EAI Partners, Inc. acquired the options to purchase the securities to be resold, EAI Partners, Inc. represented that it was an accredited investor and that it had the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in these securities. EAI Partners, Inc. confirmed that it was acquiring these securities for investment purposes only, for its own account, and not with a view to, or for resale in connection with, any distribution of the securities and that it had no agreement or other arrangement with any person or entity to sell, transfer or pledge any part of the securities and had no plans to enter into any such agreement or arrangement.

(9)  The ultimate beneficial owner of these securities is Robert S. May.

(10) Richard Gray currently serves as a director of the company. The shares of common stock include 100,000 shares held by Mr. Gray's spouse and 100,000 shares held by the Gray Family Trust, of which Mr. Gray is the trustee.

(11) The ultimate beneficial owner of these securities is E.M. Hershenfield.

(12) The ultimate beneficial owner of these securities is Thomas M. Dean.

(13) The ultimate beneficial owner of these securities is Theodore K. Landau.

(14) The ultimate beneficial owner of these securities is Thomas A. Montgomery.

(15) MT Partners, LP is the beneficial owner of more than 5% of our voting securities. Marshall B. Payne exercises voting and disposition power over these securities in his capacity as President of Cardinal Holding Corporation, the General Partner of MT Partners, LP. MT Partners, LP was an accredited investor that acquired these securities for investment purposes. MigraTEC issued these securities in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act and in reliance upon the safe harbor provided by Rule 506 of the Securities Act.

(16) Mercury Fund No. 1, Ltd. is the beneficial owner of more than 5% of our voting securities. Kevin C. Howe exercises voting and disposition power over these securities in his capacity as Manager of Mercury Management, LLC, the General Partner of Mercury Ventures, Ltd., which is the General Partner of Mercury Fund No. 1, Ltd. Mercury Fund No. 1, Ltd. was an accredited investor that acquired these securities for investment purposes. MigraTEC issued these securities in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act and in reliance upon the safe harbor provided by Rule 506 of the Securities Act.

(17) Mark C. Myers served as Chief Financial Officer and Secretary of the Company from April 1998 to January 2000.

(18) The ultimate beneficial owner of these securities is Nico Pronk.

(19) The ultimate beneficial owners of these securities are Darell F. Norris and Thordis M. Norris.

(20) The ultimate beneficial owner of these securities is Andre Desaulniers.

(21) Marcus A. Rowan served as a director of the company and chairman of the board from June 1997 through January 2000.

(22) The ultimate beneficial owner of these securities is Russell A. Post.

(23) 1,270,834 shares are held by SSJ Enterprises, an affiliate of SSJ Development LLC. The ultimate beneficial owner of these securities is Stephen S. Jemal.

(24) Benjamin Swirsky served as a director of the company form April 1998 through January 2000.

(25) The ultimate beneficial owner of these securities is Harrison Fortney.

(26) The ultimate beneficial owners of these securities are James and Dorinda Van Burkleo.

(27) Dean C. Watson, Jr. served as a director of the company from March 1998 through November 2000. Mr. Watson is the trustee and beneficiary of the Watson Family Trust, and is therefore the ultimate beneficial owner of the securities held by the Watson Family Trust.

                           PRICE RANGE OF COMMON STOCK


     Our common stock is quoted and traded on a limited and sporadic basis on the OTC Bulletin Board operated by The Nasdaq Stock Market, Inc. under the trading symbol "MIGR." The limited and sporadic trading does not constitute, nor should it be considered, an established public trading market for our common stock. The following table sets forth the high and low closing bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board, Nasdaq Trading and Market Services. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions. The approximate number of holders of record of our common stock on January 31, 2002 was 746.



                                     HIGH      LOW
                                     ----      ---
                2001
                First Quarter     $  0.7188  $  0.3281
                Second Quarter       0.8000     0.3000
                Third Quarter        0.5400     0.2500
                Fourth Quarter       0.4200     0.3100
                2000
                First Quarter        3.2813     0.2900
                Second Quarter       2.6875     0.7188
                Third Quarter        1.4688     0.8750
                Fourth Quarter       1.0156     0.2031
                1999
                First Quarter        0.5000     0.1150
                Second Quarter       0.4200     0.1450
                Third Quarter        0.3900     0.0950
                Fourth Quarter       0.3200     0.1700



                                 DIVIDEND POLICY

     We have not declared or paid any cash dividends or distributions on our common stock during the past two fiscal years or during 2001. For the foreseeable future, we expect to retain any earnings to finance the operation and expansion of our business. The declaration of dividends in the future will be determined by our board of directors based upon earnings, financial condition, capital requirements and other relevant factors.

     Pursuant to the shareholders' agreement between us and certain stockholders, dated as of January 25, 2000, we may not declare or pay dividends, or make any distribution with respect to, our capital stock without the approval of 70% of the members of our board of directors.

     Our agreement with MJ Capital Partners III, L.P., dated November 16, 1998, restricts our ability to declare or pay any dividends as long as any obligation under the agreement remains outstanding. Pursuant to an assignment and assumption agreement, dated as of January 26, 2001, MJ Capital Partners, III, L.P. assigned its rights and obligations under the agreement to BEM Capital Partners, L.P., leaving the provisions of the agreement unchanged.


                                 CAPITALIZATION

     The following sets forth our capitalization at September 30, 2001, excluding any proceeds from exercise of options or warrants related to shares registered in this registration statement:

     o    On an Actual Basis.


     o On a Pro Forma Maximum Currently Issuable basis which gives effect to the maximum number of shares that can be issued without exceeding the 9.9% limit on ownership of our common stock by Ironhead and using an average closing price of our common stock as of the most recent 22 trading day period (ended January 31, 2002). We will incur a 5% fee payable to GKN Securities related to the 11,392,088 shares of common stock issued under the equity line of credit plus a $1,000 escrow fee for each settlement date. This column includes estimated offering expenses of approximately $24,404.

     o As supplemental disclosure, the table also sets forth our capitalization on a pro forma basis as follows:

          Pro Forma Maximum Offering Assuming Resale - Assumes issuance of 28,242,815 shares (maximum issuable net of shares previously issued under the private equity line) of our common stock pursuant to the private equity line at an average exercise price per share of $0.33. Issuance of the maximum number of shares under the equity line assumes that Ironhead will resell a sufficient number of shares it purchases under the equity line which would create additional availability without exceeding the 9.9% limitation on Ironhead's ownership of our common stock. Management can give no assurance that the maximum number of shares or the maximum dollar amount will be issuable under the equity line. We will incur a 5% fee payable to GKN Securities related to the shares of common stock issued under the equity line of credit plus a $1,000 escrow fee for each settlement date. This column assumes 21 settlement dates and includes estimated offering expenses of approximately $24,404.


          Pro Forma Maximum Offering Assuming Resale as Adjusted - In addition to the same assumptions under Pro Forma Maximum Offering Assuming Resale, assumes conversion of the $2,500,000 of convertible promissory notes into 20,000,000 shares of our common stock at $0.125 per share. Provisions of this convertible promissory note include automatic conversion upon closing of a sale of our common stock in one or more transactions in which we receive aggregate proceeds of at least $5,000,000.

          Management can provide no assurance that Ironhead will resell a sufficient number of shares it purchases under the equity line to create additional availability such that at least $5,000,000 of aggregate proceeds will be realized by the Company.

This table should be read with our Financial Statements and the accompanying Notes.


                                                                                             SEPTEMBER 30, 2001
                                                                                          SUPPLEMENTAL DISCLOSURE
                                                                                     ---------------------------------
                                                                                        PRO FORMA         PRO FORMA
                                                                     PRO FORMA           MAXIMUM           MAXIMUM
                                                                      MAXIMUM           OFFERING          OFFERING
                                                                     CURRENTLY          ASSUMING       ASSUMING RESALE
                                                     ACTUAL           ISSUABLE           RESALE          AS ADJUSTED
                                                 --------------    --------------    --------------    --------------

Cash                                             $      753,788    $    4,307,478    $    9,581,532    $    9,581,532
Long-term debt and notes payable
    Current portion of long-term debt and
        Notes payable                                   344,915           344,915           344,915           344,915
    Long-term portion of notes payable                2,512,260         2,512,260         2,512,260            12,260

Preferred stock, $0.001 par value;
    50,000,000 shares authorized, none
    issued or outstanding                                    --                --                --                --
Common stock, $0.001 par value;
    Authorized-200,000,000 shares
    Actual-124,936,040 shares issued and
        115,071,591 outstanding
    Pro Forma Maximum Currently Issuable-
        136,328,128 shares issued and
        126,463,679 outstanding
    Pro Forma Maximum Offering
        Assuming Resale-153,178,855 shares
        issued and 143,314,406 outstanding
    Pro Forma Maximum Offering
        Assuming Resale As Adjusted-
        173,178,855 shares issued and
        163,314,406 shares outstanding                  124,936           136,328           153,179           173,179
Additional paid-in capital                           26,976,314        30,518,611        35,775,815        38,255,815
Subscription receivable                                (150,000)         (150,000)         (150,000)         (150,000)
Deferred stock compensation                            (940,000)         (940,000)         (940,000)         (940,000)
Treasury stock, at cost
    (9,864,449 shares)                               (1,777,891)       (1,777,891)       (1,777,891)       (1,777,891)
Accumulated deficit                                 (26,811,734)      (26,811,734)      (26,811,734)      (26,811,734)
                                                 --------------    --------------    --------------    --------------

    Total stockholders' equity (deficit)         $   (2,578,375)   $      975,314    $    6,249,369    $    8,749,369
                                                 ==============    ==============    ==============    ==============

    Fully Diluted Shares Outstanding                115,071,591       126,463,679       143,314,406       163,314,406
                                                 ==============    ==============    ==============    ==============

The foregoing table excludes the following shares:

          o 300,000 shares of common stock issuable upon exercise of stock options at a weighted average exercise price of $0.20 per share;

          o 5,185,854 shares of common stock available for issuance under MigraTEC's Long Term Incentive Compensation Plan at a weighted average exercise price of $0.48 per share;

          o 12,197,500 shares of our common stock issuable upon exercise of stock options granted to officers, directors and former officers and directors at a weighted average price of $0.28, and

          o 1,413,200 shares of common stock issuable upon the exercise of warrants at a weighted average exercise price of $0.30 per share in connection with various financings and private placements of stock.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The purpose of the following discussion and analysis is to explain the major factors affecting MigraTEC's results of operations and variance of results between periods. The following discussion of MigraTEC's financial condition and results of operations should be read along with the financial statements and notes to the financial statements included in this prospectus.

     Management believes that the net loss for the year ended December 31, 2000 was primarily due to the Company's focus on development activities which did not produce significant revenue but which, nevertheless, allowed MigraTEC to significantly develop its upgraded 32 to 64-bit migration technology, as well as enhance other automated migration tools. Management believes that these development activities are directly responsible for the Company being able to declare its 64Express(TM) product line (which automates the migration of software from 32-bit to 64-bit environments) generally available for purchase in October 2000 and to market its new 32Direct(TM) series of products (which facilitates the migration of software from one 32-bit environment to another, i.e. platform to platform), aimed at the cross platform migration market, as of April 2001.


     Management believes that the net loss for the quarter ended September 30, 2001 was due primarily to the fact that the Company's expenses associated with continued development efforts and growing sales and marketing efforts significantly exceeded the Company's revenues. Management expects that this will continue into the first quarter of 2002.


     MigraTEC currently has seven marketable products, all of which comprise its 32Direct(TM) and 64Express(TM) product lines. These products include:
32Direct(TM) Solaris to NT, 32 Direct(TM) Solaris to AIX, 32Direct(TM) Solaris to Linux, VA Direct(TM) 4.3 to 5.0, 64Express(TM) to Itanium/Windows, 64Express(TM) to Itanium/Linux and 64Express(TM) to Itanium/AIX 5L. Approximately three out of seven of the Company's marketable products facilitate the use of the Intel(R) Itanium(TM) 64-bit processor: 64Express(TM) to Itanium/Windows, 64Express(TM) to Itanium/Linux and 64Express(TM) to Itanium/AIX 5L.

     With respect to development, the Company's development requirements decreased overall by approximately forty-percent during the second quarter of 2001. Therefore, the Company reduced its development staff and resources proportionately. This decrease was due primarily to the Company's completion of the majority of the development on its 64Express(TM) product line in the second half of 2000. The remaining development efforts relating to 64Express(TM) focus on enhancing functionality and fine-tuning the performance of the product line. The Company initially released its second major product line, 32Direct(TM), in the beginning of the second quarter of 2001. Both 64Express(TM) and 32Direct(TM) are available for sale today. However, the Company's development focus continues to be on the 32Direct(TM) product line, researching and adding new migration paths and increasing functionality as market demand warrants. The Company continues to research other potential uses for its core technology to determine the feasibility of customizing this technology and creating additional software products.

     On April 17, 2000, subsequent to over six months of testing of MigraTEC's 32 to 64-bit upgrade technology by Intel, MigraTEC entered into a software license agreement with Intel. Under the terms of the agreement, MigraTEC granted a royalty-free license to use its migration software products to Intel for internal use. The license is perpetual, but may be terminated by MigraTEC after 12 months upon 90 days' notice. The agreement allows Intel to use MigraTEC's technology at Intel's Application Support Centers to educate independent software vendors on the use and application of the technology. Under the agreement, the Company implemented a non-contractual, non-exclusive and non-binding joint marketing plan with Intel related to the introduction and dissemination of MigraTEC's technology. The joint marketing plan includes website links, training, press releases, industry event participation and testimonials. Intel recently confirmed its commitment to market MigraTEC's automated migration software to its customers and has made the Company's 64Express(TM) products available for trial use on its website. The Company will not receive any revenues from the Intel agreement.

     In May 2000, MigraTEC entered into a consulting agreement with Dell to provide migration technology expertise, migration process expertise, process consultation services and Migration Workbench(TM) technology to a minimum of ten Dell precision Workstation independent software vendors and customers. This agreement provides these independent software vendors and customers the opportunity to upgrade, without charge, one initial software application to the 64-bit Intel(R) Itanium(TM) platform using MigraTEC's technology. Pursuant to the agreement, the Company has received revenues of approximately $245,000, the total amount of consideration to which it is entitled under the agreement. However, these initial applications represent only a small fraction of the total code needing to be migrated. MigraTEC believes that as these independent software vendors and customers experience the capabilities of MigraTEC's products and services to effectively migrate software code, the Company will have the opportunity to contract with these independent software vendors and customers to upgrade a significant number of additional applications. In fact, the Company has already realized revenues from products and services provided to certain of these independent software vendors and customers outside the of the scope of the initial Dell consulting agreement. Subsequent to the initial consulting agreement with Dell, the Company entered into a referral agreement with Dell pursuant to which the Dell Technology Consulting Services Group will refer, to MigraTEC, customers seeking to move their mission-critical computing operations to the 64-bit Intel Itanium computing platform and operating systems supported by Dell such as Windows and Linux.

     During the second quarter of 2000, MigraTEC also began working with IBM's Monterey development team to adapt MigraTEC's software migration technology to provide an automated path for migrating 32-bit applications to the 64-bit AIX 5L environment. AIX 5L (formerly known as Monterey) is the name of IBM's advanced operating system that operates on a 64-bit processor. In the summer of 2001, IBM made the decision to discontinue support for AIX 5L on Itanium. Nevertheless, management believes that this was the first step in introducing MigraTEC's software migration technology to IBM's independent software vendors and the UNIX marketplace because as a result of the initial interaction with IBM we have now been introduced to other segments of IBM and are now working within a number of organizations to facilitate IBM's success in the Linux market by helping them reduce the cost of moving applications for customers to IBM Linux based machines.

     The demand for MigraTEC's flagship 64Express(TM) migration products and services largely depends on the successful market introduction and acceptance of Intel Corporation's 64-bit chips, the first generation of which is known as Itanium. Intel announced the future availability of Itanium in late May 2001 and as a result, many hardware original equipment manufacturers ("OEMs"), such as Dell, Compaq and Hewlett-Packard, revealed plans to ship products incorporating the Itanium technology in the third quarter of this year. Initial shipments have begun, however management believes that the systems are moving slowly. Additionally, Compaq announced, during the second quarter, its plans to phase out use of the 64-bit Alpha technology in favor of Itanium. Management believes that this announcement strengthens Itanium's bid to be the frontrunner in the 64-bit computing revolution. However, due to a slowing economy and the extremely modest promotion of Itanium-based technology to date by Intel, market demand for technology and services that facilitate the use of Itanium, such as MigraTEC's 64Express(TM) product line, has been slow to develop and is expected to remain so into the beginning of 2002.


     Additional factors contribute to the delayed market demand for the Company's 64Express(TM) products and related services. First, while management believes that Intel's initial shipments of Itanium will go to tier two independent software vendors ("ISVs") who will then begin the process of making their software 64-bit compliant, tier two vendors are generally focused on the release of Microsoft's Windows 64-bit server operating system to trigger their migration. Introduction of Microsoft's 64-bit operating system is not expected until the first half of 2002. Management believes that the larger OEMs will start advertising Itanium related systems heavily once the Windows 64-bit operating system is available and that market demand for MigraTEC's products and services will increase at that time. Second, while management believes that corporate America owns a significant majority (approximately 90%) of the code eligible for migration to the new 64-bit technology using the Company's migration products and services, management also believes that many businesses will wait to adopt the new 64-bit technology until Intel's second generation 64-bit chip, known as McKinley, becomes available. The introduction of McKinley is currently scheduled for the second quarter of 2002, thereby delaying the demand for MigraTEC's 64Express(TM) products and services accordingly.


     Given this market outlook, the Company continues to focus on working with OEMs to identify ISVs adopting the 64-bit technology now and assisting those ISVs with their migrations. In an effort to help OEMs put initiatives in place to meet market demands, MigraTEC has completed a series of proof of concept projects with leading OEMs whereby their engineers tested the Company's migration products while performing sample software migrations. The primary objectives of these projects were to demonstrate the capability of MigraTEC's technology, quantify the performance improvement and value added of the Company's technology, and build support for strengthening relationships between MigraTEC and the leading OEMs. Each of the projects has been deemed a success as the average productivity enhancement for an engineer that participated in a project was well in excess of 700%.

     As a result of the successful proof of concept projects, several OEMs have asked the Company to bid on migration projects within their respective customer bases. These bids, involving both 32-bit to 64-bit and cross platform migrations, encompass two revenue generating phases. Phase one is an assessment phase in which the customer pays to have the Company deliver an estimation of the complexity and duration of the specified migration project. Phase two is the actual migration of the customer's code to a new platform or operating system. Management expects that the Company will be awarded some of these projects, enabling the Company to start generating more revenue during the fourth quarter of 2001 and 2002. Management also expects that the number of such bid opportunities and resulting assessments and projects will grow in the ensuing quarters.


     The Company is also working to position its migration technology, both 64-bit and cross platform, in such a manner that the professional service organizations engaged to perform the majority of software migrations (cross platform and/or 32-bit to 64-bit) will utilize MigraTEC's automated migration products as opposed to performing such migrations manually.

     Additionally, in light of the success of the proof of concept projects conducted to date, increased bid opportunities, and the anticipated growing market demand for migration assistance, the Company continues to negotiate agreements with various OEMs and tier one ISVs to provide migration services and group-wide licenses for the use of MigraTEC's migration technology.

YEAR ENDED DECEMBER 31, 2000, COMPARED TO YEAR ENDED DECEMBER 31, 1999

Revenues

     During 2000, MigraTEC's revenues decreased by approximately 78% to $201,500, compared to $905,179 for 1999. Management believes that this decrease is attributable to MigraTEC shifting its strategic focus from selling Y2K products in 1999 to development of its new technology. During 2000, revenues from the Company's most significant customers, Dell and Centura Software Corporation, accounted for 83% and 11%, respectively, of the Company's total revenues.

Operating Expenses

     MigraTEC's total operating expenses increased by approximately 58% to $6,595,313 during 2000, compared to $4,178,175 for 1999.

     The majority of MigraTEC's costs and expenses are related to compensation costs. MigraTEC's operating expenses were higher in 2000 as compared to 1999 because MigraTEC employed an average of 38 individuals during 2000, as compared to an average of 26 individuals in 1999.

     Costs of revenues decreased approximately 65% to $50,173 during 2000, as compared to $141,650 for 1999. Costs of revenues in 2000 and 1999 consist of personnel costs and benefits directly attributable to the associated revenues. This decrease is a result of MigraTEC's change in focus from selling and servicing its Y2K products to selling and marketing its software migration technology.

     Selling and marketing expenses increased approximately 260% to $1,021,142 during 2000, as compared to $283,491 for 1999. This increase was the result of MigraTEC adding an average of 3 individuals to its selling and marketing staff in 2000. This represents an increase of 78% over 1999 staffing levels. Increased staffing was necessary to market its software migration technology. In 2000, MigraTEC incurred expenses of approximately $371,000 for marketing and market research to determine the scope and magnitude of the market for MigraTEC's software migration technology. This represents an increase of approximately $344,000 over 1999.

     Research and development expenses increased approximately 64% to $2,434,125 during 2000, as compared to $1,485,281 for 1999. This increase was the result of MigraTEC adding an average of 9 individuals to its research and development staff in 2000. This represents an increase of 66% over 1999 staffing levels. Additional staffing was necessary to continue development of its software migration technology.

     General and administrative expenses increased 36% to $3,089,873 during 2000, as compared to $2,267,753 for 1999. The increase in general and administrative expenses in 2000, as compared to 1999, was due to increases in:

     o    insurance, which increased $106,294;

     o    director fees, which increased $82,500;

     o    legal and accounting fees, which increased $362,129; and

     o    stockholder meeting expenses, which increased $84,290.



     In 2000 MigraTEC issued options to purchase an aggregate of 12,185,382 shares of common stock to directors, officers and employees, some of which have exercise prices less than the market value at the date of grant. The aggregate excess of the market value as compared to the exercise price at the date of grant was deferred and will be amortized as compensation expense over the respective vesting periods. The amount amortized as compensation expense in 2000 was $1,147,604. This total was expensed $1,014,271, $100,000 and $33,333 to general and administrative, selling and marketing and research and development costs, respectively. In 1999, MigraTEC did not issue any stock options to directors, officers or employees which were exercisable at prices below market value at the date of grant, and MigraTEC did not have any deferred compensation expense from previous grants. In August 1999, MigraTEC entered into a stock option agreement in settlement and replacement of a prior stock option agreement entered into by MigraTEC and EAI Partners, Inc. and recorded an expense of $706,500 which was included in general and administrative expenses. MigraTEC did not incur any similar expense in 2000.

Interest and Financing Expense

     MigraTEC's interest and financing expense increased to $3,863,615 during the year ended December 31, 2000, as compared to $415,292 for 1999. Interest expense increased to $3,828,685 during 2000, as compared to $228,299 for 1999. In 2000, the Company recorded $3,750,000 of interest expense in accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." The expense recorded relates to the convertible secured promissory notes payable and related warrants issued with a conversion price below the market price of the Company's common stock at the date of issuance. Financing fees decreased 81% to $34,930 during 2000, as compared to $186,993 for 1999. Financing fees in 1999 represent the amortized portion of fees paid in connection with issuance of debt in prior years. This debt was converted into common stock of the Company in 1999.

Other Net Income

     Other net income in 2000 was $64,298, as compared to $279 in 1999. In 2000, MigraTEC was able to invest in short-term interest bearing investments using funds received from the $3,750,000 convertible secured promissory notes issued in the first and second quarters of 2000.

Provision for Income Taxes

     As a result of operating losses for 2000 and 1999, MigraTEC has not had a federal income tax obligation. During the year ended December 31, 2000, MigraTEC incurred a net operating loss for federal tax purposes of approximately $9,470,000. No tax benefit has been recorded due to the uncertainty that the Company will generate sufficient taxable income during the carry forward period to realize the benefit of the net deferred tax asset. The net operating loss carryover for the year ended December 31, 2000 will expire in 2015. MigraTEC has aggregate net operating loss carry forwards for federal tax purposes totaling approximately $19,649,000, which will expire between 2011 and 2015.

Extraordinary Items

     In 1999, MigraTEC incurred a loss of $496,069 related to the restructuring of MigraTEC's senior secured promissory notes. These notes were in default at maturity in 1999. MigraTEC successfully restructured this debt by converting such notes into MigraTEC common stock at $0.125 per share. Additionally, the exercise price for warrants associated with this debt was reduced from $0.35 per share to $0.20 per share, and the expiration date was extended one year to July 2001.

Net Loss

     For the year ended December 31, 2000, MigraTEC incurred a net loss of $10,193,130 or $0.13 per share, as compared to a net loss of $4,184,078 or $0.08 per share for the year ended December 31, 1999.

Liquidity and Capital Resources

     Net cash used by operating activities was $5,097,689 for 2000, which resulted from the operating loss, decreased principally by non-cash charges of $5,095,441. This compares to net cash used by operating activities of $2,339,753 for 1999, which resulted from the operating loss decreased principally by non-cash charges of $1,844,325.

     At December 31, 2000, MigraTEC had a net working capital deficit of $772,853, compared to a net working capital deficit of $1,394,471 at December 31, 1999.

     At December 31, 2000, MigraTEC had cash of $242,254 and $15,000 in outstanding accounts receivable, compared to cash of $1,417 and $160,700 in outstanding accounts receivable at December 31, 1999.

     At December 31, 2000, MigraTEC's outstanding obligations under notes payable totaled $4,344,523 as compared to $981,916 at December 31, 1999. The Company's outstanding obligations under notes payable as of December 31, 2000 and December 31, 1999 are summarized below.


                         NOTES PAYABLE                            DECEMBER 31, 2000   DECEMBER 31, 1999
                         -------------                            -----------------   -----------------

Notes payable to an officer, dated November 12 and 15, 1999, bearing interest at 10% per annum, due upon demand, paid
January 2000. Pursuant to a short-term convertible loan and
services agreement, the note holder was issued a two-year
warrant to purchase 3,500 shares of common stock at $0.01
per share in 1999 and an additional 3,500 shares in 2000.           $     --              $ 35,000

Note payable to a director of the Company, net of
unamortized discount of $1,638, bearing interest at 10% per
annum, due and paid in February 2000. The note holder was
issued a two-year warrant to purchase 50,000 shares of
common stock at $0.01 per share.                                          --                23,362

Note payable to an Mercury Fund No. 1, Ltd. in the amount of
$565,000, dated December 1, 2000, with interest varying
between 0% and 10%, due the earlier of December 1, 2001 or
upon the occurrence of a qualified financing transaction,
collateralized by all assets owned or thereafter acquired,
subject to collateral rights of notes dated December 4 and
28, 1998, January 4 and 27, 1999 and January 25, 2000. Upon
the occurrence of a qualified financing transaction, the
Company has the option to require the note holder to
exercise warrants issued with the convertible note dated
January 25, 2000.                                                    565,000                    --

Convertible note payable to Mercury Fund No. 1, Ltd. in the
amount of $1,775,000, dated January 25, 2000, without
interest, due January 24, 2003, collateralized by all assets owned or thereafter acquired, subject to collateral rights
of notes dated December 4 and 28, 1998 and January 4 and 27,
1999. Such note is convertible at any time on the basis of
one share of common stock for each $0.125 in principal
amount of the note outstanding at the time of conversion.
The note automatically converts into shares of common stock
on the terms described above, upon the earlier of either the closing of a sale of the Company's common stock, preferred
stock or issuance of debt with equity features in one or
more related transactions in which the Company receives
aggregate proceeds of at least $5,000,000, or the first
trading day following a period of 90 consecutive trading
days, during which the closing sale price of the Company's
common stock has been in excess of $1.25.                          1,775,000                    --

Convertible note payable to MT Partners, L.P. in the amount
of $1,975,000, dated January 25, 2000, without interest, due
January 24, 2001, collateralized by all assets owned or
thereafter acquired, subject to collateral rights of notes
dated December 4 and 28, 1998 and January 4 and 27, 1999.
Such note is convertible at any time on the basis of one
share of common stock for each $0.125 in principal amount of the note outstanding at the time of conversion. The note
automatically converts into shares of common stock on the
terms described above, upon the earlier of either the
closing of a sale of the Company's common stock, preferred
stock or issuance of debt with equity features in one or
more related transactions in which the Company receives
aggregate proceeds of at least $5,000,000, or the first
trading day following a period of 90 consecutive trading
days, during which the closing sale price of the Company's
common stock has been in excess of $1.25.                          1,975,000                    --

                         NOTES PAYABLE                            DECEMBER 31, 2000   DECEMBER 31, 1999
                         -------------                            -----------------   -----------------

Various one-year notes payable, net of unamortized discount
of $19,159, bearing interest at 10% per annum, due in
February and March 2000, paid in February 2000. Note holders were issued two-year warrants to purchase an aggregate of
585,000 shares of common stock at $0.01 per share.                 $       --           $  273,341

Notes payable to MJ Capital Partners III, L.P. (assigned to
BEM Capital Partners, Inc. in January 2001) in the aggregate amount of 250,000, dated December 4 and December 28, 1998
and January 4 and 27, 1999, bearing interest at 16% per
annum, collateralized by all assets owned or thereafter
acquired. Modified, extended and renewed February 1, 1999
bearing interest at 16% per annum, repayable with monthly
installments of principal and interest totaling $31,000 with a final maturity of December 31, 1999. Modified, extended
and renewed October 31, 1999 bearing interest at 16% per
annum, repayable with monthly installments of principal and
interest totaling $21,100 with a final maturity of December
31, 2000. In connection with the modification, the note
holder was issued two-year warrants to purchase 100,000
shares of common stock at $0.01 per share and 100,000 shares
of common stock at $0.20 per share.                                      958               232,545

Note payable to an investor, dated December 23, 1999,
bearing interest at 16% per annum, due January 23, 2000,
paid in January 2000.                                                     --               100,000

Note payable to an investor, dated December 13, 1999,
bearing interest at 16% per annum, due December 31, 1999,
paid in January 2000. The note holder was issued a two-year
warrant to purchase 10,000 shares of common stock at $0.01
per share.                                                                --               100,000

Note payable to an investor, dated July 29, 1999, bearing
interest at 16% per annum, due upon demand with an option to renew monthly with payment of interest and monthly
commitment fee of $2,000. Beginning in September 1999
two-year warrants issued upon each renewal for 10,000 shares of the Company's common stock at $0.01 per share, paid
January 2000.                                                             --               100,000

Note payable to a former employee in the amount of $68,250,
dated March 3, 1998, bearing interest at 14%, payable in
monthly installments of $1,000, due December 10, 2003.                28,565                36,165

Note payable to a third party, as settlement of suit, dated
October 28, 1998, payable in monthly installments of $2,000
with a final maturity of October 1, 2000.                                 --                20,000

Note payable to a consultant for services, dated October 1,
1999, bearing interest at 16% per annum, due and paid
January 31, 2000. The note holder was issued a two-year
warrant to purchase 6,150 shares of common stock at $0.01
per share.                                                                --                61,503

     During 2000, MigraTEC received net proceeds of $5,517,070 from financing activities consisting of $2,177,108 in connection with the issuance of common stock, and $4,315,000 in proceeds from long and short-term loans from Mercury Fund No. 1, Ltd. and MT Partners, L.P., which loans are described above. The cash proceeds were offset by $975,038 expended for the repayment of principal of short-term loans from various investors, directors, an officer and obligations under capital leases. During 1999, the Company received net proceeds of $2,423,435 from financing activities consisting of $1,738,197 in connection with the issuance of common stock, and $923,206 in proceeds from short-term loans from various investors, directors and an officer, which loans are described above. The cash proceeds were offset by $237,968 expended for the repayment of principal of short-term loans from various investors, directors, an officer and obligations under a capital lease.

     In January 2000, MigraTEC entered into a private placement agreement that has provided it with $3,750,000, which is the maximum funding under this agreement. MigraTEC plans to raise additional capital in 2001 to fund expanded sales and marketing as well as development efforts and other normal operating costs.

THREE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2000

Revenues

         The Company's revenues consist of consulting services revenues and software maintenance and support revenues. For the third quarter ended September 30, 2001, the Company's revenues decreased to $54,150, as compared to $63,000 for the third quarter ended September 30, 2000. Revenues in the third quarter of 2001 consisted of $53,500 and $650 from consulting services and software maintenance fees, respectively, whereas, in the third quarter of 2000 revenues consisted of $60,000 and $3,000 from consulting services and software maintenance fees, respectively. Software maintenance fees in the third quarter of 2001 and 2000 resulted from 2000 sales which were deferred to future periods.

Costs And Expenses

         The Company's total costs and expenses decreased 26% to $1,274,159 during the third quarter of 2001, as compared to $1,712,915 for the third quarter of 2000.

         The majority of the Company's costs and expenses are related to personnel costs. The Company's operating expenses were lower in the third quarter of 2001 as compared to the third quarter of 2000 because the Company employed an average of 30 individuals during the third quarter of 2001, as compared to an average of 41 individuals in the third quarter of 2000.

         Costs of revenues during the third quarter of 2001 were $44,725, as compared to $22,052 for 2000. Costs of revenues are comprised of salaries and benefits and such costs are proportional to the revenues produced in both periods.

         Selling and marketing expenses decreased 35% to $240,881 during the third quarter of 2001, as compared to $370,364 for the third quarter of 2000. This decrease is a result of the Company decreasing its advertising and market research budget to focus on development of established relationships with OEMs and ISVs.

         Research and development expenses decreased 50% to $336,008 during the third quarter of 2001, as compared to $669,997 for the third quarter of 2000. This decrease is due primarily to the Company's initial migration products becoming more fully developed. In future periods the Company will continue to incur research and development expenses in order to expand the Company's current product line and to continue to develop new products.

         General and administrative expenses increased to $652,545 during the third quarter of 2001, as compared to $650,502 for the third quarter of 2000.

         In prior periods, the Company issued options to purchase shares of common stock to directors, officers and employees, some of whom have exercise prices equal to less than the fair market value at the date of grant. The aggregate excess of the fair market value as compared to the exercise price at the date of grant was deferred and is being amortized as compensation expense over the respective vesting periods. The amount amortized as compensation expense in the third quarter of 2001 was $170,938, as compared to $204,688 for the third quarter of 2000. This compensation expense was allocated $160,938 and $10,000 to general and administrative costs and research and development costs, respectively, in the third quarter of 2001, whereas, in the third quarter of 2000, such compensation expense was allocated $160,938 and $43,750 to general and administrative costs and selling and marketing costs, respectively.

Interest and Financing Expenses

         The Company's interest and financing expenses increased to $71,424 during the third quarter of 2001, as compared to $10,315 for the third quarter of 2000. Interest expense increased to $19,824 during the third quarter of 2001, as compared to $10,315 for the third quarter of 2000. In the third quarter of 2001 as compared to 2000, the Company had a greater amount of interest bearing debt outstanding with interest rates ranging from 4 1/2 % to 15%.

         Financing fees increased to $51,600 during the third quarter of 2001, as compared to $0 for the third quarter of 2000 due to working capital requirements. Such fees included $44,000 incurred in connection with options granted to EAI, and $7,600 incurred in connection with warrants granted to The Glebe Group.

Other Income

         Other income in the third quarter of 2001 decreased to $6,337, as compared to $24,666 in the third quarter of 2000. In 2000, the Company was able to invest in short-term interest-bearing investments using funds received from the private financing of $3,750,000 received in the first and second quarters of 2000, whereas, in the third quarter of 2001, the Company did not have similar balances of excess cash to invest.

Provision For Income Taxes

         As a result of operating losses for 2001 and 2000, the Company did not incur a federal income tax obligation for the third quarter ended September 30, 2001. No tax benefit was recorded during the third quarter of 2001 due to the uncertainty that sufficient taxable income will be generated during the carry forward period to realize the benefit of the net deferred tax asset. The carry forward period will expire in 2016.

Net Loss

         For the third quarter ended September 30, 2001, the Company incurred a net loss of $1,285,096, or $0.01 per share, as compared to a net loss of $1,635,564, or $0.02 per share, for the third quarter ended September 30, 2000.

NINE MONTHS ENDED SEPTEMBER 30, 2001, COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2000

Revenues

         The Company's revenues consist of consulting services revenues and software maintenance and support revenues. For the nine months ended September 30, 2001, the Company's revenues increased to $183,783, as compared to $69,000 for the nine months ended September 30, 2000. Revenues in 2001 consisted of $181,833 and $1,950 from consulting services and software maintenance fees, respectively, whereas, in 2000 revenues consisted of $60,000 and $9,000 from consulting services and software maintenance fees, respectively. Software maintenance fees for the nine months ended September 30, 2001 and 2000 resulted from 2000 sales that were deferred to future periods.

Costs And Expenses

         The Company's total costs and expenses decreased 3% to $4,998,604 during the nine months ended September 30, 2001, as compared to $5,160,270 for the nine months ended September 30, 2000.

         The majority of the Company's costs and expenses are related to personnel costs. The Company's operating expenses remained relatively consistent during the nine months ended September 30, 2001 as compared to the nine months ended September 30, 2000 because the Company employed an average of 37 individuals during both periods.

         Costs of revenues during the nine months ended September 30, 2001 were $51,408, as compared to $22,052 for the nine months ended September 30, 2000. In 2001, the Company completed four consulting services engagements, whereas in 2000 the Company had only one engagement.

         Selling and marketing expenses increased 38% to $1,017,638 during the nine months ended September 30, 2001, as compared to $736,039 for the nine months ended September 30, 2000. This increase is a result of the Company aggressively marketing its software migration technology with advertising and promotional activities in media and trade show formats during the first six months of 2001.

         Research and development expenses decreased 29% to $1,285,716 during the nine months ended September 30, 2001, as compared to $1,820,978 for the nine months ended September 30, 2000. This decrease is due primarily to the Company's initial migration products becoming more fully developed. In future periods the Company will continue to incur research and development expenses in order to expand the Company's current product line and to continue to develop new products.

         General and administrative expenses increased 5% to $2,643,842 during the nine months ended September 30, 2001, as compared to $2,527,201 for the nine months ended September 30, 2000. Between 2001 and 2000, general and administrative expenses varied as follows:

         o In 2001, the Company hired individuals and incurred infra-structure costs to establish a migration group and a software solutions group for the purpose of providing consulting services to customers. The costs associated with these two groups consisted primarily of salary and benefit expenses which aggregated $387,363. No such costs were incurred in 2000.

         o Insurance costs increased $64,113 in 2001, as compared to 2000.

         o Costs associated with the Company's 401(k) plan increased $7,936 in 2001, as compared to 2000, as a result of the Company changing plan administrators.


         o Deferred stock compensation decreased $320,104 in 2001, as compared to 2000.


         o Legal and accounting expenses decreased $135,554 in 2001, as compared to 2000.

         o Office rent expense increased $42,194 in 2001, as compared to 2000.

         In prior periods, the Company issued options to purchase shares of common stock to directors, officers and employees, some of whom have exercise prices equal to less than the fair market value at the date of grant. The aggregate excess of the fair market value as compared to the exercise price at the date of grant was deferred and is being amortized as compensation expense over the respective vesting periods. The amount amortized as compensation expense during the nine months ended September 30, 2001 was $557,396, as compared to $909,584 for 2000. This compensation expense was allocated $482,813, $44,583 and $30,000 to general and administrative costs, selling and marketing costs, and research and development costs, respectively, in 2001, whereas, in 2000, such compensation expense was allocated $802,917 and $106,667 to general and administrative costs and selling and marketing costs, respectively.

Interest and Financing Expenses

         The Company's interest and financing expenses decreased to $172,639 during the nine months ended September 30, 2001, as compared to $3,856,977 for the nine months ended September 30, 2000. Interest expense decreased to $56,303 during 2001, as compared to $3,825,962 for 2000. During the nine months ended September 30, 2000, the Company recorded $3,750,000 of interest expense in accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." The expense recorded relates to the convertible secured promissory notes payable and related warrants issued with a conversion price below the market price of the Company's common stock at the date of issuance. No similar expense was incurred during the nine months ended September 30, 2001.

         Financing fees increased to $116,336 during the nine months ended September 30, 2001, as compared to $31,015 for the nine months ended September 30, 2000, due to additional working capital requirements.

Other Income

         Other income during the nine months ended September 30, 2001 decreased to $7,043, as compared to $58,610 for the nine months ended September 30, 2000. In 2000, the Company was able to invest in short-term interest-bearing investments using funds received from the private financing of $3,750,000 received in the first and second quarters of 2000, whereas in 2001, the Company did not have similar balances of excess cash to invest.

Provision For Income Taxes

         As a result of operating losses for 2001 and 2000, the Company did not incur a federal income tax obligation for the nine months ended September 30, 2001. No tax benefit was recorded during 2001 due to the uncertainty that sufficient taxable income will be generated during the carry forward period to realize the benefit of the net deferred tax asset. The carry forward period will expire in 2016.

Net Loss

         For the nine months ended September 30, 2001, the Company incurred a net loss of $4,980,417, or $0.05 per share, as compared to a net loss of $8,835,637, or $0.11 per share, for the nine months ended September 30, 2000.

LIQUIDITY AND CAPITAL RESOURCES

         Net cash used for operating activities was $3,993,963 for the nine months ended September 30, 2001 as compared to $3,864,507 for the nine months ended September 30, 2000, which resulted from the operating loss, decreased by net changes in assets and liabilities and non-cash expenses and income of $986,454 in 2001 and $4,971,130 in 2000.

          As of September 30, 2001, the Company had a net working capital deficit of $236,848, as compared to a net working capital deficit of $773,858 at December 31, 2000.

         As of September 30, 2001, the Company had cash of $753,788 and $50,000 in outstanding accounts receivable, compared to cash of $242,254 and $15,000 in outstanding accounts receivable at December 31, 2000.

         As of September 30, 2001, the Company's outstanding obligations under notes payable totaled $2,857,175 as compared to $4,344,523 at December 31, 2000. The Company's outstanding obligations under notes payable as of September 30, 2001 and December 31, 2000 are summarized below.

                      Notes Payable                                  SEPTEMBER 30, 2001   DECEMBER 31, 2000
                      -------------                                  ------------------   -----------------

Note payable to Mercury Fund No. 1, Ltd. in the amount of
$565,000, dated December 1, 2000, with interest varying
between 0% and 10%, due the earlier of December 1, 2001 or
upon the occurrence of a qualified financing transaction,
collateralized by all assets owned or thereafter acquired,
subject to collateral rights of notes dated December 4 and
28, 1998, January 4 and 27, 1999 and January 25, 2000. This
note was repaid on June 22, 2001 upon the exercise of
warrants to purchase 2,839,800 shares of common stock as the exercise price consisted of conversion of this note plus
cash in the amount of $2,960.                                         $           --        $      565,000

Note Payable to Mercury Fund No. 1, Ltd. in the amount of
$14,419, dated June 22, 2001, with interest at 4 1/2%, due
December 22, 2001.                                                            14,419                    --

Convertible note payable to Mercury Fund No. 1, Ltd. in the
amount of $1,775,000, dated January 25, 2000, without
interest, due January 24, 2003, collateralized by all assets owned or thereafter acquired, subject to collateral rights
of notes dated December 4 and 28, 1998 and January 4 and 27,
1999. Such note is convertible at any time on the basis of
one share of common stock for each $0.125 in principal
amount of the note outstanding at the time of conversion
The note automatically converts into shares of common stock
upon the earlier of either the closing of a sale of the
Company's common stock, preferred stock or issuance of debt
with equity features in one or more related transactions in
which the Company receives aggregate proceeds of at least
$5,000,000, or the first trading day following a period of
90 consecutive trading days, during which the closing sale
price of the Company's common stock has been in excess of
$1.25. In connection with this note, Mercury was issued
warrants to purchase 2,839,800 shares of common stock. As of
September 30, 2001, Mercury had converted $500,000 of this
note into 4,000,000 shares of common stock and exercised all
of its warrants.                                                           1,275,000             1,775,000

Convertible note payable to MT Partners, L.P. in the amount
of $1,975,000, dated January 25, 2000, without interest, due
January 24, 2003, collateralized by all assets owned or
thereafter acquired, subject to collateral rights of notes
dated December 4 and 28, 1998 and January 4 and 27, 1999
Such note is convertible at any time on the basis of one
share of common stock for each $0.125 in principal amount of the note outstanding at the time of conversion. The note
automatically converts into shares of common stock upon the
earlier of either the closing of a sale of the Company's
common stock, preferred stock or issuance of debt with
equity features in one or more related transactions in which the Company receives aggregate proceeds of at least
$5,000,000, or the first trading day following a period of
90 consecutive trading days, during which the closing sale
price of the Company's common stock has been in excess of
$1.25. In connection with this note, MT Partners was issued
warrants to purchase 3,160,200 shares of common stock. As of
September 30, 2001, MT Partners had converted $750,000 of
this note into 6,000,000 shares of common stock and
exercised all of its warrants.                                             1,225,000             1,975,000

                      Notes Payable                                  SEPTEMBER 30, 2001   DECEMBER 31, 2000
                      -------------                                  ------------------   -----------------
Notes payable to BEM Capital Partners, Inc. (assignee of MJ
Capital Partners III, L.P. as of January 2001) in the
aggregate amount of $250,000, dated December 4 and December
28, 1998 and January 4 and 27, 1999, bearing interest at 16%
per annum, collateralized by all assets owned or thereafter
acquired. Modified, extended and renewed February 1, 1999
bearing interest at 16% per annum, repayable with monthly
installments of principal and interest totaling $31,000 with a final maturity of December 31, 1999. Modified, extended
and renewed October 31, 1999 bearing interest at 16% per
annum, repayable with monthly installments of principal and
interest totaling $21,100 with a final maturity of December
31, 2000. In connection with the October 31, 1999
modification, the note holder was issued two-year warrants
to purchase 100,000 shares of common stock at $0.01 per
share and 100,000 shares of common stock at $0.20 per share
Modified, extended and renewed January 26, 2001, so as to
increase the outstanding loan amount to $250,000, bearing
interest at 15% per annum, interest only payable monthly
until May 1, 2001. Thereafter payable with monthly
installments of principal and interest totaling $22,565 with a final maturity of May 1, 2002. In connection with the
January 26, 2001 modification, the note holder was issued a
one-year warrant to purchase 40,000 shares of common stock
at $0.01 per share. This warrant was exercised in March 2001.         $      170,834       $            958

Note payable to The Glebe Group in the amount of $200,000,
dated May 11, 2001 bearing interest at 15% annum, principal
and interest originally due June 11, 2001, extended and
renewed with a new maturity date of August 10, 2001 and
subsequently extended and renewed with a new maturity date
of November 1, 2001. In connection with this note and
subsequent extensions, the note holder was issued six-month
warrants to purchase an aggregate of 40,000 shares of common stock at $0.01 per share. These warrants have been exercised
as of September 30, 2001.                                                    150,000                    --

Note payable to a former employee in the amount of $68,250,
dated March 3, 1998, bearing interest at 14%, payable in
monthly installments of $1,000, due December 10, 2003.                        21,922                28,565

         During the nine months ended September 30, 2001, MigraTEC had net cash provided by financing activities of $4,578,698 consisting of $4,816,869 in connection with the issuance of common stock, and $450,000 in proceeds from the short-term loans from BEM Capital Partners, Inc. and The Glebe Group, as described above. The cash proceeds were offset by $688,171 expended for the repayment of principal of notes payable and an obligation under a capital lease. During the nine months ended September 30, 2000, the Company had net cash provided by financing activities of $4,961,909 consisting of $3,750,000 in proceeds from the long-term loans from Mercury Fund No. 1, Ltd. and MT Partners, L.P., as described above, and $2,128,152 in connection with the issuance of common stock. The cash proceeds were offset by $916,243 expended for the repayment of principal of notes payable and an obligation under a capital lease.

         On March 27, 2001, the Company and Ironhead Investments Inc. entered into a Common Stock Purchase Agreement establishing a private equity line of credit. Ironhead has committed to purchase from the Company approximately 30,000,000 shares of common stock for a maximum of up to $20,000,000 over a twenty-month period. The number of shares issuable by the Company and the price per share to be paid by Ironhead are dependent upon a defined trading volume of the Company's common stock and a defined average trading price (net of a 6% discount). The Company has reserved 30,000,000 shares of common stock for possible issuance under the equity line of credit. During the first nine months of 2001, the Company sold 1,337,556 shares of common stock under the Stock Purchase Agreement with a weighted average price per share of $0.4053.

         In connection with the equity line of credit, Ironhead and GKN Securities were issued five-year warrants to purchase an aggregate of 650,000 shares of the Company's common stock at an exercise price of $0.42 per share. The Company engaged GKN as an agent to facilitate this transaction. GKN will also receive a 5% placement fee for each draw under the equity line of credit.

         The Company is prevented from issuing shares to Ironhead to the extent Ironhead would beneficially own more than 9.9% of the then outstanding common stock. Any resale of shares by Ironhead would reduce the number of shares beneficially owned by Ironhead and would enable the Company to issue additional shares to Ironhead without violating this condition.

         MigraTEC had substantial operating losses during the nine months ended September 30, 2001 and the prior three years. While MigraTEC has experienced certain periods of profitability since inception, it has sustained substantial losses in recent years. For the years ended December 31, 2000, 1999 and 1998, MigraTEC incurred net losses of $10,193,130, $4,184,078 and $3,458,075, respectively. At September 30, 2001, MigraTEC had an accumulated deficit of $26,811,734.

         MigraTEC plans to raise additional capital to fund expanded sales and marketing efforts and other normal operating costs. MigraTEC will need substantial additional capital over the next 12 months to further develop and aggressively market its new products and services. Results of operations in the future will be influenced by numerous factors including, but not limited to:

         o internal technological developments and those of MigraTEC's technology and marketing associates, including Intel, IBM, Dell, Compaq and Hewlett-Packard;

         o the successful introduction and acceptance of the Intel(R) Itanium(TM) 64-bit processor;

         o rapid and wide-spread adoption of automated migration technology;

         o further development and protection of MigraTEC's proprietary software products and services;

         o expansion of MigraTEC's marketing program and market acceptance of its products and services;

         o capacity to further identify MigraTEC as a provider of migration products;

         o MigraTEC's ability to control increases in expenses associated with sales growth and other costs;

         o        the availability of substantial additional funding; and

         o MigraTEC's ability to attract and maintain a skilled and cohesive management group.

         MigraTEC's continued existence and plans for future growth are dependent, in part, upon its ability to obtain the capital necessary to operate, primarily through the issuance of additional debt or equity, and on its ability to effectively penetrate the developing market for migration software, services and related products. If MigraTEC is not able to obtain additional or alternative funding, or generate sufficient revenues and cash flows in the near term, MigraTEC will be unable to continue as a going concern. As disclosed in the report of independent auditors on the Company's financial statements for the year ended December 31, 2000, the Company's recurring losses, negative cash flow from operations and net capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. However, management believes that funds will be available to meet the Company's obligations for at least twelve months from the date of the Company's most recent balance sheet. Based on the Company's current cash reserves, in the event the Company is unable to obtain funding, the Company may be forced to significantly reduce or discontinue its current operations. For a discussion regarding the funding potentially available under the private equity line and the limited circumstances under which funding may not be available to the Company, you should refer to the section of this Prospectus entitled "The Private Equity Line of Credit Common Stock Purchase Agreement" beginning on Page 46.

                                    BUSINESS

GENERAL

     We design, develop and market proprietary software code engines that automate the migration and upgrade of software applications between operating systems (e.g., Windows, Unix and Linux) and between hardware architectures (e.g., 32-bit processors and 64-bit). Because our software code automates the migration process, as opposed to requiring the entire migration process to be performed manually, our patent-pending technology enables businesses to reduce the costs of migrating their existing software applications to more powerful operating environments, while optimizing the code for the new environment and improving its quality. While our automated migration products do not eliminate the need for a programmer, as a programmer is always necessary to initiate and monitor the migration process, our software can increase the efficiency and productivity of a programmer by automatically generating new upgraded source code. With our automated processes, a programmer can effectively upgrade up to 25 times more lines of code per day as compared to the typical manual migration process which requires the programmer to manually create all of the new upgraded source code. To our knowledge, our migration products are the first to provide programmers with automated migration assistance. In addition to this baseline improvement in project completion timelines, our products enhance overall quality assurance and mitigate project risk by imposing standardization of the processes and ongoing software code documentation. Our products also remove the human error of keying in the new source code, reducing the time spent testing and debugging the new source code.

     We derive revenue from three primary sources:

     o licensing our technology and software maintenance products to independent software vendors and systems integrators (software developers and those who build systems from a variety of diverse components, respectively) who then act as distribution channels by using our software to aid in the delivery of their services;

     o    providing migration services directly to customers; and

     o    consulting on specific migration assignments.

     Our revenues in 2000 resulted from consulting services rather than software licensing as we spent the majority of our efforts in 2000 developing our software. Our prior software licensing revenue was the result of Y2K remediation. We continue to develop new software products, but our products that facilitate the use of the Intel(R) Itanium(TM) 64-bit processor are commercially ready and the current subject of our marketing efforts.

    Due to our primary focus on research and development in 1999 and 2000, our migration products just recently came to market. Our 64Express(TM) product line entered the marketplace in October 2000 and our 32Direct(TM) series of products became commercially available in April 2001. Nonetheless, we have established contractual, non-exclusive technology relationships with Intel and Dell, a non-contractual, non-exclusive, non-binding relationship with IBM, as well as non-contractual, non-exclusive, non-binding marketing relationships with Intel, Compaq and Hewlett-Packard. We intend to develop similar relationships with other companies as well.

     We were incorporated as a Florida corporation in 1989, however, we did not have meaningful business operations until 1996, when we acquired One Up Corporation, a corporation incorporated under the laws of Texas in 1991, as a wholly-owned subsidiary. In February of 2000, One Up Corporation merged into MigraTEC and in August of 2000, MigraTEC reincorporated in the state of Delaware. Prior to 2000, we concentrated on software consulting and Y2K remediation. We generated revenues in 2000 from consulting services rather than software licensing, as we were still developing our software for the majority of 2000. Our prior software licensing revenue was the result of Y2K remediation. We have restructured our operations and research and development activities to concentrate on selling migration software and services. The first of these products didn't enter the commercial marketplace until October 2000. As a result, we expended well over 80% of our time and efforts on research and development activities in 1999 and 2000. This percentage decreased significantly during the first nine months of 2001 due to increased sales and marketing efforts.

     Our offices are located at 11494 Luna Road, Suite 100, Farmers Branch, Texas 75234-9421.

INDUSTRY OVERVIEW

     The Internet and e-commerce are revolutionizing the way business is conducted. Being able to fully exploit the opportunity this revolution represents demands the creation of new, more powerful and more capable technological infrastructures. Original equipment manufacturers and developers of operating systems are focusing on building these new infrastructures, with the result being that older platforms are becoming rapidly outdated and far more difficult - if not impossible - to support. Consequently, businesses must upgrade, or improve, their existing software to these new applications. According to the Aberdeen Group, the market for such software improvement presents businesses wishing to deploy the new technologies with the following unpalatable choices:

     o Enablement: rewriting small portions of an application's code to access new technologies, superficially improving the program;

     o Functional Enhancement: adding new code to implement new features or improve existing features with the existing application, a process which is most useful when only minimal changes are made to an existing program;

     o Writing a New Application: abandoning previous investments in software and writing all new programs (a prohibitively expensive and time-consuming process);

     o Acquiring the Necessary Code: buying a prepackaged software product that does not address all of the specifics of their business or requires training of their employees; or

     o Software Migration: modifying the software programs that run their businesses today, so that they will run efficiently in the new environment (a less expensive but equally time-consuming process).

Independent software vendors cater to businesses choosing to acquire the necessary code or functional enhancement, whereas those businesses choosing to enable their software, write a new application or upgrade using software migration can hire a systems integrator or programmer to perform such functions.

     We develop and market products and services comprising the software migration subset of the software improvement market. A significant benefit of software migration is that a business can leverage past investment and can continue to depend on software that contains the rules it has refined and perfected over time all without having to retrain employees.

     Historically, migration of software to a new technological base has been done manually which requires the programmer to create all of the upgraded source codes. Our products and services automate the migration process, decreasing the problems associated with the traditional manual approach. The typical manual migration is highly problematic for a number of reasons, including the following:

     o Too slow: In a competitive environment, businesses cannot afford to wait the time required to upgrade manually (for example, the earlier 16-bit to 32-bit migration took the industry over ten years to complete).

     o Not enough resources: We estimate that on average, a capable software engineer can migrate only about 1,000 lines of computer code per day. Information technology (IT) industry sources report that an estimated 300,000 IT jobs were unfilled during 2000, which, in management's opinion, makes it virtually impossible for businesses to hire the substantial number of additional programmers required for migration activities.

     o Too expensive: Our estimates and previous manual migration experience have shown that the cost for manually migrating an average line of code is approximately $0.75 to $1.25, and is expected to increase as a result of the ever-increasing shortage of skilled labor. With potentially billions of lines of code worldwide needing to be migrated, the total cost of manual migration is unacceptable.

     o Quality is more important than ever: The fundamental drivers of the need to migrate - realizing the full potential of the Internet and e-commerce - also demand that the programs that are migrated to the new environment perform 24 hours a day and 7 days per week without failure. It is management's belief that experienced IT professionals know that, due to the repetitive and tedious nature of performing a manual migration, the quality of the end product does not meet this standard.

MARKET OPPORTUNITY

     Currently, we focus on migration involving code written in the "C" and "C++" computer languages for use on the Windows and Unix operating environments and anticipate that virtually all of our initial revenues derived from migration products and services will result from migrations involving these computer languages. In a report commissioned by us, the Aberdeen Group, an information technology consulting firm, estimates that "C" and "C++" based code comprises 20%-30% of the entire United States business application code base. This market equates to a current market of over 30 billion unique lines of "C" and "C++" based code in the United States alone that are actively maintained and tens of billions more that are customized versions of prepackaged code. Worldwide, Aberdeen estimates there are over 100 billion unique lines of "C" and "C++" based code with potentially tens of billions of additional lines in customized code. Management believes that over time, with the movement by original equipment manufacturers towards more powerful platforms and the abandonment of older platforms, a portion of this code will need to be migrated to more capable hardware platforms, such as hardware platforms utilizing Intel's new IA-64 chip known as "Itanium(TM)", and operating systems.

     Current costs to manually upgrade or migrate software applications are expensive, with a cost estimated by us at about $0.75 to $1.25 per line of code. By contrast, our automated code migration engines permit us to migrate code at a small fraction of that cost. Our experiences, as well as the experiences of many of our customers, indicate that, per line of code, costs to migrate software applications using our automated processes equate to approximately 1/10th of the costs incurred when such migrations are performed entirely manually. According to the Aberdeen Group, the majority of the "C" and "C++" based code (70% or more) resides in the custom code of corporate enterprises, with the remainder belonging primarily to the thousands of individual independent software vendors. The Aberdeen Group predicts that by 2005, the new Itanium(TM) 64-bit technology will appear in almost 50% of all new hardware products. Clearly the task of migrating even a small fraction of this massive base over the next three to four years is a daunting one.

     While the initial set of products that we have developed and are bringing to market is focused on migrating software from the 32-bit to the 64-bit environment created with the introduction of the new Itanium(TM) 64-bit technology, we believe there is currently significant demand for 32-bit to 32-bit (or platform to platform) migration technology as well. A typical enterprise information system consists of multiple file servers running on disparate platforms. For example, a manufacturing company may have their engineering applications running on Sun Solaris, their financial accounting systems on IBM, AIX and their customer relationship management systems on Microsoft NT. Management believes that with IT budgets shrinking and resource availability declining, many companies are adopting a strategy of server consolidation to reduce their total cost of ownership. These initiatives allow companies to dramatically reduce their IT budgets and costs by decreasing the number of different systems/environments they utilize and therefore have to support. A key component of any server consolidation effort is the migration of the software to the surviving platform/environment. The introduction and rapid market penetration of the open source Linux operating system has served to not only highlight this need but also to grow this market.

     The potential market for our existing products/services consists of "C" and "C++" based business application code, and can be segmented primarily by the operating system on which the code runs. According to the Aberdeen Group, while Unix remains the largest operating platform and is growing at 11% per year, the Windows operating platforms (NT and 2000) are growing at 25% per year and Linux is growing at greater than 25% per year. Our MigrationSUITE(TM) enables the efficient upgrading of business applications from one 32-bit application to either a 32-bit application in a different operating platform or to a 64-bit application in either the same or a different operating platform.

     If one assumes that server operating system revenue market share is a reasonable proxy for code written for each environment, Unix based code offers the single largest pool of code, while the Windows and Linux bases are growing most rapidly.

                                            MARKET SHARE 1995-2000
                  OPERATING SYSTEM               (BY REVENUE)         PER ANNUM GROWTH
                  ----------------          ----------------------    ----------------
            Unix                                      75%             11% per year
            Microsoft Windows (NT; 2000)              24%             25% per year
            Linux                                      1%             25% + per year

PRODUCT LINES

     Our products assist in the migration and porting, or conversion, of software code written in the "C" and "C++" languages from one technological environment (the combination of an operating platform and the hardware on which it is installed) to another. Because of the large number of possible operating platform and hardware combinations, our products can be used in a wide variety of technological environments. The underlying breakthrough technology that makes this possible is our proprietary source code analysis and migration engine called the Migration Workbench(TM). Each of our products are built on the Migration Workbench(TM) technology and are designed to address migration problems related to specific operating platform problem domains. Our 32Direct(TM) series of products consists of software which will migrate code from one operating platform to another (for example from Windows NT to Linux). Our 64Express(TM) series of products consists of software which will migrate code from a 32-bit environment to a 64-bit environment within the same type of operating system, including Windows 2000/64, Linux IA64 and AIX 5L among others. Each of our MigrationSUITE(TM) products are a combination of at least one 32Direct(TM) product and one 64Express(TM) product. The purpose of the MigrationSUITE(TM) is to allow a customer to migrate code first from a 32-bit environment to another 32-bit environment and then to a 64-bit environment (for example, a 32-bit Windows application would be migrated first to a 32-bit Linux application and then to a 64-bit Linux application).

     We currently have seven marketable products, all of which comprise our 32Direct(TM) and 64Express(TM) product lines. These products include:
32Direct(TM) Solaris to NT, 32 Direct(TM) Solaris to AIX, 32Direct(TM) Solaris to Linux, VA Direct(TM) 4.3 to 5.0, 64Express(TM) to Itanium/Windows, 64Express(TM) to Itanium/Linux and 64Express(TM) to Itanium/AIX 5L. Approximately three out of seven of our marketable products facilitate the use of the Intel(R) Itanium(TM) 64-bit processor: 64Express(TM) to Itanium/Windows, 64Express(TM) to Itanium/Linux and 64Express(TM) to Itanium/AIX 5L.

     Our existing MigrationSUITE(TM) product line consists of the following:

MigrationSUITE(TM) to Windows:

     o 32Direct(TM) Solaris to NT assists in the migration of Unix applications to Microsoft Windows.

     o 64Express(TM) to Windows enables rapid migration of existing 32-bit Windows applications to 64-bit Windows on Intel's IA-64 architecture.

MigrationSUITE(TM) to Linux:

     o 32Direct(TM) Solaris to Linux assists in the migration of 32-bit Solaris applications to 32-bit Linux e-commerce applications.

     o 64Express(TM) to Linux enables rapid migration of existing 32-bit Linux e-commerce applications to 64-bit Linux on Intel's IA-64 architecture.

MigrationSUITE(TM) to AIX:

     o 32Direct(TM) Solaris to AIX assists in the migration of 32-bit Solaris applications to 32-bit AIX applications.

     o VA Direct(TM) 4.3 to 5.0 addresses the first step in migrating AIX applications to the new AIX 5L for IA-64, which is upgrading applications to the most current version of IBM's Visual Age compiler.

     o 64Express(TM) to AIX 5L enables rapid migration of existing 32-bit AIX applications to 64-bit AIX on Intel's IA-64 architecture.

     At the core of the MigrationSUITE(TM) is our patent-pending Migration Workbench(TM) technological engine, which we believe to have broader applicability in solving other business problems, in addition to those involving migration, in both the applications as well as the operations (infrastructure support and maintenance) portion of the information technology world. While Migration Workbench(TM) supports a large variety of our existing and potential products focused on migration, it can also provide analytical data to permit automated documentation of application architecture or a suite of tools to support maintenance of an existing set of source code.

PRODUCT DEVELOPMENT

     Our current technology is primarily focused on:

          o automating the migration of software from 32-bit to 64-bit environments and

          o automating migrations of software from one 32-bit environment to another to capitalize on the market presented by server consolidation activities.

     Current product development efforts are intended to build upon and enhance our existing technology and increase our ability to address businesses' migration problems. For instance, we have plans that focus on delivering operations/maintenance products for use by systems integrator consultants and virtually every IT department in businesses throughout the U.S. These products are designed to substantially increase the efficiency of both consultants and IT departments by providing real-time visibility into the software environment in which one is operating, and to allow users to not only document changes they make to that environment, but also to see the impact of those changes prior to making them.

     We are also currently evaluating the market potential for additional future products, such as computer language conversion software which would convert code written in one language into another language (e.g., from "C" and "C++" to Java) and products to address the burgeoning wireless marketplace.

     We previously announced formalized efforts to further protect our intellectual property. The first phase of this initiative resulted in a patent application for "System and Method for Automated Identification of Computer Program Code Fragments with Variable Confidence Factors." The U.S. Patent and Trademark Office issued this patent to MigraTEC on July 31, 2001. We intend to continue such efforts by seeking additional patents as warranted. In addition to this patent, we also have several unregistered trademarks, which include "MigraTEC Workbench," "MigrationSUITE," "64Express," "32Direct," "VADirect" and "Visual Direct."

TECHNOLOGY RELATIONSHIPS

     Today, Intel and IBM are our two primary technology associates. We also have a significant relationship as a consultant with Dell and are working to develop technology and marketing relationships with other major original equipment manufacturers. For example, in mid-2001, Intel, Compaq and Hewlett-Packard verbally indicated that they will market our migration products to their customers. Although our marketing relationships with these technology companies are non-contractual, non-exclusive and non-binding, we are confident that such relationships will facilitate the introduction of our automated migration software to their customers. We are also in the initial stages of formalizing licensing relationships with certain systems integrators who would then act as distribution channels by using our software to aid in the delivery of their services. The following summarizes our relationships with Intel, IBM and Dell.

     Intel

     On April 17, 2000, we entered into a software license agreement with Intel. Under the terms of the agreement, we granted a royalty-free license to use our migration software products to Intel for internal use. The license is perpetual, but may be terminated by us after 12 months upon 90 days' notice. The agreement allows Intel to use our technology at Intel's Application Support Centers to educate independent software vendors on the use and application of the technology. Under the agreement, we implemented a non-contractual, non-exclusive and non-binding joint marketing plan with Intel related to the introduction and dissemination of our technology. The joint marketing plan includes website links, training, press releases, industry event participation and testimonials. Although we do not earn any revenues from Intel under the agreement, the agreement illustrates the importance we place on our relationship with Intel. Intel has also verbally confirmed its commitment to market our automated migration software to its customers and has made our 64Express(TM) products available for trial use on its website.

     IBM

     During the second quarter of 2000, MigraTEC also began working with IBM's Monterey development team to adapt our software migration technology to provide an automated path for migrating 32-bit applications to the 64-bit AIX 5L environment. AIX 5L (formerly known as Monterey) is the name of IBM's advanced operating system that operates on a 64-bit processor. In the summer of 2001, IBM made the decision to discontinue support for AIX 5L on Itanium. Nevertheless, management believes that this was the first step in introducing our software migration technology to IBM's, independent software vendors and the UNIX marketplace because as a result of the initial interaction with IBM we have now been introduced to other segments of IBM and are now working within a number of organizations to facilitate IBM's success in the Linux market by helping them reduce the cost of moving applications for customers to IBM Linux based machines.

     Dell

     In May 2000, we entered into a consulting agreement with Dell to provide migration technology expertise, migration process expertise, process consultation services and Migration Workbench(TM) technology to a minimum of ten Dell precision Workstation independent software vendors and customers. This agreement provides these independent software vendors and customers the opportunity to upgrade, without charge, one initial software application to the 64-bit Intel(R) Itanium(TM) platform using our technology. Pursuant to the agreement, we have received revenues of approximately $245,000, the total amount of consideration to which we are entitled under the agreement. However, these initial applications represent only a small fraction of the total code needing to be migrated. MigraTEC believes that as these independent software vendors and customers experience the capabilities of MigraTEC's products and services to effectively migrate software code, the Company will have the opportunity to contract with these independent software vendors and customers to upgrade a significant number of additional applications. In fact, the Company has already realized revenues from products and services provided to certain of these independent software vendors and customers outside the of the scope of the initial Dell consulting agreement. Subsequent to the initial consulting agreement with Dell, the Company entered into a referral agreement with Dell pursuant to which the Dell Technology Consulting Services Group will refer, to MigraTEC, customers seeking to move their mission-critical computing operations to the 64-bit Intel Itanium computing platform and operating systems supported by Dell such as Windows and Linux.

DISTRIBUTION STRATEGY

     We currently have a direct sales force that is working to generate revenue by licensing our products to both independent software vendors and other businesses. We intend to leverage the capabilities and relationships of the major systems integrators to introduce our technology to the market in a timely and efficient manner. We also intend to generate revenue by licensing our technology to systems integrators who will act as distribution channels by using our products to perform outsourced projects for their own consultants. We anticipate these licenses will be structured primarily on a per line of code pricing basis. Additionally, we plan to generate other streams of revenue through the direct delivery of migration and consulting services by increasing the number of customers who use our services as opposed to those who license our software. To date, we have performed direct migration services in several small projects for customers. Such services were primarily performed at our migration center located at our headquarters in Farmers Branch, Texas, a suburb of Dallas.

     In order to leverage existing customer bases and sales and marketing infrastructures, our sales model focuses on developing relationships with large organizations that provide application development, maintenance, conversion and upgrade services. Currently, our primary strategy is to develop relationships with technology companies introducing 64-bit operating systems and hardware and to focus on offering migration products and services for software to run on these systems. Our management believes that this strategy will provide:

     o relationships with companies that can direct development efforts towards emerging markets and growing customer bases;

     o relationships with companies with extensive sales and marketing resources and a vested interest in placing the end product into the market; and

     o    funding necessary to expand key development efforts.

     Consistent with our sales model and strategy, we have developed contractual, non-exclusive technology relationships with Intel and Dell, a non-contractual, non-exclusive, non-binding technology relationship with IBM, as well as a non-contractual, non-exclusive, non-binding marketing relationship with Intel, Compaq and Hewlett-Packard.

COMPETITIVE ADVANTAGES

     Unique and Proprietary Software Addressing a Market Need

     Over the past two years, we have invested the majority of our efforts in developing our software code and building our unique propagation, or transmission, abilities across the industry's major hardware and software platforms. We believe that this investment has created a technological advantage in our proprietary source code analysis engine, consisting primarily of our being the first company that we know of to develop such an engine. Unlike the traditional manual approaches to analyzing source code by text scanning, using a formal specification language or mathematical rendering in algebraic notation, we use syntactic (language) and semantic (word) analysis based on a customized parse of the source code. This approach automatically permits:

     o extraction of contextual attributes to support identification of issues specific to a migration such as a 32-bit to 64-bit upgrade;

     o    identification of data relationships and sequences;

     o    data flow tracing to identify the impact of a change; and

     o    grouping or extraction of related data and functionality.

     Upgrades Existing Software at Low Cost

     We believe that the need for businesses to migrate software, when combined with the inherent problems and issues of manual migrations (currently, the only alternative to our automated migration processes), presents a very large market opportunity. The portion of the migration process that can be migrated using our software is limited only by the fact that automated migration is not compatible with all software. In certain instances, automated migration will only be partially effective, however, we can quickly determine whether or not automated migration will be effective and to what extent. By automating the majority of the migration process, we believe that our migration software provides the following key benefits for businesses:

     o Reduces the cost of migrating software while enhancing the quality of the end product.

               o    Reduces average time for a complete migration by over 60%.

               o Reduces labor input into migration effort on average by over 80%. Using MigrationSUITE(TM) a programmer can migrate up to 25,000 lines of code per day - 25 times the manual rate. The sheer "volume of code" issue, therefore, can be easily addressed by deploying additional software, not hiring an army of programmers.

               o Reduces test cycle times by producing virtually error-free source code due to automated generation capability.

               o Improves accuracy of project planning efforts by providing accurate data concerning the effort which is otherwise unavailable.

     o Maximizes current technology investment. A business can retain the functionality of current software applications as they are upgraded or migrated to a new operating system, thereby maximizing the investment in their current technology.

               o Businesses do not have to rewrite custom code; instead, they can migrate it in a cost effective manner.

     o Minimizes or eliminates retraining expense. Much of the productivity that comes from new technology can be exploited without the corresponding need to retrain every user of that technology. Migration of the user interface allows the application to keep the current "look and feel" on the new platform, thereby eliminating otherwise significant retraining expense.

     o Focuses information systems staff on application enhancements. Skilled information systems staff is a precious commodity and should be assigned to projects with the highest return on investment to the business. By using our automated technology, such staff will not be burdened with the time-consuming process of manual migration.

               o In today's labor-constrained environment, most information systems departments and software businesses are under tremendous pressure to develop new products that will generate incremental revenue. Migrating applications manually only helps protect existing revenue streams. Because of the intelligence built into our automated technology, a less qualified (therefore less expensive) programmer can perform the migration. As a result, automated migration frees those highly skilled, high-cost computer engineers to focus on new revenue streams while safeguarding existing revenue streams.

     o    Reduces the time required for development of new software versions.

               o In the technology sector, time to market often determines success or failure. Because automated migration is more than 60% faster than writing an application from scratch or manually moving it, businesses that avail themselves of our automated migration products and expertise may have a competitive advantage over their competition.

     o Extends life of software applications. Due to the frequent and dramatic changes in computing technology, vendors may abandon a platform. Our technology allows software vendors to offer customers the alternative of migrating their current applications to a new platform.

               o Due to the prohibitive cost of traditional migrations, vendors have abandoned platforms instead of incurring the cost of maintaining them for customers. Our technology and expertise reduces the cost of the migration, making the extension of life of the software or the supporting of an old platform possible.

No Direct Competition

     Currently, we do not believe that we have any direct competitors as we are not aware of any other companies with an automated software solution to the migration problem. Although we expect that some competitors will emerge as the market develops, we believe we have a competitive advantage by virtue of having developed our software during the last two years. We believe our competition really consists only of the manual migrations performed by either a company's internal staff using "home grown" tools, or a professional service provider/systems integrator. As a result, we believe that the value proposition of our code engines is so compelling that these organizations and their efforts should be viewed not as competition, but rather as potential customers whose jobs will be significantly simplified and whose performance will be dramatically improved through the use of our solutions.




MIGRATION METHOD      MANUAL MIGRATION       USE OF "HOME GROWN TOOLS"(1)          MIGRATEC MIGRATION WORKBENCH(TM)
----------------    --------------------     ----------------------------       ---------------------------------------
PROS:               o Can ultimately be      o Less expensive than manual       o Extremely short cycle
                      done in most every     o Quicker than manual              o Very thorough
                      situation                                                 o Consistent methodology results in
                                                                                  very high quality work
                                                                                o Very low labor content (roughly 10%
                                                                                  of manual needs) - requires less
                                                                                  programmer time, assistance and
                                                                                  follow-up than manual or home grown
                                                                                  tools
                                                                                o Relatively inexpensive
                                                                                o More flexible than manual or home grown
                                                                                  tools - can be used with various
                                                                                  software applications

CONS:               o Very time consuming    o Limited Use - only works well    o Cost and time to train may exceed  benefits in
                    o Extremely labor          with relatively "clean" code       certain cases involving small amounts of
                      intensive and costly,    and specific software              clean code
                      especially if systems    applications
                      integrators are used   o More labor intensive and
                    o Long cycle time          costly than MigraTEC's
                    o Lots of QA/Test          automated migration software
                      required               o Longer cycle time than
                                               MigraTEC's automated
                                               migration software
                                             o New tools must be developed
                                               for most situations
                                             o Less sophisticated than
                                               MigraTEC's automated
                                               migration software
                                             o Lots of QA/Test required

---------

(1) Software utilities that are custom built by systems integrators or independent software vendors on behalf of an in-house IT department. These customized utilities are only able to perform a preliminary portion of the migration process, leaving the majority of the migration to be performed manually, whereas our products allow many applications to be migrated without customization and greatly reduce the amount of labor involved. Unlike our automated migration software, homegrown tools are generally not much more sophisticated than a compiler (software that translates a program written in a high-level programming language into machine language).

EMPLOYEES


     As of January 31, 2002, we employed approximately 31 full-time personnel, 17 of which are engineers concentrating on developing our software products and platforms. None of these employees are covered by collective bargaining agreements and management believes its employee relations are good.


PROPERTIES

     We do not own any real property. Our headquarters are located in Farmers Branch, a suburb of Dallas, Texas. The lease on our office space extends through February 2004 with an option to renew for an additional 60 months at the then prevailing rate and consists of approximately 12,313 square feet. Current annual rents are $224,640.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to our directors and executive officers:


                NAME             AGE   POSITION
                ----             ---   --------

          Kevin C. Howe           52   Chairman of the Board
          W. Curtis Overstreet    56   Director and Chief Executive Officer
          T. Ulrich Brechbuhl     38   President,  Chief Financial  Officer and
                                       Secretary
          Rick J. Johnson         43   Chief Operating Officer
          Richard A. Gray, Jr.    53   Director
          Drew R. Johnson         32   Director


     Directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualify.

     KEVIN C. HOWE has been a director and Chairman of the Board since January 2000. Since May 1991, Mr. Howe has been President of Sage U.S., Inc., a business software publisher. Since March 1999, Mr. Howe has also been the general partner and manager of Mercury Ventures, Ltd., a venture capital firm in Dallas, Texas. Mr. Howe also serves on the board of directors of The Sage Group plc, a publicly traded accounting software publisher in the United Kingdom.

     W. CURTIS OVERSTREET has served as our Chief Executive Officer and as a director since April 1997 and served as President from April 1997 through October 2000. From October 1994 to March 1997, Mr. Overstreet was Regional Vice President for Software AG, Americas, based in Dallas, Texas.

     T. ULRICH BRECHBUHL has served as our Chief Financial Officer since March 1, 2000 and President since the fourth quarter of 2000. From 1997 until joining MigraTEC, Mr. Brechbuhl was Chief Financial Officer and a founding partner of Thayer Aerospace, L.L.C., a Wichita, Kansas-based manufacturer of precision-machined parts for the aerospace industry. He continues to serve as a director for Thayer. Prior to joining Thayer, Mr. Brechbuhl worked as a consultant and manager with Bain & Company, Inc. in Boston, Massachusetts and Dallas, Texas, for four years, where he focused on high technology and aerospace industries.

     RICK J. JOHNSON has served as our Chief Operating Officer since July 1997, and served as Secretary from July 1997 to March 1998. From 1995 to July 1997, Mr. Johnson was with Software AG, Americas, based in Dallas, Texas, where he served as Director of Operations Support - Integrated Business Solutions, Director of Applications Solutions and Business Manager - West U.S. Area.

     RICHARD A GRAY, JR. has served as a director since April 1998. Since 1985, he has been President and owner of Gray & Company Realtors, Inc., a commercial real estate brokerage and developer in U.S. and Asian markets based in Dallas, Texas.

     DREW R. JOHNSON has served as a director since January 2000. He has been a principal of Cardinal Investment Company, a venture capital firm in Dallas, Texas, since 1997. Prior to joining Cardinal, Mr. Johnson was employed with the consulting firm of McKinsey & Company.

     No family relationships exist among our directors and executive officers.

     No events have occurred during the past five years that are material to an evaluation of the ability or integrity of any director or executive officer, promoter or control person.

SIGNIFICANT EMPLOYEES

     ALAN LARSON, Vice President of Professional Services, joined the company in March 2001. Mr. Larson brings over 20 years of experience in the management and delivery of information systems. Prior to joining MigraTEC, Mr. Larson held professional services and other senior management positions at companies including Sybase, Inc. from 1993 to 1997, EMC Corporation from 1997 to 1998, Siebel Systems, Inc. in 1998, EXE Technologies, Inc. from 1998 to 1999, Interworld Corporation from 1999 to 2000 and Objectspace, Inc. from 2000 to 2001.

     SHELDON TRAVIS, Vice President of Research, has been with the company since 1995. He has also held senior engineering positions (for both software and hardware) with a variety of companies including Xerox, Adobe and Sprint, and has degrees in both Electrical Engineering and Computer Sciences.

     SIMON MAK, Vice President of Business Development, joined us in July 2000. From 1998 to 2001, Mr. Mak was the Chief Executive Officer of Protarget.com, Inc., an online portal providing e-services that target dentists. In 1998, Mr. Mak also served as Vice President of Sales and Marketing for Horizon Media, Inc., a startup publisher of business intelligence on the Asia/Pacific region. From 1995 to 1996, Mr. Mak worked as an independent consultant.





                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     During the year ended December 31, 2000, an aggregate of $82,500 was earned by directors for serving on the board of directors. Directors who are not officers or employees of MigraTEC received $10,000 annually, or $2,500 per fiscal quarter, while serving on the board. Mr. Kevin Howe received $60,000 annually, or $15,000 per fiscal quarter, while serving as Chairman of the board. Directors were also reimbursed for out-of-pocket expenses incurred in attending board and committee meetings.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the total compensation paid or accrued by us for the three years ended December 31, 2000 on behalf of each of our executive officers.

                          SUMMARY OF COMPENSATION TABLE

                                                                              LONG TERM
          NAME AND                                          OTHER ANNUAL     COMPENSATION      ALL OTHER
     PRINCIPAL POSITION           YEAR     SALARY    BONUS  COMPENSATION      OPTIONS(#)     COMPENSATION
-----------------------------    ------   ---------  -----  -------------    ------------    ------------

W. Curtis Overstreet              2000    $127,500    -0-     $18,150(1)     3,000,000(2)         -0-
   Chief Executive Officer        1999    $140,000    -0-          -0-              -0-           -0-
                                  1998    $132,917    -0-     $27,404(3)     6,000,000(4)         -0-

T. Ulrich Brechbuhl               2000    $123,333    -0-          -0-       3,500,000(2)         -0-
   President, Chief Financial     1999    $     -0-   -0-          -0-              -0-           -0-
   Officer and Secretary(5)       1998    $     -0-   -0-          -0-              -0-           -0-

Rick J. Johnson                   2000    $128,917    -0-          -0-         937,500(2)         -0-
   Chief Operating Officer        1999    $117,000    -0-          -0-              -0-           -0-
                                  1998    $121,833    -0-          -0-       1,500,000(4)         -0-

----------

(1) Housing allowance paid directly to Chelsea Homes, Inc. on behalf of Mr. Overstreet.

(2)  Options to purchase shares of our common stock granted in 2000.

(3)  Commissions paid to Mr. Overstreet based on revenue.

(4) These options to purchase shares of our common stock were granted in 1998 and voluntarily reduced by each holder by 50% in September 1999. As a result of such reduction, Mr. Overstreet and Mr. Rick Johnson had options to purchase 3,000,000 shares and 750,000 shares of our common stock, respectively, as of December 31, 1999.

(5)  Mr. Brechbuhl joined MigraTEC in March 2000.

     The following table sets forth information with respect to stock options to purchase our common stock issued to our executive officers during the year ended December 31, 2000.

             OPTIONS GRANTED IN LAST FISCAL YEAR (INDIVIDUAL GRANTS)

                                    NUMBER OF          PERCENT OF TOTAL
                                   SECURITIES         OPTIONS GRANTED TO     EXERCISE     MARKET
         NAME AND              UNDERLYING OPTIONS     EMPLOYEES IN FISCAL     PRICE        PRICE         EXPIRATION
    PRINCIPAL POSITION              GRANTED                 YEAR(1)           ($/SH)     ($/SH)(2)          DATE
----------------------------   -------------------    -------------------    --------    ---------    -----------------

W. Curtis Overstreet               1,5000,000                12.84%           $ 0.20       $ 0.73     January 30, 2010
  Chief Executive Officer             750,000                 6.42%           $ 0.75       $ 0.73     January 30, 2010
                                      750,000                 6.42%           $ 0.22       $ 0.22     December 28, 2010

T. Ulrich Brechbuhl                   600,000                 5.13%           $ 0.75       $ 2.58     February 21, 2010
  President, Chief Financial        2,900,000                24.82%           $ 0.22       $ 0.22     December 28, 2010
  Officer and Secretary

Rick J. Johnson                       250,000                 2.14%           $ 0.75       $ 0.73     January 30, 2010
  Chief Operating Officer             375,000                 3.21%           $ 0.20       $ 0.76     January 31, 2010
                                      312,500                 2.67%           $ 0.22       $ 0.22     December 28, 2010

----------

(1) Percent of total options is based on options to purchase a total of 11,685,382 shares of our common stock granted to employees during the year ended December 31, 2000.

(2) We deferred the aggregate excess of the market value as compared to the exercise price at the date of grant. Such amount will be amortized as compensation expense over the respective vesting periods.

     The following table sets forth information with respect to stock options exercised and held by our executive officers as of December 31, 2000. The closing bid price for our common stock on December 31, 2000 was $0.2188.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES           VALUE OF
                                                                         UNDERLYING            UNEXERCISED IN-THE-
                                      SHARES          VALUE         UNEXERCISED OPTIONS       MONEY OPTIONS AT FY-
           NAME AND                ACQUIRED ON       REALIZED      AT FY-END EXERCISABLE/       END EXERCISABLE/
      PRINCIPAL POSITION             EXERCISE          ($)             UNEXERCISABLE             UNEXERCISABLE
-----------------------------    ---------------    -----------    -----------------------    --------------------

W. Curtis Overstreet
  Chief Executive Officer            525,000(1)       $909,042         2,850,000/2,625,000       $51,230/$23,500

T. Ulrich Brechbuhl
  President, Chief Financial
  Officer and Secretary                   -0-               -0-         100,000/3,4000,000                -0-/-0-

Rick J. Johnson
  Chief Operating Officer            300,000          $230,625             554,167/833,333         $9,635/$5,875

----------

(1) On January 25, 2000 and March 28, 2000, Mr. Overstreet transferred options to acquire 125,000 and 400,000 shares of our common stock, respectively, to certain individuals in exchange for releases from prior obligations. The options were exercised in June 2000 and March 2000, respectively.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

     We entered into an employment agreement with Mr. Curtis Overstreet, our Chief Executive Officer, dated April 10, 1997, providing for an annual base salary (currently $140,200) and incentives for salary increases and bonuses to be determined by and subject to the discretion of the board.

    We entered into an employment agreement with Mr. Rick Johnson, our Chief Operating Officer, on July 1, 1997, providing for an annual base salary (currently $135,000) and incentives for salary increases and bonuses to be determined by and subject to the discretion of the board.

STOCK OPTION PLANS

     1999 Plan


     We terminated our prior stock option plan and adopted a new stock option plan in 1999. Under the 1999 plan, we are authorized to issue up to 2,000,000 shares of our common stock as incentive stock options or as non-qualified stock options. The 1999 plan was not approved by the stockholders within one year of adoption by our board of directors, and accordingly, all options granted under the 1999 plan were converted to non-qualified options for federal income tax purposes. As of January 31, 2002, a total of 599,318 shares are issuable upon exercise of options currently outstanding under the 1999 plan. We registered the 2,000,000 shares of common stock issuable under the 1999 plan on a Form S-8 filed with the Securities and Exchange Commission on March 12, 1999.


     2000 Plan


     In January of 2000, our board of directors approved our long-term incentive plan, which provided for the issuance of up to 7,000,000 shares of our common stock in the form of stock options, dividend equivalent rights or restricted share awards to our directors, officers, employees and consultants. The 2000 plan was approved by our stockholders at our annual stockholders meeting held in June 2000. In December 2000, the board of directors approved an additional 7,000,000 shares of our common stock for issuance under the 2000 plan. As of January 31, 2002, a total of 11,911,352 shares are issuable upon exercise of options currently outstanding under the 2000 plan. We registered the original 7,000,000 shares of common stock available under the 2000 plan on a Form S-8 filed with the SEC on November 6, 2000 and the additional 7,000,000 shares on a Form S-8 filed with the SEC on April 24, 2001.


LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 145 of the Delaware General Corporation Law

     Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145(b) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with such defense.

     Section 145(d) provides that any indemnification under subsections (a) and
(b) of Section 145, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination:


     o by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum;

     o by a committee of such directors designated by majority vote of such directors, even though less than a quorum;

     o if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

     o    by the stockholders.


     Section 145(e) provides that expenses, including attorneys' fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or for such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses, including attorneys' fees, incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Certificate of Incorporation

     Our certificate of incorporation provides that, to the fullest extent permitted by Delaware General Corporation Law, our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director and that we will indemnify all persons whom we may indemnify to the fullest extent permitted by law.

Bylaws

     Our bylaws generally make mandatory the provisions of Section 145 of the Delaware General Corporation Law discussed above, including the advancement of expenses reasonably incurred in defending a claim prior to its final resolution, and provide that our directors and officers will at all times be indemnified to the maximum extent permitted by law.

Indemnification Agreements

     We have entered into indemnification agreements with two of our directors, Kevin Howe and Drew Johnson. These agreements provide these directors with indemnification to the maximum extent permitted by law. These agreements also include provisions requiring advancement of expenses (such as attorney's fees, witness fees, damages, judgments, fines and settlement costs), establishing procedures and standards for resolving claims, and providing for indemnification following a change of control of MigraTEC.

D&O Insurance

     We have a directors' and officers' liability insurance policy to insure our directors and officers against losses resulting from wrongful acts committed by them in their capacities as our directors and officers, including liabilities arising under the Securities Act.

SEC Policy on Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January and February 1998, Mr. Deane Watson, our former director who resigned in November 2000, and Mr. Rick Gray loaned us $104,000 and $100,000 respectively, pursuant to convertible notes with interest rates of 10% and 12%, respectively. Mr. Watson and Mr. Gray converted these notes into shares of our common stock at $0.20 per share in March 1998. Accrued interest on the notes was paid in April 1998. In connection with this transaction, Mr. Watson and Mr. Gray also received warrants to purchase 100,000 and 50,000 shares of our common stock, respectively, at prices of $0.01 to $0.20 per share. Mr. Gray exercised these warrants in March 1999 and Mr. Watson exercised these warrants in January 2000.

     In 1999, Mr. Watson received cash compensation of $1,350 for legal services provided to us.

     During 1999, Mr. Watson loaned us $25,000 at an interest rate of 10% and received a warrant to purchase 50,000 shares of our common stock at $0.01 per share. Mr. Watson exercised these warrants in February 1999 and the loan was repaid in February 2000.

     In August 1999, Mr. Gray loaned us $100,000 at an interest rate of 10%. Mr. Gray received a warrant to purchase 20,000 shares of our common stock at $0.01 per share for consulting services in connection with this loan, which he exercised in 1999. We repaid the loan in September 1999.

     During 1999 and 2000, Mr. Mark Myers, a former executive officer of MigraTEC who resigned in January 2000, received warrants to purchase an aggregate of 7,000 shares of our common stock at a price of $.01 per share as compensation for consulting services. He exercised these warrants in January 2000. Mr. Myers also loaned $30,000 to us in January 1999 at an interest rate of 16%. The loan was repaid in February 1999. In connection with the loan, Mr. Myers received a warrant to purchase 3,000 shares of our common stock at $0.01 per share, which he exercised in 1999.


     Mr. Kevin Howe, Chairman, and Mr. Drew Johnson joined our board of directors in January 2000 as representatives of Mercury Fund No. 1, Ltd. and MT Partners, L.P., respectively, in connection with the initial tranche of funding in a three-stage $3,750,000 investment in the company, completed May 1, 2000. As a result of this investment, Mercury and MT Partners each received convertible promissory notes and warrants convertible into an aggregate of up to 17,039,800 and 18,960,200 shares of our common stock, respectively. The notes are convertible at any time, at the election of Mercury and MT Partners, on the basis of one share of common stock for each $0.125 in principal amount of the notes outstanding at the time of conversion. The notes do not accrue interest. The warrants are exercisable at $0.20 per share and expire in increments of 2,000,000 shares on January 25, 2005, March 31, 2005 and May 1, 2005. As of
January 31, 2002, Mercury had converted $500,000 of its convertible promissory note into 4,000,000 shares of our common stock, exercised warrants to purchase 2,839,800 shares of our common stock and sold 1,625,000 shares of our common stock and MT Partners had converted $750,000 of its convertible promissory note into 6,000,000 shares of our common stock, exercised warrants to purchase 3,160,200 shares of our common stock and sold 4,234,500 shares of our common stock. As of January 31, 2002, Mercury and MT Partners each held convertible promissory notes convertible into an aggregate of up to 10,200,000 and 9,800,000 shares of the Company's common stock, respectively.


     In connection with the investments described above, we entered into a security agreement with Mercury and MT Partners. Under the terms of the security agreement, we pledged all of our assets as of the date of the agreement and those assets acquired after the date of the agreement as collateral for the convertible promissory notes, subject to the collateral rights of MJ Capital Partners III, L.P. (assigned to BEM Capital Partners, Inc.) under notes dated December 4 and 28, 1998 and January 4 and 27, 1999. Mercury and MT Partners will have rights to the collateral if we fail to repay the amounts due under the notes when due and payable for 30 days, we fail to abide by the terms of the security agreement for 30 days or we become bankrupt or insolvent.

     We also entered into a shareholders' agreement with Mercury, MT Partners, Curtis Overstreet, Joseph Meredith and Rick Johnson, pursuant to which the parties agreed to vote their shares of common stock so as to effectuate the election of Mr. Drew Johnson and Mr. Howe to our board of directors. The shareholders' agreement restricts the parties' transfer of our common stock and provides MT Partners and Mercury with a right of first refusal for private transfers of our common stock. In addition, the agreement requires approval of at least 70% of our board of directors for any of the following corporate actions:

     o permitting authorization of additional series or classes of shares of any capital stock resulting in dilution greater than 10% when compared to our fully diluted common stock equivalent position as of January 25, 2000;

     o    disposing of all or substantially all of our properties or assets;

     o merging where such transaction involves greater than 20% of our market capitalization;

     o    voluntarily dissolving, liquidating or partially liquidating;

     o    incurring additional debt in excess of $250,000;

     o    incurring any single capital expenditure in excess of $150,000;

     o declaring or paying any dividend with respect to any of our capital stock;

     o    purchasing any of our capital stock;

     o amending the employment contracts or making material changes to the compensation or severance amounts of certain of our officers;

     o amending, altering or repealing our Certificate of Incorporation or Bylaws; or

     o    entering into contracts with any of our affiliates.

     In a separate transaction occurring in December 2000, Mercury loaned us $565,000 with an interest rate that varies between 0% and 10%. Under the terms of the agreement, we pledged all of our assets as of the date of the agreement and those acquired after the date of the agreement as collateral, subject to the collateral rights of notes dated December 4 and 28, 1998, January 4 and 27, 1999 and January 25, 2000. The principal of this note was repaid on June 22, 2001 upon the exercise of warrants to purchase 2,839,800 shares of common stock as the exercise price consisted of conversion of this note plus cash in the amount of $2,960. Accrued interest of $14,419 due to Mercury under this note was renewed as a note with an interest rate of 4 1/2% maturing December 22, 2001.

     STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

     The following table sets forth information regarding the beneficial ownership of common stock for each person who is known by us to be the beneficial owner of more than five percent of our voting securities, for each director and named executive officer, and all directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person named below has sole voting and investment power over the shares indicated.


     All information is as of January 31, 2002. As of such date, 119,970,878 shares of our common stock were issued and outstanding. For purposes of this table, a person is deemed to be the "beneficial owner" of the number of shares of common stock that such person has the right to acquire within 60 days of January 31, 2002 through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement.



                                                  AMOUNT AND NATURE OF
                NAME AND ADDRESS(1)               BENEFICIAL OWNERSHIP    PERCENT OF CLASS
----------------------------------------------    --------------------    ----------------
W. Curtis Overstreet                                  1,750,000(2)              1.44%
T. Ulrich Brechbuhl                                   1,369,167(3)              1.13%
Rick J. Johnson                                       1,068,333(4)                *
Richard A. Gray, Jr.                                  3,145,000(5)              2.61%
Kevin C. Howe                                        15,414,800(6)             11.84%
Drew R. Johnson                                              -0-                  *
Thomas H. Cabe                                       10,220,800(7)              8.52%
Mercury Fund No. 1, Ltd.                             15,414,800(8)             11.84%
MT Partners, L.P.                                    14,725,700(9)             11.35%
Marshall Payne                                       14,725,700(10)            11.35%
Directors  and  Executive  Officers as a group       22,747,300                16.85%


 *   Less than 1%

(1) The business address for Messrs. Overstreet, Brechbuhl and Rick Johnson is 11494 Luna Road, Suite 100, Farmers Branch, Texas 75234. The address for Mr. Gray is 2611 Cedar Springs, Dallas, Texas 75201. The business address for Mr. Howe and Mercury Fund No. 1, Ltd. is 2707 Hibernia St., Dallas, Texas 75204. The business address for Mr. Payne, Mr. Drew Johnson and MT Partners, L.P. is 500 Crescent Court, Suite 250, Dallas, Texas 75201. The business address for Thomas H. Cabe is 5114 Yolanda Lane, Dallas, Texas 75229.

(2) These shares are issuable to Mr. Overstreet upon the exercise of outstanding stock options.


(3) Includes 1,366,667 shares issuable to Mr. Brechbuhl upon the exercise of outstanding stock options.


(4) Includes 970,833 shares issuable to Mr. Rick Johnson upon the exercise of outstanding stock options.


(5) Includes 750,000 shares issuable to Mr. Gray upon the exercise of outstanding stock options, 100,000 shares held Mr. Gray's spouse and 100,000 shares held by the Gray Family Trust, of which Mr. Gray is the trustee.


(6) Includes 10,200,000 shares issuable to Mercury Fund No. 1, Ltd. upon the conversion of a note. Mr. Howe exercises voting control over these shares on behalf of the general partner of Mercury Fund No. 1, Ltd. See "Certain Relationships and Related Transactions."

(7) Includes 3,500,000 shares held by Phoenix Energy Companies, Inc. Mr. Cabe is the President of Phoenix Energy Companies, Inc. and exercises voting control over these shares.

(8) Includes 10,200,000 shares issuable to Mercury Fund No. 1, Ltd. upon the conversion of a note.

(9) Includes 9,800,000 shares issuable to MT Partners, L.P. upon the conversion of a note.

(10) Includes 9,800,000 shares issuable to MT Partners, L.P. upon the conversion of a note. Mr. Payne exercises voting control over these shares on behalf of the general partner of MT Partners, L.P. See "Certain Relationships and Related Transactions."


                          DESCRIPTION OF CAPITAL STOCK

     Our certificate of incorporation authorizes 200,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. As of January 31, 2002, we had 119,970,878 shares of common stock issued and outstanding held by approximately 746 record holders. We have no preferred stock issued and outstanding.

COMMON STOCK

     Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders' meeting is required for most actions to be taken by stockholders. Our directors are elected by a plurality. The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions.

     Holders of common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for dividends, subject to the dividend and liquidation rights of our outstanding preferred stock and any other series of preferred stock that may be issued in the future and subject to any dividend restriction contained in any credit facility which we may enter into in the future. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.

     Our shares are currently traded on the OTC Bulletin Board. The OTC Bulletin Board is separate and distinct from The Nasdaq Stock Market. Although the OTC Bulletin Board is a regulated quotation service operated by The Nasdaq Stock Market that displays real-time quotes, last sale prices, and volume information in over-the-counter equity securities like our common stock, we are not required to meet or maintain any qualitative or quantitative standards for our common stock to be traded on the OTC Bulletin Board. Our common stock does not presently meet the minimum listing standards for listing on The Nasdaq Stock Market or any national securities exchange.

PREFERRED STOCK

     Our board of directors is authorized to issue our preferred stock in one or more series with such limitations and restrictions as may be determined in the sole discretion of the board.

FUTURE ISSUANCES OF PREFERRED STOCK

     We have no present intention to issue any shares of our preferred stock. However, our board may issue such shares in connection with raising additional capital in the future if the board deems it advisable to do so.

SHARES ELIGIBLE FOR FUTURE SALE


     As of January 31, 2002, 119,970,878 shares of our common stock were issued and outstanding of which 38,437,611 shares will be "restricted securities," as such term is defined under the Securities Act, exclusive of the common stock to be sold pursuant to the registration statement of which this prospectus is a part.


     In general, Rule 144 (as presently in effect), promulgated under the Securities Act, permits a stockholder who has beneficially owned restricted shares of common stock for at least one year to sell without registration, within any three-month period, such number of shares not exceeding the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume over a defined period of time, assuming compliance by the company with certain reporting requirements of Rule 144. In addition, if the restricted shares of common stock are held for at least two years by a person not affiliated with the company (in general, a person who is not an executive officer, director or principal stockholder of the company during the three-month period prior to resale), such restricted shares can be sold without any volume limitation. Any sales of shares by stockholders pursuant to Rule 144 may have a depressive effect on the price of our common stock.

        THE PRIVATE EQUITY LINE OF CREDIT COMMON STOCK PURCHASE AGREEMENT

     On March 27, 2001, we entered into a common stock purchase agreement with Ironhead Investments, Inc., a British Virgin Islands corporation, for the future issuance and purchase of shares of our common stock. The common stock purchase agreement establishes what is sometimes termed a private equity line of credit or an equity draw down facility. In general, the private equity line provides that Ironhead has committed up to $20 million to purchase shares of our common stock over a 20-month period. We may request a draw down of up to $5,000,000 of that money, subject to a formula based on the average price and trading volume of our common stock over a 22 trading day pricing period. Each draw down request must be for at least $100,000. The actual draw down amount is determined based on the volume-weighted average stock price during the 90-day period immediately preceding the start of the pricing period. We then use the formula in the common stock purchase agreement to calculate the amount of money that Ironhead will provide to us and the number of shares of our common stock we will issue to Ironhead in return for that money. The formulas for determining the actual draw down amounts, the number of shares we issue to Ironhead and the price per share paid by Ironhead are described below.

     Ironhead will receive a 6% discount to the volume weighted average price for each trading day of the 22 trading day pricing period. We will receive the amount of the draw down less an escrow agent fee of $1,000 and a 5% placement agent fee to the placement agent, GKN Securities, which introduced Ironhead to us. GKN Securities is not obligated to purchase any of our shares.

     We are under no obligation to request a draw down for any period. At least five trading days must pass between the end of one 22-day pricing period and the commencement of the next pricing period. The aggregate total of all draws cannot exceed $20 million and no single draw can exceed $5,000,000. In addition, the common stock purchase agreement does not permit us to make a draw down if the issuance of shares to Ironhead pursuant to the draw down would result in Ironhead and certain of its affiliates owning more than 9.9% of our outstanding common stock on the date we exercise a draw down.

     In lieu of providing Ironhead with a minimum aggregate draw down commitment, we issued to Ironhead stock purchase warrants to purchase an aggregate of 325,000 shares of our common stock at an exercise price of $.42 per share. The Ironhead warrants expire March 27, 2006. We also issued to GKN Securities and its designees warrants to purchase an aggregate of 325,000 shares of our common stock at an exercise price of $.42 per share. The GKN Securities warrants expire March 27, 2006.

     The common stock purchase agreement limits our ability to raise money by selling our securities for cash at a discount to the market price until the earlier of 20 months after the effective date of the agreement or the date which is 60 days after Ironhead has purchased the maximum of $20 million worth of common stock from us under the private equity line. We are not prevented or limited from engaging in the sale of securities in any of the following situations:

     o in a registered public offering which is underwritten by one or more established investment banks (not including an equity line type of financing);

     o in one or more private placements where the purchasers do not have demand registration rights;

     o pursuant to any presently existing or future employee benefit plan which plan has been or is approved by our stockholders;

     o pursuant to any compensatory plan for a full-time employee or key consultant;

     o in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money; or

     o    in a transaction to which Ironhead gives its prior written consent.


     On June 28, 2001, the SEC declared our registration statement on Form SB-2 to register a total of 30,650,000 shares of common stock in connection with the private equity line effective. Based on a review of our trading volume and stock price history and the number of draw downs we could make, we decided to register 30,000,000 shares of common stock for possible issuance under the private equity line and 650,000 shares of common stock underlying the warrants delivered to Ironhead and GKN Securities and its designees. As of January 31, 2002, we have issued 4,031,636 shares of common stock under the private equity line.

                                LEGAL PROCEEDINGS

     On July 24, 1998, Carroll Independent School District filed suit against us in District Court, Tarrant County, Texas, seeking payment for unpaid business and personal property taxes (Carroll Independent School District v. One Up Corporation, Cause No. L-14690). Judgment was entered on January 27, 2000 for the plaintiff in the amount of $90,056.45, which amount includes interest and court costs and is recorded but remains to be paid.

     From time to time we are party to what we believe is routine litigation and proceedings that may be considered as part of the ordinary course of our business. Currently, we are not aware of any current or pending litigation or proceedings that would have a material adverse effect on our business, results of operations or financial condition.


                                  LEGAL MATTERS

     The validity of the issuance of the securities offered hereby will be passed upon for us by Winstead Sechrest & Minick P.C., Dallas, Texas.


                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2000 and 1999, and for the years then ended, as set forth in their report (which report contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 2 to the consolidated financial statements). We have included our consolidated financial statements in this prospectus and registration statement in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. In addition, our complete registration statement with all exhibits is filed with the SEC.

     You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

     Please note that our registration statement, of which this prospectus is only a part, contains additional information about us. In addition, our registration statement includes numerous exhibits containing information about us. Copies of our complete registration statement may be obtained from the SEC by following the procedures described above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                     PAGE

AUDITED FINANCIAL STATEMENTS
Report of Independent Auditors                                        F-2

Consolidated Balance Sheets as of December 31, 2000 and 1999          F-3

Consolidated Statements of Operations for the years ended
December 31, 2000 and 1999                                            F-4

Consolidated  Statements of Stockholders' Deficit for the years
ended December 31, 2000 and 1999                                      F-5

Consolidated Statements of Cash Flows for the years ended
December 31, 2000 and 1999                                            F-6

Notes to Consolidated Financial Statements                            F-7

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Condensed Balance Sheets as of September 30, 2001
(unaudited) and December 31, 2000                                     F-22

Consolidated Condensed Statements of Operations for the three
months ended September 30, 2001 and 2000 (unaudited)                  F-23

Consolidated Condensed Statements of Cash Flows for the three
months ended September 30, 2001 and 2000 (unaudited)                  F-24

Notes to Consolidated Condensed Financial Statements                  F-25

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors MigraTEC, Inc.

We have audited the accompanying consolidated balance sheets of MigraTEC, Inc. and subsidiary (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MigraTEC, Inc. and subsidiary at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's recurring losses, negative cash flow from operations, and net capital deficiency, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that might result from the outcome of this uncertainty.

                                                           /s/ ERNST & YOUNG LLP
                                                           ---------------------
                                                               ERNST & YOUNG LLP

Dallas, Texas
March 2, 2001

                          MIGRATEC, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                        DECEMBER 31,
                                                                                ----------------------------
                                                                                    2000           1999
                                                                                ------------    ------------
ASSETS
CURRENT ASSETS
     Cash                                                                       $    242,254    $      1,417
     Accounts receivable                                                              15,000         160,700
     Other current assets                                                             78,318          28,216
                                                                                ------------    ------------
            Total current assets                                                     335,572         190,333


PROPERTY AND EQUIPMENT, NET                                                          150,093          73,365

OTHER ASSETS
     Deferred financing costs                                                             --          30,000
     Capitalized software costs, net of amortization of $65,317 and $37,500
           in 2000 and 1999, respectively                                             29,776          52,500
     Other assets                                                                      7,756          21,548
                                                                                ------------    ------------
           Total other assets                                                         37,532         104,048
                                                                                ------------    ------------

           Total Assets                                                         $    523,197    $    367,746
                                                                                ============    ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
     Current portion of long term debt and notes payable, net of unamortized discount of $ 0 and $20,797 in 2000 and 1999,
            respectively                                                        $    574,643    $    953,151
     Accounts payable                                                                297,778         443,539
     Accrued expenses                                                                179,345         164,801
     Deferred income                                                                  55,500          12,000
     Obligation under capital leases                                                   1,159          11,313
                                                                                ------------    ------------
            Total current liabilities                                              1,108,425       1,584,804

LONG-TERM LIABILITIES
     Long-term portion of notes payable                                            3,769,880          28,765
     Long-term portion of obligation under capital leases                              4,203              --
                                                                                ------------    ------------
            Total long-term liabilities                                            3,774,083          28,765
                                                                                ------------    ------------
            Total liabilities                                                      4,882,508       1,613,569

MINORITY INTEREST                                                                     (3,752)         (3,752)

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT
     Preferred stock 50,000,000 shares authorized; $0.001 par value;
           none issued or outstanding                                                     --              --
     Common stock $0.001 par value in 2000 and no par value in 1999;
           200,000,000 shares authorized; 91,353,074 and 78,660,189 shares
           issued at December 31, 2000 and December 31, 1999, respectively            91,353       9,912,535
     Additional paid-in capital                                                   20,989,692       2,261,472
     Deferred stock compensation                                                  (1,827,396)             --
     Treasury stock, at cost (9,864,449 shares in 2000 and 1999)                  (1,777,891)     (1,777,891)
     Accumulated deficit                                                         (21,831,317)    (11,638,187)
                                                                                ------------    ------------
            Total stockholders' deficit                                           (4,355,559)     (1,242,071)
                                                                                ------------    ------------

            Total Liabilities and Stockholders' Deficit                         $    523,197    $    367,746
                                                                                ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          MIGRATEC, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31,
                                                             ----------------------------
                                                                 2000            1999
                                                             ------------    ------------

REVENUES
 Software licenses                                           $         --    $    417,319
 Consulting services                                              189,067         484,860
 Software maintenance fees                                         12,433           3,000
                                                             ------------    ------------
     TOTAL REVENUES                                               201,500         905,179

COSTS AND EXPENSES
 Cost of revenues                                                  50,173         141,650
 Selling and marketing                                          1,021,142         283,491
 Research and development                                       2,434,125       1,485,281
 General and administrative                                     3,089,873       2,267,753
                                                             ------------    ------------
     TOTAL COSTS AND EXPENSES                                   6,595,313       4,178,175
                                                             ------------    ------------

LOSS FROM OPERATIONS                                           (6,393,813)     (3,272,996)
 Other income (expense)
     Interest and financing expense                            (3,863,615)       (415,292)
     Other income, net                                             64,298             279
                                                             ------------    ------------
                  TOTAL OTHER INCOME (EXPENSE)                 (3,799,317)       (415,013)
                                                             ------------    ------------

LOSS BEFORE EXTRAORDINARY EXPENSE                             (10,193,130)     (3,688,009)

EXTRAORDINARY EXPENSE FOR RESTRUCTURE OF DEBT                          --        (496,069)
                                                             ------------    ------------

            NET LOSS                                         $(10,193,130)   $ (4,184,078)
                                                             ============    ============

LOSS BEFORE EXTRAORDINARY EXPENSE PER COMMON SHARE           $      (0.13)   $      (0.07)

EXTRAORDINARY EXPENSE PER COMMON SHARE                                 --           (0.01)
                                                             ------------    ------------

NET LOSS PER COMMON SHARE (BASIC AND DILUTED)                $      (0.13)   $      (0.08)
                                                             ============    ============

WEIGHTED AVERAGE COMMON SHARES
            ISSUED AND OUTSTANDING (BASIC AND DILUTED)         79,249,917      53,216,891
                                                             ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          MIGRATEC, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                     Years Ended December 31, 2000 and 1999

                                                                                            DEFERRED
                                               COMMON         COMMON        ADDITIONAL        STOCK        TREASURY
                                                STOCK         STOCK          PAID-IN         COMPEN-         STOCK
                                              (SHARES)        AMOUNT         CAPITAL         SATION         (SHARES)
                                            ------------   ------------    ------------   ------------    ------------
Balance at January 1, 1999                    54,421,618   $  7,041,890    $    886,458   $         --      (9,864,449)

Issuance of stock in connection with
private placements for cash                   11,679,500      1,459,937              --             --              --

Issuance of stock in connection with
conversion of debt to equity                   9,059,605      1,132,448         496,069             --              --

Issuance of stock in connection with
exercise of options and warrants               3,498,786        278,260              --             --              --

Issuance of stock for services rendered               --             --           8,450             --              --

Issuance of options-settlement with
EAI Partners, Inc.                                    --             --         706,500             --              --

Issuance of warrants for financing fees               --             --         163,995             --              --

Issuance of stock to employees
under the Employee Stock Purchase
Plan - shares matched by employer                    680             --              --             --              --

Net loss                                              --             --              --             --              --
                                            ------------   ------------    ------------   ------------    ------------
Balance at December 31, 1999                  78,660,189      9,912,535       2,261,472             --      (9,864,449)

Issuance of stock in connection with
private placements for cash                    2,451,000        306,375              --             --              --

Issuance of stock in connection with
the exercise of options and warrants          10,241,885      1,822,498          48,235             --              --

Change in par value of common stock                   --    (11,950,055)     11,950,055             --              --

Deferred stock compensation                           --             --       2,975,000     (2,975,000)             --

Deferred stock compensation expense                   --             --              --      1,147,604              --

Issuance of warrants for financing fees               --             --           4,930             --              --

Expense associated with beneficial
conversion feature of convertible debt                --             --       3,750,000             --              --

Net loss                                              --             --              --             --              --
                                            ------------   ------------    ------------   ------------    ------------
Balance at December 31, 2000                  91,353,074   $     91,353    $ 20,989,692   $ (1,827,396)     (9,864,449)
                                            ============   ============    ============   ============    ============

                                              TREASURY         ACCUMU-
                                               STOCK           LATED
                                               AMOUNT          DEFICIT         TOTAL
                                            ------------    ------------    ------------
Balance at January 1, 1999                  $ (1,777,891)   $ (7,454,109)   $ (1,303,652)

Issuance of stock in connection with
private placements for cash                           --              --       1,459,937

Issuance of stock in connection with
conversion of debt to equity                          --              --       1,628,517

Issuance of stock in connection with
exercise of options and warrants                      --              --         278,260

Issuance of stock for services rendered               --              --           8,450

Issuance of options-settlement with
EAI Partners, Inc.                                    --              --         706,500

Issuance of warrants for financing fees               --              --         163,995

Issuance of stock to employees
under the Employee Stock Purchase
Plan - shares matched by employer                     --              --              --

Net loss                                              --      (4,184,078)     (4,184,078)
                                            ------------    ------------    ------------
Balance at December 31, 1999                  (1,777,891)    (11,638,187)     (1,242,071)

Issuance of stock in connection with
private placements for cash                           --              --         306,375

Issuance of stock in connection with
the exercise of options and warrants                  --              --       1,870,733

Change in par value of common stock                   --              --              --

Deferred stock compensation                           --              --              --

Deferred stock compensation expense                   --              --       1,147,604

Issuance of warrants for financing fees               --              --           4,930

Expense associated with beneficial
conversion feature of convertible debt                --              --       3,750,000

Net loss                                              --     (10,193,130)    (10,193,130)
                                            ------------    ------------    ------------
Balance at December 31, 2000                $ (1,777,891)   $(21,831,317)   $ (4,355,559)
                                            ============    ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          MIGRATEC, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           December 31, 2000 and 1999

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                     ----------------------------
                                                                                         2000            1999
                                                                                     ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                           $(10,193,130)   $ (4,184,078)
  Adjustments to reconcile net loss to net cash (used by) operating activities:
     Extraordinary expense for restructure of debt                                             --         496,069
     Depreciation and amortization                                                        119,185         172,491
     Deferred stock compensation                                                        1,147,604              --
     Interest expense associated with beneficial conversion feature of
        convertible debt                                                                3,750,000              --
     (Gain) loss on sale and disposal of assets                                             1,252              --
     Provision for doubtful accounts                                                           --          43,303
     Provision for foreign subsidiary assets                                                   --          36,808
     Warrants issued  for  financing fees                                                   4,930         163,995
     Amortization of discount on notes payable                                             20,797          25,359
     Common stock options and warrants issued  for goods and services                          --           8,450
     Conversion of debt to common stock                                                        --          19,949
     Issuance of options - settlement with EAI Partners, Inc.                                  --         706,500
     Change in assets and liabilities:
               (Increase) decrease in accounts receivable                                 145,700          54,179
               (Increase) decrease in other current assets                                (50,102)           (120)
               (Increase) decrease in deferred financing costs                             30,000           3,794
               (Increase) decrease in other assets                                         13,792              --
               Increase (decrease) in accounts payable                                   (145,761)         96,244
               Increase (decrease) in accrued expenses                                     14,544           5,304
               Increase (decrease) in deferred income                                      43,500          12,000
                                                                                     ------------    ------------

     Net cash (used by) operating activities                                           (5,097,689)     (2,339,753)

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                                                 (173,451)         (9,654)
     Increase in capitalized software costs                                                (5,093)        (90,000)
                                                                                     ------------    ------------
     Net cash (used in) investing activities                                             (178,544)        (99,654)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from notes payable                                                        4,315,000         923,206
     Proceeds from issuance of common stock                                             2,177,108       1,738,197
     Payments under obligations of capital lease                                           (1,848)        (30,075)
     Repayment of notes payable                                                          (973,190)       (207,893)
                                                                                     ------------    ------------
     Net cash provided by financing activities                                          5,517,070       2,423,435
                                                                                     ------------    ------------
     Net increase (decrease) in cash                                                      240,837         (15,972)

Cash - beginning                                                                            1,417          17,389
                                                                                     ------------    ------------
Cash - ending                                                                        $    242,254    $      1,417
                                                                                     ============    ============

SUPPLEMENTAL DISCLOSURES:
     Interest paid                                                                   $    124,103    $    228,393
                                                                                     ============    ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
     Issuance of stock upon conversion of debt to equity                             $         --    $  1,132,448
                                                                                     ============    ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                          MIGRATEC, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

NOTE 1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

MigraTEC, Inc., a Delaware corporation (the "Company"), is a developer and provider of software technology and expertise that automates the process of upgrading or migrating software, enabling it to operate on increasingly advanced operating and hardware systems.

During 1999, the Company redirected its strategic focus from selling software products aimed at Y2K solutions to developing proprietary technology designed to automate a significant amount of the manual upgrade or migration process from 32 bit to 64 bit operating systems and associated hardware. The majority of the Company's efforts in 2000 and 1999 were related to research and development activities.

The Company provides migration services and consulting to customers. The Company also intends to license, on a line of code basis, its software solutions to "end users" for their own internal migration projects, and to systems integrators and large services providers to perform outsourced projects for their own customers.

The Company is the parent of a majority owned foreign subsidiary, One Up Computer Services, Ltd. ("One Up, Ltd."), incorporated under the laws of the Province of Ontario, Canada. One Up, Ltd. ceased its operations in 1997. At December 31, 1999, a reserve was provided for all of the assets of One Up, Ltd. in the amount of $36,808, which the Company does not expect to be realizable. Liabilities of One Up, Ltd. of $45,736 will remain until the obligations are resolved.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and One Up, Ltd., collectively referred to as "the Company." Intercompany transactions and balances have been eliminated in consolidation.

INDUSTRY SEGMENT

The Company operates in a single industry segment, the developing and providing of software technology that automates the process of upgrading or migrating software.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company provides for depreciation on the straight-line basis over the estimated useful life of 3 to 5 years for the related assets. Leasehold improvements are amortized over the life of the improvements or the lease term if shorter on a straight-line basis.

Major repairs or replacements of property and equipment are capitalized. Maintenance, repairs and minor replacements are expensed as incurred.

DEFERRED FINANCING COSTS

Deferred financing costs relate to costs incurred in the placement of the Company's debt and are amortized using the effective interest method over the term of the related debt.

CAPITALIZED SOFTWARE

The cost of purchased software is capitalized and amortized on a straight-line basis over the estimated useful life, which has been estimated to be 3 years. Amortization expense in 2000 and 1999 was $27,817 and $37,500, respectively.

                          MIGRATEC, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include accounts receivable and accounts payable, for which the carrying amounts approximate fair value. Based on prevailing interest rates, management believes that the fair value of notes payable approximates book value.

COSTS OF SOFTWARE DEVELOPED FOR SALE

The Company expenses or capitalizes development costs of software to be sold in accordance with SFAS 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." These development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers.

INCOME TAXES

The provision for income taxes is based on pretax income as reported for financial statement purposes. Deferred income taxes are provided in accordance with the liability method of accounting for income taxes to recognize the tax effects of temporary differences between financial statement and income tax accounting. Valuation allowances are established when necessary to reduce tax assets to the amount more likely than not to be realized.

REVENUE RECOGNITION

The Company's revenues consist of software license revenues, consulting services revenues and software maintenance and support revenues.

Revenues are recognized in accordance with American Institute of Certified Public Accountant's Statement of Position (SOP) 97-2 "Software Revenue Recognition".

The Company licenses software under license agreements. License fee revenues are recognized when an agreement is in force, the product has been delivered, the license fee is fixed or determinable, no significant production modification or customization of the software is required and collectibility is reasonably assured. Total fees under multiple element arrangements are allocated to individual elements based on vender-specific objective evidence of fair value, principally determined on values when sold separately. License fee revenue for certain application development and data access tools is recognized upon direct shipment to the end user. If collectibility is not considered probable, revenue is recognized when the fee is collected.

Software maintenance and support revenues are recognized ratably over the term of the related agreements, which in most cases is one year. Revenues from consulting services under time and materials contracts and for training are recognized as services are performed. Consulting services revenues includes revenue related to the Company's contract with Dell. This contract is a multiple elements agreement for which revenue is recognized pro rata over the contract term.

CASH EQUIVALENTS

Cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of three months or less when purchased.

LOSS PER SHARE

Basic earnings per share is computed only on the weighted average number of common shares outstanding during the respective periods, and the dilutive effect of stock options and warrants is excluded. Diluted earnings per share is computed to show the dilutive effect, if any, of stock options and warrants using the treasury stock method based on the average market price of the stock during the respective periods.

                          MIGRATEC, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

     The effect of stock options and warrants that aggregated 31,029,143 and 23,131,381 shares as of December 31, 2000 and 1999, respectively, would be anti-dilutive due to the Company's losses in 2000 and 1999 and, accordingly, are not included in the computation of diluted earnings per share for the respective periods.

     If the convertible secured promissory notes discussed in Note 4 are converted, an additional 30,000,000 shares of the Company's common stock would be outstanding.

USE OF ESTIMATES AND ASSUMPTIONS

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could vary from estimates used.

STOCK-BASED COMPENSATION

The Company has elected to account for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Such excess is deferred and amortized as compensation expense over the respective vesting periods, which are principally 36 months. See Note 11 regarding the pro forma net loss per common share information as required by the alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation", (SFAS No. 123).

The Company accounts for stock-based awards issued to non-employees in accordance with the fair value method of SFAS 123 and Emerging Issues Task Force Issue No. 96-18. Accordingly, the Company measures the cost of such awards based on the fair value of the options using the Black-Scholes method option-pricing model.

EXTRAORDINARY ITEM

For the year ended December 31, 1999, an extraordinary expense of $496,069 was recorded as the result of a debt restructuring which is more fully discussed in
Note 4.

NEW ACCOUNTING STANDARDS

In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The adoption of SFAS 133 is not expected to have a material impact on the financial position or results of operations of the Company.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, (SAB 101) "Revenue Recognition in Financial Statements." SAB 101 summarizes certain SEC views in applying generally accepted accounting principles to revenue recognition in financial statements. It is effective not later than the fourth quarter of fiscal years beginning after December 15, 1999. The adoption of SAB 101 has not had a material effect on the Company's results of operations or financial condition.

                          MIGRATEC, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

RECLASSIFICATIONS

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

NOTE 2. GOING CONCERN UNCERTAINTY

The Company incurred a loss of $10,193,130 and used cash in operations of $5,097,689 for the year ended December 31, 2000. In addition, at December 31, 2000, the Company's current liabilities exceed current assets by $772,853 and the Company has a net stockholders' deficit of $4,355,559. The Company's continued existence and plans for future growth are dependent, in part, upon its ability to obtain the capital necessary to operate, primarily through the issuance of additional debt or equity, and on its ability to effectively penetrate the developing market for software migration software, services and related products. Management believes the Company will successfully complete its plan to raise additional capital in 2001 and that funds will be available to meet the Company's obligations for at least the next twelve months. If the Company is not able to obtain additional or alternative funding, or generate sufficient revenues and cash flows in the near term, the Company will be unable to continue as a going concern.

During 1999, the Company actively sought a large investor to assist in funding the Company's working capital requirements. In January 2000 the Company entered into a private placement agreement that has provided the Company $3,750,000 (See
Note 4). The Company plans to raise additional capital in 2001 to fund expanded sales and marketing as well as development efforts and continued operations. There can be no assurance that the Company will successfully raise additional funds sufficient to finance its continued operations.

The financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or classification of liabilities which may result from the inability of the Company to continue as a going concern.

NOTE 3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2000 and 1999:

                                                         2000            1999
                                                     ------------    ------------

Furniture and equipment                              $    854,813    $    706,966
Equipment under capital lease                               7,069         101,379
Leasehold improvements                                     22,041          30,746
                                                     ------------    ------------
                                                          883,923         839,091
Less accumulated depreciation and amortization           (733,830)       (765,726)
                                                     ------------    ------------

                                                     $    150,093    $     73,365
                                                     ============    ============

Depreciation expense for the years ended December 31, 2000 and 1999, was $78,126 and $99,397, respectively. Amortization expense for equipment under capital lease and leasehold improvements was $13,242 and $35,594 for the years ended December 31, 2000 and 1999, respectively.

                          MIGRATEC, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

NOTE 4. NOTES PAYABLE

Notes payable at December 31, 2000 and 1999, include the following:

                                                                                            2000           1999
                                                                                        ------------   ------------
Notes payable to an officer, dated November 12 and 15, 1999, bearing interest at
10% per annum, due upon demand, paid January 2000. Pursuant to a short- term convertible loan and services agreement, the note holder was issued a two-year warrant to purchase 3,500 shares of common stock at $0.01 per share in 1999 and
an additional 3,500 shares in 2000.                                                     $         --   $     35,000

Note payable to a director of the Company, net of unamortized discount of
$1,638, bearing interest at 10% per annum, due and paid in February 2000. The note holder was issued a two-year warrant to purchase 50,000 shares of common
stock at $0.01 per share.                                                                         --         23,362

Note payable to Mercury Fund No. 1, Ltd. in the amount of $565,000, dated
December 1, 2000, with interest varying between 0% and 10%, due the earlier of
December 1, 2001 or upon the occurrence of a qualified financing transaction, collateralized by all assets owned or thereafter acquired, subject to collateral rights of notes dated December 4 and 28, 1998, January 4 and 27, 1999 and
January 25, 2000. Upon the occurrence of a qualified financing transaction, the
Company has the option to require the note holder to exercise warrants issued
with the convertible note date January 25, 2000.                                             565,000             --

Convertible note payable to Mercury Fund No. 1, Ltd. in the amount of
$1,775,000, dated January 25, 2000, without interest, due January 24, 2003, collateralized by all assets owned or thereafter acquired, subject to collateral rights of notes dated December 4 and 28, 1998 and January 4 and 27, 1999. More
fully described below.                                                                     1,775,000             --

Convertible note payable to MT Partners, L.P. in the amount of $1,975,000, dated
January 25, 2000, without interest, due January 24, 2003, collateralized by all assets owned or thereafter acquired, subject to collateral rights of notes dated
December 4 and 28, 1998 and January 4 and 27, 1999. More fully described below.            1,975,000             --

Various one-year notes payable, net of unamortized discount of $19,159, bearing interest at 10% per annum, due in February and March 2000, paid in February
2000. Note holders were issued two-year warrants to purchase an aggregate of
585,000 shares of common stock at $0.01 per share.                                                --        273,341

Notes payable to MJ Capital Partners III, L.P. (assigned to BEM Capital
Partners, Inc. in January 2001) in the aggregate amount of $250,000, dated
December 4 and December 28, 1998 and January 4 and 27, 1999, bearing interest at
16% per annum, collateralized by all assets owned or thereafter acquired
Modified, extended and renewed February 1, 1999 bearing interest at 16% per annum, repayable with monthly installments of principal and interest totaling
$31,000 with a final maturity of December 31, 1999. Modified, extended and renewed October 31, 1999 bearing interest at 16% per annum, repayable with monthly installments of principal and interest totaling $21,100 with a final maturity of December 31, 2000. In connection with the October 31, 1999 modification, the note holder was issued two-year warrants to purchase 100,000 shares of common stock at $0.01 per share and 100,000 shares of common stock at
$0.20 per share.                                                                                 958        232,545

Note payable to an investor, dated December 23, 1999, bearing interest at 16%
per annum, due January 23, 2000, paid in January 2000.                                            --        100,000

Note payable to an investor, dated December 13, 1999, bearing interest at 16%
per annum, due December 31, 1999, paid in January 2000. The note holder was issued a two-year warrant to purchase 10,000 shares of common stock at $0.01 per
share.                                                                                            --        100,000

Note payable to an investor, dated July 29, 1999, bearing interest at 16% per annum, due upon demand with an option to renew monthly with payment of interest and monthly commitment fee of $2,000. Beginning in September 1999 two-year warrants issued upon each renewal for 10,000 shares of the Company's common
stock at $0.01 per share, paid January 2000.                                                      --        100,000

Note payable to a former employee in the amount of $68,250, dated March 3, 1998, bearing interest at 14%, payable in monthly installments of $1,000, due December
10, 2003.                                                                                     28,565         36,165

Note payable to a third party, as settlement of suit, dated October 28, 1998, payable in monthly installments of $2,000 with a final maturity of October 1,
2000.                                                                                             --         20,000

Note payable to a consultant for services, dated October 1, 1999, bearing interest at 16% per annum, due and paid January 31, 2000 The note holder was issued a two-year warrant to purchase 6,150 shares of common stock at $0.01 per
share.                                                                                            --         61,503
                                                                                        ------------    -----------
         Total outstanding, net of unamortized discounts                                   4,344,523        981,916
         Less current portion                                                               (574,643)      (953,151)
                                                                                        ------------    -----------
         Long-term portion                                                              $  3,769,880    $    28,765
                                                                                        ============    ===========

                          MIGRATEC, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

A summary of future maturities follows:

                         YEAR ENDING DECEMBER 31,
                         ------------------------

                                 2001                  $  574,643
                                 2002                       9,926
                                 2003                   3,759,954
                                 2004                          --
                                                       ----------
                                                       $4,344,523
                                                       ==========

On January 25, 2000, the Company closed the first stage of a three-stage private financing of the Company by MT Partners, L.P., an affiliate of Cardinal Investment Company, Inc., and Mercury Fund No. 1, Ltd., an affiliate of Mercury Ventures, Ltd. (collectively, the "Investors"). Since January 25, 2000, each of the Investors has had a representative on the Company's Board of Directors.

The Investors entered into a Note and Warrant Purchase Agreement with the Company (the "Agreement") pursuant to which the Investors agreed to provide up to $3,750,000 of private financing to the Company, evidenced by convertible secured promissory notes of the Company. The Investors have provided the maximum amount of funding under the agreement, which aggregates $3,750,000.

The notes are convertible at any time, at the election of the Investors, into shares of the Company's common stock, on the basis of one share of common stock for each $.125 in principal amount of the notes outstanding at the time of conversion. The notes do not accrue interest.

Effective June 1, 2000, the Agreement was modified to eliminate the Company's obligation to create a new series of convertible preferred stock. The notes have been modified to automatically convert into shares of common stock on the terms described above, upon the earlier of either:

     - The closing of a sale of the Company's common stock, preferred stock or issuance of debt with equity features in one or more transactions in which the Company receives aggregate proceeds of at least $5,000,000; or

     - The first trading day following a period of 90 consecutive trading days, during which the closing sale price of the Company's common stock has been in excess of $1.25, such 90 day period to begin after June 1, 2000.

At the initial closing, the Company issued to the Investors warrants to purchase up to an aggregate of 2,000,000 shares of common stock. On March 31, 2000, the second $1,250,000 was funded by the Investors and the Company issued to the Investors additional warrants to purchase up to 2,000,000 shares of common stock. On May 1, 2000, the final $1,250,000 was funded by the Investors and the Company issued to the Investors additional warrants to purchase up to 2,000,000 shares of common stock. All of such warrants are exercisable for a period of 5 years from the date of issuance and have an exercise price of $0.20 per share. The notes and the associated warrants contain conversion features considered to be "beneficial" because the conversion prices were below the market price of the common stock at the date of issuance. As a result, the Company recorded $3,750,000 of interest expense during the year ended December 31, 2000 in accordance with Emerging Issues Task Force Pronouncement Number 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios."

                          MIGRATEC, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

In connection with this private financing, the Investors, the Company and certain shareholders executed a Shareholders' Agreement which requires approval of at least 70% of the Company's Board of Directors for any of the following corporate actions:

     1. permitting authorization of additional series or classes of shares of any capital stock resulting in dilution greater than 10% when compared to the fully diluted common stock equivalent position of the Company as of January 25, 2000;

     2. disposing of all or substantially all of the properties or assets of the Company;

     3. merging where such transaction involves greater than 20% of the Company's market capitalization;

     4. voluntarily dissolving, liquidating or partially liquidating the Company;

     5.   incurring additional debt in excess of $250,000;

     6.   incurring any single capital expenditure in excess of $150,000;

     7. declaring or paying any dividend with respect to any capital stock of the Company;

     8.   purchasing any capital stock of the Company;

     9. amending the employment contracts or making material changes to the compensation or severance amounts of certain officers of the Company;

     10. amending, altering or repealing the Company's Certificate of Incorporation or Bylaws; or

     11.  entering into contracts with any affiliate of the Company.

Additionally, the Shareholders' Agreement restricts transfers of the Company's common stock and provides the Investors with a right of first refusal for private transfers of shares of the Company's common stock.

The Company was unable to repay the $1,112,500 of Senior Secured Promissory Notes at maturity on July 1, 1999. During the period September 2, 1999 to November 30, 1999, the Company reached agreements with the holders of the Senior Secured Promissory Notes to convert the $1,112,500 plus $19,949 of accrued interest into 9,059,605 shares of common stock at $0.125 per share. In connection with the conversion of the Senior Secured Notes to equity and extension of the term of the related warrants, the Company recognized an extraordinary expense of $496,069, which represents the excess of the fair value of the warrants after the modification over the original fair value of $76,077.

During the year ended December 31, 1999, loan origination fees of $1,300 were paid to directors and officers of the Company who granted loans to the Company.

NOTE 5. ACCRUED EXPENSES

Accrued expenses consist of the following as of December 31, 2000 and 1999:

                                         2000         1999
                                      ----------   ----------
Interest                              $    5,333   $   52,751
Legal and professional                    25,797       41,050
Salaries and employee benefits           110,516       55,008
Contract labor                                --       14,760
Deferred rent                             37,274           --
Other                                        425        1,232
                                      ----------   ----------
                                      $  179,345   $  164,801
                                      ==========   ==========

                          MIGRATEC, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

NOTE 6. OTHER INCOME (EXPENSE)

Other income (expense) for the years ended December 31, 2000 and 1999 were comprised of the following:

                                 2000          1999
                              ----------    ----------
Interest income               $   65,365    $      269
Miscellaneous income                 185            10
Loss on sale of assets            (1,252)           --
                              ----------    ----------
                              $   64,298    $      279
                              ==========    ==========


NOTE 7. INCOME TAXES

Temporary differences that give rise to deferred income tax assets and liabilities are as follows, as of December 31, 2000 and 1999:

                                                           2000            1999
                                                       ------------    ------------
Deferred income tax assets
     Benefit of net operating losses                   $  6,680,691    $  3,460,863
     Deferred stock compensation                            390,185              --
     Issuance of options - settlement with EAI              240,210         240,210
     Expense associated with restructure of debt             85,846          85,846
     Depreciation                                            85,454          67,881
     Accrued vacation, severance and bonuses                 31,145          19,343
     Deferred software revenues                              18,870              --
     Deferred rent expense                                   12,673              --
     Other                                                   12,580          35,316
                                                       ------------    ------------
                                                          7,557,654       3,909,459
                                                       ------------    ------------

Deferred income tax liabilities
     Abandonment of property and equipment                  (36,109)        (36,109)
     Warrants issued for financing fees                     (35,025)        (35,025)
     Other                                                      (72)            (43)
                                                       ------------    ------------
                                                            (71,206)        (71,177)
                                                       ------------    ------------
     Valuation allowance                                 (7,486,448)     (3,838,282)
                                                       ------------    ------------
     Net deferred income tax asset (liability)         $         --    $         --
                                                       ============    ============

The net deferred tax asset has been fully reserved due to the uncertainty of generating future taxable income during the carry forward period. The valuation allowance increased by $3,648,166 from December 31, 1999 to December 31, 2000.

The Company's income tax expense (benefit) for the years ended December 31, 2000 and 1999, differed from the statutory federal tax rate as follows:

                                                                   2000             1999
                                                               ------------    ------------
Statutory rate applied to loss before income taxes             $ (3,465,664)   $ (1,422,587)
Permanent  differences  between financial and tax losses
     Interest expense associated with beneficial
          conversion feature of convertible debt                  1,275,000              --
     Expense from exercise of non-qualified
          stock options                                          (1,478,028)             --
     Other                                                           20,526           2,655
Increase in valuation allowance                                   3,648,166       1,419,932
                                                               ------------    ------------
Income tax expense (benefit)                                   $         --    $         --
                                                               ============    ============

Net operating losses generated through December 31, 2000, eligible to be carried forward to future years of approximately $19,649,000 will expire between 2011 and 2015.

NOTE 8. RELATED PARTY TRANSACTIONS

In August 1999, the Company entered into an agreement with EAI Partners, Inc. ("EAI") in settlement and replacement of a prior stock option agreement entered into by EAI and the former Chief Executive Officer of the Company in 1996. Pursuant to the August 1999 agreement, EAI was issued an option to purchase an aggregate of 5,903,614 shares of the Company's common stock, exercisable as follows: EAI may acquire 1,903,614 shares at $0.075 per share and the remaining 4,000,000 shares at the greater of $0.20 or 50% of the average closing bid prices per share of the Company's common stock for the five trading days immediately prior to exercise. As of December 31, 2000, EAI had acquired 1,903,614 shares through the exercise of this option. As a result of this agreement, the Company recorded a loss in the amount of $706,500 as of December 31, 1999, which is included in general and administrative expenses in the accompanying Consolidated Statements of Operations.

                         MIGRATEC, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

Mr. Kevin Howe, Chairman, and Mr. Drew Johnson joined the Company's Board in January 2000 as representatives of Mercury Fund No. 1, Ltd. ("Mercury") and MT Partners, L.P. ("MT Partners"), respectively, in connection with the initial tranche of funding a three-stage $3,750,000 investment in the Company, completed May 1, 2000.

As a result of this investment, Mercury and MT Partners each holds convertible promissory notes and warrants convertible into an aggregate of up to 17,039,800, and 18,960,200 shares of the Company's common stock, respectively, which represents approximately 17.29% and 18.88%, respectively, of the total number of shares of the Company's common stock outstanding as of December 31, 2000. The notes are convertible at any time, at the election of Mercury and MT Partners, on the basis of one share of common stock for each $0.125 in principal amount of the notes outstanding at the time of conversion. The notes do not accrue interest. The warrants are exercisable at $0.20 per share and expire in increments of 2,000,000 shares on January 25, 2005, March 31, 2005 and May 1, 2005.

In December 2000, Mercury loaned the Company $565,000 with an interest rate that varies between 0% and 10%. This loan is due the earlier of December 1, 2001 or upon the occurrence of a qualified financing transaction. Upon the occurrence of a qualified financing, the loan is to be repaid out of the proceeds of the qualified financing; however, at the request of the Company, Mercury will use the loan repayment proceeds to exercise warrants previously issued to Mercury pursuant to the convertible promissory note dated January 25, 2000.

NOTE 9. COMMITMENTS AND CONTINGENCIES

On April 12, 2000, the Company executed a non-cancelable operating lease for its office facility for a term of 39 months beginning May 1, 2000. This lease was modified on November 16, 2000 to increase leased space and extend the term of the lease through February 2004. The modified lease provides for a monthly base rent of $16,977 until August 2001 and $18,720 thereafter. The original lease term included three months of free rent, with the first rental payment due August 1, 2000. At the end of the lease term, the Company has the right to renew the lease for an additional 60 months at the then prevailing rental rates. The following is a summary of future base rents as of December 31, 2000.

         YEAR ENDING DECEMBER 31,      AMOUNT
         ------------------------     --------

                     2001             $210,696
                     2002              224,640
                     2003              224,640
                     2004               37,440
               Thereafter                   --
                                      --------
                                      $697,416
                                      ========

Total rent expense for the years ended December 31, 2000 and 1999 was $163,098 and $139,499, respectively.

On July 24, 1998, Carroll Independent School District filed suit against the Company in District Court, Tarrant County, Texas, seeking payment for unpaid business and personal property taxes (Carroll Independent School District v. One Up Corporation, Cause No. L-14690). Judgment was entered on January 27, 2000 for the plaintiff in the amount of $90,056, which includes interest and court costs. A payable of $91,942 has been recorded for this claim as of December 31, 2000 and 1999.

From time to time the Company is party to what it believes is routine litigation and proceedings that may be considered as part of the ordinary course of its business. Currently, the Company is not aware of any current or pending litigation or proceedings that would have a material adverse effect on the Company's business, results of operations or financial condition.

NOTE 10. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of accounts receivable. Accounts receivable which aggregated $15,000 as of December 31, 2000, have been subsequently collected. The Company's accounts receivables are unsecured.

                          MIGRATEC, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

For the years ended December 31, 2000 and 1999, significant customers accounted for the percentages of the Company's total revenues as indicated below. Revenues in 1999 were associated with the Company's Y2K product which is no longer being marketed.

                                   2000        1999
                                 --------    --------

Dell Products, LP                      83%         --%
Centura Software Corporation           11          --
Ctek, Ltd.                             --          24
Sun Professional Services              --          18
Federal Express                         6          17
EDS                                    --          14
Reasoning, Inc.                        --          11
                                 --------    --------
                                      100%         84%
                                 ========    ========

NOTE 11. CAPITAL STOCK, WARRANTS AND OPTIONS

CAPITAL STRUCTURE

The Company is authorized to issue 200,000,000 shares of common stock, $0.001 par value per share, of which approximately 91,353,074 and 78,660,189 shares were issued, inclusive of treasury stock, at December 31, 2000 and 1999, respectively. As discussed below, the Company reincorporated in Delaware in August 2000 and, in connection with the reincorporation, established a par value of $0.001 per common share. Accordingly, the Board of Directors authorized the stated capital of the Company to be adjusted to reflect this new par value, with a corresponding adjustment to additional paid-in capital.

On June 23, 2000, the Company held its Annual Stockholders' Meeting, at which the stockholders approved reincorporation in Delaware and the creation of blank check preferred stock. The reincorporation was completed in August 2000. As a result, the Company's Board of Directors is now authorized to issue up to 50,000,000 shares of preferred stock in one or more series with such limitations and restrictions as may be determined in its sole discretion without further stockholder approval. The preferred stock authorized under the Company's previous Florida Articles of Incorporation, none of which was outstanding at the time of reincorporation, was cancelled at the time of reincorporation.

ISSUANCES OF COMMON STOCK

PRIVATE PLACEMENTS

During the first quarter of 2000, the Company completed private placements of 2,451,000 shares of unregistered common stock at a price of $0.125 per share and issued two-year warrants to purchase a total of 490,200 unregistered shares of common stock at $0.20 per share, yielding proceeds of $306,375. As of December 31, 2000, warrants to purchase 438,200 shares of common stock of the original 490,200 remain unexercised.

During 1999, the Company completed private placements of 11,679,500 shares of unregistered common stock, plus two-year warrants to purchase a total of 2,335,900 unregistered shares of common stock at $0.20 per share, at a price of $0.125 per common share yielding proceeds of $1,459,937.

CONVERSION OF DEBT TO EQUITY

During the period September 2, 1999 to November 30, 1999, the Company issued 9,059,605 shares of common stock in settlement of principal and accrued interest related to the Senior Secured Promissory Notes which became due July 1, 1999 (See Note 4).

EXERCISE OF OPTIONS AND WARRANTS

During 2000 and 1999, the Company issued 10,241,885 and 3,498,786 shares of common stock, respectively, upon exercise of options and warrants yielding proceeds of $1,870,733 and $278,260, respectively.

                          MIGRATEC, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

EMPLOYEE STOCK PURCHASE PLAN

During 1999, the Company issued 680 shares of common stock representing the employer's match of shares purchased by employees under the Company's Employee Stock Purchase Plan.

WARRANTS

A summary of warrants outstanding as of December 31, 2000 and 1999 is as follows:

                                                                                            2000           1999
                                                                                        ------------   ------------
Warrants for purchase of 2,335,900 shares at $0.20 per share, issued in  connection with private placements of unregistered common stock in
1999, expiring between March and December 2001                                             1,974,200      2,335,900

Warrants for purchase of 1,000,000 shares at $0.10 per share, issued in connection with the September 1998 private placement of unregistered common
stock, expiring September 2001                                                               100,000        950,000

Warrants for purchase of 2,147,750 shares of common stock at $0.20 per share, issued in connection with March 1998 private placement of common stock, expiring
July 2001                                                                                    185,750      2,147,750

Warrants for purchase of 3,178,591 shares of common stock at $0.20 per share, issued in connection with Senior Secured Promissory Notes, expiring July 2001,
as modified in 1999                                                                          142,858      3,178,591

Warrants for purchase of 927,650 shares of common stock at $0.01 to $0.20 per share, issued in connection with short term borrowings in 1999, expiring between
October and December 2001                                                                    100,000        209,650

Warrants issued for purchase of 468,000 shares of common stock at $0.01 to $0.20
per share, issued in connection with notes payable dated in 1998                                  --        100,000

Warrants issued for purchase of 10,000 shares of common stock at $0.35 per
share, issued in connection with note payable dated in 1997                                       --         10,000

Warrants issued for purchase of 6,000,000 shares of common stock at $0.20 per share, issued in connection with convertible notes payable dated in January
2000, expiring equally in January 2005, March 2005 and May 2005                            6,000,000             --

Warrants for purchase of 490,200 shares of common stock at $0.20 per share, issued in connection with January 2000 private placement of common stock, expiring January 2002
                                                                                             438,200             --
                                                                                        ------------   ------------
Total                                                                                      8,941,008      8,931,891
                                                                                        ============   ============

Warrant activity is summarized as follows:

                                                               WARRANT PRICE
                                                        ----------------------------
                                                         WEIGHTED
                                          WARRANTS        AVERAGE           TOTAL
                                        ------------    ------------    ------------

Outstanding at December 31, 1998           7,486,719    $     0.2570    $  1,923,887
     Granted                               3,263,550          0.1518         495,457
     Exercised                            (1,818,378)        (0.0688)       (125,120)
     Exercise price modification                  --         (0.1651)       (641,179)
                                        ------------    ------------    ------------

Outstanding at December 31, 1999           8,931,891          0.1851       1,653,045
     Granted                               6,507,200          0.1995       1,298,210
     Exercised                            (6,498,083)        (0.1805)     (1,173,053)
                                        ------------    ------------    ------------
Outstanding at December 31, 2000           8,941,008    $     0.1989    $  1,778,202
                                        ============    ============    ============

                          MIGRATEC, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

STOCK OPTIONS GRANTED TO NON-EMPLOYEES

A summary of stock options granted to non-employees outstanding as of December 31, 2000 and 1999 is as follows:

                                                                                            2000           1999
                                                                                        ------------   ------------

Granted August 1999 to EAI Partners, Inc. to purchase 5,903,614 shares of common
stock, expiring May 2001 to November 2001                                                  4,000,000      4,570,281

Granted March 1998 to former CEO, exercisable at $0.25 per share, expiring March
2000                                                                                              --        600,000

Granted September 1997 for services rendered, exercisable at $.70 per share,
expiring December 2002                                                                       240,000        240,000

Granted July 1997 for services rendered, exercisable at $.50 per share, expiring
July 2000                                                                                         --         35,000

Granted June 1997 to a Director for services rendered, exercisable at $.35 per
share, expiring June 2000                                                                         --         25,000

Granted July 1999 for services to be rendered, exercisable at $0.20 per share vesting at rate of 7,500 per month through July 2001, expiring July 2002;
Agreement canceled February 2000 at which time 60,000 shares were vested,
expiring February 2002                                                                        60,000        180,000

Granted August 1999 for prior services rendered, exercisable at $0.20 per share,
immediately vested, expiring July 2001                                                            --         25,000

Granted December 1999 for services rendered, exercisable at $0.01 per share
immediately vested, expiring December 2001                                                        --         10,000
                                                                                        ------------   ------------

Total                                                                                      4,300,000      5,685,281
                                                                                        ============   ============

At December 31, 2000, all outstanding options granted to non-employees are exercisable. The fair values of options granted to non-employees was determined using a risk free rate of 5%, an expected life of 1 to 2 years, an expected volatility of 115% to 150%, and a dividend yield of zero. The weighted average grant-date value of options granted to non-employees in 1999 was $0.1191.

In August 1999, the Company entered into a Stock Option Agreement with EAI Partners, Inc. ("EAI") which replaced a November 1996 stock option agreement, covering 6,000,000 shares of the Company's common stock, between EAI and the Company's former CEO, pursuant to which the Company was required to register the shares under the options. As a part of the Company's settlement agreement with the Company's former CEO, the Company agreed to indemnify the former CEO against any liability arising from the Company's failure to register the EAI options as required by the November 1996 stock option agreement. The August 1999 Agreement granted EAI an option to purchase 5,903,614 shares of the Company's common stock. The first 1,903,614 option shares are exercisable at a price of $0.075 per share with the final 4,000,000 option shares being exercisable at the greater of $.20 or 50% of the average closing bid prices per share of the Company's common stock for the five business days immediately prior to exercise. Such option expires equally on May 13, 2001 and November 13, 2001. The Company has filed a registration statement covering the option shares in accordance with the terms of the August 1999 agreement. As of December 31, 2000, EAI has exercised all of the first 1,903,614 option shares. In 1999, the Company recognized a loss in the amount of $706,500 as a result of the August 1999 Agreement.

Stock options granted to non-employees is summarized as follows:

                                                                 OPTION PRICE
                                                         ----------------------------
                                                           WEIGHTED
                                           OPTIONS          AVERAGE         TOTAL
                                         ------------    ------------    ------------

Outstanding at December 31, 1998            1,100,000    $     0.3348    $    368,250
       Granted                              6,118,614          0.1608         983,871
       Exercised                           (1,533,333)        (0.0809)       (124,000)
                                         ------------    ------------    ------------
Outstanding at December 31, 1999            5,685,281          0.2160       1,228,121
       Canceled                              (120,000)        (0.2000)        (24,000)
       Exercised                           (1,265,281)        (0.1771)       (224,121)
                                         ------------    ------------    ------------
Outstanding at December 31, 2000            4,300,000    $     0.2279    $    980,000
                                         ============    ============    ============

                         MIGRATEC, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

STOCK OPTIONS GRANTED TO EMPLOYEES, OFFICERS AND DIRECTORS

In 1997, the Company established a stock option plan ("1997 Plan"); however, the 1997 Plan was not approved by the Company's stockholders within the time specified and was terminated in 1999. Outstanding options issued pursuant to the 1997 Plan were canceled in 1999. Substantially all of the cancelled 1997 Plan options were reissued under the 1999 Plan at the then current fair market value. In accordance with FASB Interpretation No. 44, these modified grants are accounted for as variable from the date of modification until the options are exercised, forfeited or expire unexercised. No additional compensation expense was recorded in 2000 related to these options.

The Company adopted a new stock option plan, the 1999 Stock Option Plan ("1999 Plan"). Under the terms of the 1999 Plan, the Company could grant up to 2,000,000 shares of the Company's common stock. The 1999 Plan was not approved by the Company's stockholders within one year of adoption by the Company's Board of Directors, thereby converting options, granted under the 1999 Plan to non-qualified options for federal income tax purposes. All terms of the options remained unchanged.

In January 2000, the Company's Board of Directors approved, subject to the stockholders' approval, the MigraTEC, Inc. Long-Term Incentive Plan ("the 2000 Plan"), which provides for the issuance of up to 7,000,000 shares of the Company's common stock in the form of stock options, dividend equivalent rights or restricted share awards to Company directors, officers, employees and consultants. The 2000 Plan was approved at the Company's Annual Stockholders' meeting held June 23, 2000. In December 2000, the Company's Board of Directors approved, subject to the stockholders' approval, an increase of the shares of the Company's common stock issuable under the 2000 Plan to 14,000,000.

The Company has issued stock options to employees, officers and directors as summarized in the table below.

                                                                 OPTION PRICE
                                                         ----------------------------
                                                            WEIGHTED
                                           OPTIONS           AVERAGE        TOTAL
                                         ------------    ------------    ------------
Outstanding at December 31, 1998           15,353,192    $     0.2076    $  3,186,868
      Granted                               2,421,904          0.1985         480,706
      Canceled                             (9,113,812)        (0.2117)     (1,929,681)
      Exercised                              (147,075)        (0.1981)        (29,139)
                                         ------------    ------------    ------------
Outstanding at December 31, 1999            8,514,209          0.2007       1,708,754
      Granted                              12,185,382          0.4300       5,239,692
      Canceled                               (432,935)        (0.4270)       (184,842)
      Exercised                            (2,478,521)        (0.2014)       (499,273)
                                         ------------    ------------    ------------
Outstanding at December 31, 2000           17,788,135    $     0.3522    $  6,264,331
                                         ============    ============    ============

Effective September 7, 1999, the Company officers and four directors agreed to modify options previously granted for services provided as follows (a) the number of shares underlying each option was voluntarily reduced by 50%, (b) the remaining 50% of the shares underlying each option remained fully vested as of the date of the modification, (c) for officers, the expiration date was re-defined to be four years after the date of termination of employment, (d) for directors the expiration date was re-defined to be four years after termination of directorship. The exercise price for the modified options was unchanged at $0.20 per share. There was no impact on the financial statements as a result of this modification.

Prior to the modification, options granted to officers to purchase 9,600,000 shares of common stock were exercisable at vesting at any time during employment and options granted to directors to purchase 4,300,000 shares of common stock were exercisable through May 31, 2002.

Employee options which aggregate 921,197 expire from April 2001, through December 2004. Expiration of the remaining options, which aggregate 16,866,938, is summarized below:

                                        OFFICERS
                                          AND
           EXPIRATION                   DIRECTORS     EMPLOYEES         TOTAL
                                      ------------   ------------   ------------
48 months after termination of           4,835,000             --      4,835,000
   employment or directorship
January 2010 to December 2010            9,737,500      2,294,438     12,031,938
                                      ------------   ------------   ------------
                                        14,572,500      2,294,438     16,866,938
                                      ============   ============   ============

                          MIGRATEC, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

COMPENSATION EXPENSE FOR OPTIONS AND WARRANTS GRANTED TO EMPLOYEES, OFFICERS AND DIRECTORS

The Company recorded deferred stock compensation of $2,975,000 for the difference between the exercise price and the market value of the Company's common stock underlying certain options granted. This amount is being amortized over the vesting period of the individual options, which vesting periods vary from immediate to three years. Stock compensation expense charged to operations was $1,147,604 for the year ended December 31, 2000.

Substantially all other options issued to directors, officers and employees were issued with exercise prices equal to fair value. Fair value for all options issued is generally the trading price at the date of issuance. Had compensation cost for the Company's stock options been determined consistent with SFAS 123, the Company's net loss per share would have been adjusted to the pro forma amounts indicated below:

                                                                  YEARS ENDED DECEMBER 31,
                                                             -------------------------------
                                                                  2000               1999
                                                             --------------    --------------
Net income (loss)
     As reported                                             $  (10,193,130)   $   (4,184,078)
                                                             ==============    ==============
     Pro forma                                               $  (11,220,879)   $   (4,263,881)
                                                             ==============    ==============
Net income (loss) per common share (basic and diluted)
     As reported                                             $        (0.13)   $        (0.08)
                                                             ==============    ==============
     Pro forma                                               $        (0.14)   $        (0.08)
                                                             ==============    ==============

The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. The Company anticipates making awards in the future under its stock-based compensation plan.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes method option-pricing model. The following assumptions were used for grants in 2000: dividend yield of 0%, volatility range of 122% to 155%, risk free interest rate estimated as 6.3% with an expected life of 3 to 4 years. The following assumptions were used for grants in 1999: dividend yield of 0%, volatility range of 104% to 120%, risk free interest rate estimated as 5% with an expected life of 2 to 4 years.

The fair value of each option grant given to both employees and non-employees is estimated on the date of grant using the Black-Scholes method option-pricing model. The weighted average fair value of the option granted under this model when fair value equaled the exercise price and when the fair value was greater than the exercise price was $0.59 and $0.13 per option, respectively, for the years ended December 31, 2000 and 1999.

The model is based on historical stock prices and volatility which, due to the low volume of transactions, may not be representative of future price variances.

The following summarizes information about options granted to employees, officers, directors and non-employees outstanding at December 31, 2000:

                                   OUTSTANDING OPTIONS                                    OPTIONS EXERCISABLE
                           -----------------------------------                     -------------------------------
                                              WEIGHTED AVERAGE       WEIGHTED                     WEIGHTED AVERAGE
       RANGE OF                NUMBER             REMAINING          AVERAGE         NUMBER           EXERCISE
    EXERCISE PRICES          OUTSTANDING      CONTRACTUAL LIFE    EXERCISE PRICE   EXERCISABLE          PRICE
----------------------     ---------------    ----------------    --------------   -----------    ----------------
Employees
$ 0.1719 to $ 2.87             3,215,635         7.708 years         $ 0.5671          701,161        $ 0.5883

Officers and Directors
$ 0.20 to $ 1.375             14,572,500            N/A              $ 0.3047        6,214,167        $ 0.2258

Non-Employees-options
$ 0.20  to $ 0.70              4,300,000         0.701 years         $ 0.2279        4,300,000        $ 0.2279

Non-Employees-warrants
$ 0.10 to $ 0.20               8,941,008         3.038 years         $ 0.1989        8,941,008        $ 0.1989
                             -----------                                           -----------
                              31,029,143                                            20,156,336
                             ===========                                           ===========

                          MIGRATEC, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 1999

TOTAL OPTIONS AND WARRANTS OUTSTANDING AT DECEMBER 31, 2000

At December 31, 2000, the Company had options and warrants for the purchase of common shares as follows:

Warrants                                       8,941,008
Stock Options:
    Non-Employees                              4,300,000
    Directors, Officers and Employees         17,788,135
                                            ------------
Total                                         31,029,143
                                            ============

COMPENSATION EXPENSE FOR OPTIONS AND WARRANTS

The Company has recorded compensation expense in 2000 and 1999 for all options and warrants issued to non-employees. Such compensation expense was determined using the Black-Scholes method option-pricing model, using assumptions consistent with those noted above.

NOTE 12. EMPLOYEE SAVINGS PLAN

Effective January 1, 1994, the Company adopted a discretionary 401(k) savings plan ("Plan") for its employees. This Plan is available to all employees meeting certain eligibility requirements, as further described in the Plan documents. No discretionary employer contributions were made for the years ended December 31, 2000 and 1999. Participants are 100% vested in the portion of the Plan representing employee contributions. Participants vest 20% in employer contributions after two years of service (as defined by the Plan document) and 20% each year thereafter.

NOTE 13. SUBSEQUENT EVENTS

Subsequent to December 31, 2000, the Company issued an aggregate of 7,750,000 shares of its common stock to two investors, as a result of the conversion of $750,000 of convertible debt at $0.125 per share and the exercise of warrants to purchase 1,750,000 shares at $0.20 per share.

Subsequent to December 31, 2000, the Company issued an aggregate of 505,000 shares of its common stock to a former director, as a result of the exercise of options to purchase shares at $0.20 per share.

In January 2001, the notes payable dated December 4 and December 28, 1998, were modified and extended. The modified terms included an additional advance of $250,000 bearing interest at 15% per annum, payable interest only until May 1, 2001, repayable thereafter with monthly installments of principal and interest totaling $22,565 with a final maturity of May 1, 2002. In connection with this modification, the lender was paid a commitment fee of $5,000 and was issued a one-year warrant to purchase 40,000 shares of Company common stock at $0.01 per share. This warrant was exercised in March 2001.

In February and March 2001, the Company issued to EAI an aggregate of 1,111,110 shares of its common stock at $0.18 per share pursuant to a stock option agreement which grants an option to purchase up to an aggregate of 5,903,614 shares of its common stock. At December 31, 2000, an aggregate of 4,000,000 option shares remain exercisable at the greater of (i) $0.20 or (ii) 50% of the previous five-day average closing bid price per share of the Company's common stock for the five business days immediately prior to exercise. Such option expires equally on May 13, 2001 and November 13, 2001. The Company agreed to modify the exercise price for the 2,000,000 options expiring May 13, 2001 to $0.18 per share in exchange for immediate exercise. The Company agreed to payment terms of $120,000 within forty-five days from the date of exercise on February 16, 2001 and payments of $80,000 on March 15, 2001, April 15, 2001 and May 15, 2001. As a result of this option modification, the Company will record an expense of approximately $40,000 in the first quarter of 2001.

                          MIGRATEC, INC. AND SUBSIDIARY
                      CONSOLIDATED CONDENSED BALANCE SHEETS

                                                                                     SEPTEMBER 30, 2001   DECEMBER 31, 2000
                                                                                     ------------------   -----------------
                                                                                         (UNAUDITED)
ASSETS
CURRENT ASSETS
         Cash                                                                           $    753,788        $    242,254
         Accounts receivable                                                                  50,000              15,000
         Other current assets                                                                 66,420              77,313
                                                                                        ------------        ------------
                Total current assets                                                         870,208             334,567

PROPERTY AND EQUIPMENT, NET                                                                  161,555             153,768

OTHER ASSETS
         Capitalized software costs, net of amortization of $91,389
              and  $64,917, in 2001 and 2000, respectively                                       634              27,106
         Other assets                                                                          7,756               7,756
                                                                                        ------------        ------------
                Total other assets                                                             8,390              34,862
                                                                                        ------------        ------------

                Total Assets                                                            $  1,040,153        $    523,197
                                                                                        ============        ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
         Current portion of long-term debt and notes payable                            $    344,915        $    574,643
         Accounts payable                                                                    246,415             297,778
         Accrued expenses                                                                    513,934             179,345
         Deferred income                                                                         217              55,500
         Obligation under capital lease                                                        1,575               1,159
                                                                                        ------------        ------------
                Total current liabilities                                                  1,107,056           1,108,425

LONG-TERM LIABILITIES
         Long-term portion of notes payable                                                2,512,260           3,769,880
         Long-term portion of obligation under capital lease                                   2,964               4,203
                                                                                        ------------        ------------
                Total long-term liabilities                                                2,515,224           3,774,083
                                                                                        ------------        ------------
                Total Liabilities                                                          3,622,280           4,882,508

MINORITY INTEREST                                                                             (3,752)             (3,752)

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT
         Preferred stock 50,000,000 shares authorized; $0.001 par
              value; none issued or outstanding
         Common stock 200,000,000 shares authorized; $0.001 par value;
              124,936,040 and 91,353,074 shares issued at September 30, 2001 and
              December 31, 2000, respectively
                                                                                             124,936              91,353
         Additional paid-in capital                                                       26,976,314          20,989,692
         Subscription receivable                                                            (150,000)                 --
         Deferred stock compensation                                                        (940,000)         (1,827,396)
         Treasury stock, at cost (9,864,449 shares in 2001 and 2000)                      (1,777,891)         (1,777,891)
         Accumulated deficit                                                             (26,811,734)        (21,831,317)
                                                                                        ------------        ------------
                Total stockholders' deficit                                               (2,578,375)         (4,355,559)
                                                                                        ------------        ------------
                Total Liabilities and Stockholders' Deficit                             $  1,040,153        $    523,197
                                                                                        ============        ============

        The accompanying notes are an integral part of these consolidated financial statements.

                          MIGRATEC, INC. AND SUBSIDIARY
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                     THREE MONTHS ENDED SEPTEMBER 30,     NINE MONTHS ENDED SEPTEMBER 30,
                                                     --------------------------------    --------------------------------
                                                          2001              2000               2001            2000
                                                     --------------    --------------    --------------    --------------

REVENUES
    Consulting services                              $       53,500    $       60,000    $      181,833    $       60,000
    Software maintenance fees                                   650             3,000             1,950             9,000
                                                     --------------    --------------    --------------    --------------
          Total Revenues                                     54,150            63,000           183,783            69,000
                                                     --------------    --------------    --------------    --------------

COSTS AND EXPENSES
    Cost of revenues                                         44,725            22,052            51,408            22,052
    Selling and marketing                                   240,881           370,364         1,017,638           736,039
    Research and development                                336,008           669,997         1,285,716         1,820,978
    General and administrative                              652,545           650,502         2,643,842         2,527,201
                                                     --------------    --------------    --------------    --------------
          Total costs and expenses                        1,274,159         1,712,915         4,998,604         5,106,270
                                                     --------------    --------------    --------------    --------------

LOSS FROM OPERATIONS                                     (1,220,009)       (1,649,915)       (4,814,821)       (5,037,270)
    Other income (expense)
        Interest and financing expense                      (71,424)          (10,315)         (172,639)       (3,856,977)
        Other income, net                                     6,337            24,666             7,043            58,610
                                                     --------------    --------------    --------------    --------------
          Total other income (expense)                      (65,087)           14,351          (165,596)       (3,798,367)
                                                     --------------    --------------    --------------    --------------

          Net loss                                   $   (1,285,096)   $   (1,635,564)   $   (4,980,417)   $   (8,835,637)
                                                     ==============    ==============    ==============    ==============

NET LOSS PER COMMON SHARE (BASIC AND DILUTED)        $       ( 0.01)   $        (0.02)   $        (0.05)   $        (0.11)
                                                     ==============    ==============    ==============    ==============

WEIGHTED AVERAGE COMMON SHARES
     ISSUED AND OUTSTANDING (BASIC AND
     DILUTED)                                           111,999,393        80,687,459        99,373,321        78,654,882
                                                     ==============    ==============    ==============    ==============

        The accompanying notes are an integral part of these consolidated financial statements.

                          MIGRATEC, INC. AND SUBSIDIARY
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                        NINE MONTHS ENDED SEPTEMBER 30,
                                                                        -------------------------------
                                                                             2001            2000
                                                                         ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
         Net loss                                                        $ (4,980,417)   $ (8,835,637)
         Adjustments to reconcile net loss to net cash (used by)
           operating activities:
              Depreciation and amortization                                    91,886         186,371
              Deferred stock compensation                                     557,396         909,584
              Warrants issued for consulting services                          17,000              --
              Interest expense associated with beneficial
                conversion feature of convertible debt                             --       3,750,000
              Financing fees                                                   84,000              --
              Warrants issued for financing fees                               32,336           4,930
              Amortization of discount on notes payable                            --          20,797
              Change in assets and liabilities:
                 (Increase) decrease in accounts receivables                  (35,000)         33,551
                 (Increase) decrease in other current assets                   10,893        (190,049)
                 (Increase) decrease in other assets                               --          13,792
                 (Increase) decrease in deferred financing costs                   --          30,000
                 (Increase) decrease in capitalized software costs                 --            (917)
                 Increase (decrease) in accounts payable                      (51,363)       (178,642)
                 Increase (decrease) in accrued expenses                      334,589         235,713
                 Increase (decrease) in deferred income                       (55,283)        156,000
                                                                         ------------    ------------
         Net cash (used by) operating activities                           (3,993,963)     (3,864,507)

CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchases of property and equipment                                  (73,201)       (175,385)
         Retirement of property and equipment                                      --          11,539
                                                                         ------------    ------------
         Net cash (used in) investing activities                              (73,201)       (163,846)

CASH FLOWS FROM FINANCING ACTIVITIES:
         Proceeds from notes payable                                          450,000       3,750,000
         Proceeds from issuance of common stock                             4,816,869       2,128,152
         Payments under obligation of capital lease                              (823)         (5,727)
         Repayment of notes payable                                          (687,348)       (910,516)
                                                                         ------------    ------------
         Net cash provided by financing activities                          4,578,698       4,961,909
                                                                         ------------    ------------
         Net increase (decrease) in cash                                      511,534         933,556

Cash - beginning                                                              242,254           1,417
                                                                         ------------    ------------
Cash - ending                                                            $    753,788    $    934,973
                                                                         ============    ============

SUPPLEMENTAL DISCLOSURES:
         Interest paid                                                   $     37,302    $     98,288
                                                                         ============    ============

SUPPLEMENTAL  DISCLOSURE OF NON-CASH
   INVESTING AND  FINANCING ACTIVITIES:
         Issuance of stock upon conversion of debt to equity             $  1,250,000    $         --
                                                                         ============    ============

        The accompanying notes are an integral part of these consolidated financial statements.

                          MIGRATEC, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)

NOTE 1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

MigraTEC, Inc., a Delaware corporation, is a developer and provider of software technology and expertise that automates the process of upgrading or migrating software, enabling it to operate on increasingly advanced operating and hardware systems.

During 1999, MigraTEC redirected its strategic focus from selling software products aimed at Y2K solutions to developing proprietary technology designed to automate a significant amount of the manual upgrade or migration process from 32-bit to 64-bit operating systems and associated hardware. The majority of MigraTEC's efforts in 2001 and 2000 were related to research and development activities.

MigraTEC provides migration services and consulting to customers. MigraTEC also intends to license, on a line of code basis, its software solutions to "end users" for their own internal migration projects, and to systems integrators and large services providers to perform outsourced projects for their own customers.

MigraTEC is the parent of a majority owned foreign subsidiary, One Up Computer Services, Ltd. ("One Up, Ltd. "), incorporated under the laws of the Province of Ontario, Canada. One Up, Ltd. ceased its operations in 1997. At December 31, 1999, a reserve was provided for all of the assets of One Up, Ltd. in the amount of $36,808, which MigraTEC does not expect to be realizable. Liabilities of One Up, Ltd. in the amount of $45,736 will remain until the obligations are resolved.

The accompanying unaudited consolidated condensed financial statements reflect, in the opinion of management, all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows of MigraTEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to rules and regulations promulgated by the Securities and Exchange Commission (the "Commission"). These statements should be read together with the audited financial statements and notes thereto for the years ended December 31, 2000 and 1999, included in MigraTEC's Form 10-KSB for the fiscal year ended December 31, 2000 on file with the Commission. The results of operations for the interim periods shown herein are not necessarily indicative of the results to be expected for any future interim period or for the entire year.

PRINCIPLES OF CONSOLIDATION

The consolidated condensed financial statements include the accounts of MigraTEC and One Up, Ltd., collectively referred to as the "Company." Intercompany transactions and balances have been eliminated in consolidation.

INDUSTRY SEGMENT

The Company operates in a single industry segment, the developing and providing of software technology that automates the process of upgrading or migrating software.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company provides for depreciation on a straight-line basis over the estimated useful life of three to five years for the related assets. Leasehold improvements are amortized over the life of the improvements or the lease term if shorter on a straight-line basis.

Major repairs or replacements of property and equipment are capitalized. Maintenance, repairs and minor replacements are expensed as incurred.

                          MIGRATEC, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)


NOTE 1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

CAPITALIZED SOFTWARE

The cost of purchased software is capitalized and amortized on a straight-line basis over the estimated useful life of three years. Amortization expense in the first nine months of 2001 and 2000 was $26,472 and $22,525, respectively.

DEFERRED FINANCING FEES

Costs associated with the private equity line discussed in Note 4 were capitalized and were charged against the proceeds received in the three months ended September 30, 2001 from the Company's private equity line of credit.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments include accounts receivable and accounts payable, for which the carrying amounts approximate fair value. Based on prevailing interest rates, management believes that the fair value of notes payable approximates book value.

COSTS OF SOFTWARE DEVELOPED FOR SALE

The Company expenses or capitalizes development costs of software to be sold in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." These development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers.

INCOME TAXES

The provision for income taxes is based on pretax income as reported for financial statement purposes. Deferred income taxes are provided in accordance with the liability method of accounting for income taxes to recognize the tax effects of temporary differences between financial statement and income tax accounting. Valuation allowances are established when necessary to reduce tax assets to the amount more likely than not to be realized.

The Company has incurred net operating losses for federal income tax purposes and it is uncertain as to whether the Company will generate future taxable income during the carry-forward period. Accordingly, the Company's net current and non-current deferred tax assets have been fully reserved at September 30, 2001 and December 31, 2000.

REVENUE RECOGNITION

The Company's revenues consist of consulting services revenues and software maintenance and support revenues.

Revenues are recognized in accordance with American Institute of Certified Public Accountant's Statement of Position 97-2 "Software Revenue Recognition."

The Company intends to license software under software license agreements. License fee revenues are recognized when an agreement is in force, the product has been delivered, the license fee is fixed or determinable, no significant production modification or customization of the software is required and collectibility is reasonably assured. Total fees under multiple element arrangements are allocated to individual elements based on vendor-specific objective evidence of fair value, principally determined on values when sold separately. License fee revenue for certain application development and data access tools is recognized upon direct shipment to the end user. If collectibility is not considered probable, revenue is recognized when the fee is collected.

Software maintenance and support revenues are recognized ratably over the term of the related agreements, which in most cases is one year. Revenues from consulting services under time and materials contracts and for training are recognized as services are performed. Revenues in 2000 include revenue related to the Company's contract with Dell. This contract is a multiple elements agreement for which revenue is recognized pro rata over the contract term.

                          MIGRATEC, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)


NOTE 1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

CASH EQUIVALENTS

Cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of three months or less when purchased.

LOSS PER SHARE

Basic earnings per share is computed only on the weighted average number of common shares outstanding during the respective periods, and the dilutive effect of stock options and warrants is excluded. Diluted earnings per share is computed to show the dilutive effect, if any, of stock options and warrants using the treasury stock method based on the average market price of the stock during the respective periods.

The effect of stock options and warrants that aggregated 19,096,554 and 26,009,263 shares as of September 30, 2001 and 2000, respectively, would be anti-dilutive due to the Company's losses in 2001 and 2000 and, accordingly, are not included in the computation of diluted earnings per share for the respective periods.

If the convertible secured promissory notes discussed in Note 3 are converted in full, an additional 20,000,000 shares of the Company's common stock would be outstanding as of September 30, 2001.

USE OF ESTIMATES AND ASSUMPTIONS

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could vary from estimates used.

STOCK-BASED COMPENSATION

The Company has elected to account for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Such excess is deferred and amortized as compensation expense over the respective vesting periods, which are principally 36 months.

The Company accounts for stock-based awards issued to non-employees in accordance with the fair value method of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18. Accordingly, the Company measures the cost of such awards based on the fair value of the options using the Black-Scholes method option-pricing model.

NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The adoption of SFAS 133 has not had a material effect on the Company's results of operations or financial condition.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives. The Company does not anticipate that SFAS Nos. 141 and 142 will have a significant impact on the Company's financial statements when adopted on January 1, 2002.

                          MIGRATEC, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)

NOTE 1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

RECLASSIFICATIONS

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

NOTE 2. GOING CONCERN UNCERTAINTY

The Company incurred a loss of $10,193,130 and used cash in operations of $5,097,689 for the year ended December 31, 2000. In addition, at December 31, 2000 and September 30, 2001, the Company's current liabilities exceeded current assets by $773,858 and $236,848, respectively, and the Company had a net stockholders' deficit of $4,355,559 and $2,578,375, respectively. In the nine months ended September 30, 2001, the Company incurred a loss of $4,980,417 and used cash in operations of $3,993,963. The Company's continued existence and plans for future growth are dependent, in part, upon its ability to obtain the capital necessary to operate, primarily through the issuance of additional debt or equity, and on its ability to effectively penetrate the developing market for migration software, services and related products. Management believes the Company will successfully complete its plan to raise additional capital in 2001 and that funds will be available to meet the Company's obligations for at least the next 12 months. If the Company is not able to obtain additional or alternative funding, or generate sufficient revenues and cash flows in the near term, the Company will be unable to continue as a going concern.

During the first half of 2000, the Company raised $3,750,000 in a private financing (see Note 3). In the first nine months of 2001, the Company raised an additional $1,964,500 in private equity transactions and has received $2,598,172 from the exercise of options and warrants. In addition, the Company entered into a private equity line of credit agreement on March 27, 2001, pursuant to which the Company can draw down up to $20,000,000 over a 20 month period, of which the Company has drawn $542,066 as of September 30, 2001 (see Note 4). The Company plans to raise additional capital in 2001 to fund expanded sales and marketing as well as development efforts and continued operations. There can be no assurance that the Company will successfully raise additional funds sufficient to finance its continued operations.

The financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or classification of liabilities which may result from the inability of the Company to continue as a going concern.

                          MIGRATEC, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)


NOTE 3. NOTES PAYABLE

Notes payable at September 30, 2001 and December 31, 2000, include the following:

                                                                                      SEPTEMBER 30, 2001  DECEMBER 31, 2000
                                                                                      ------------------  -----------------
Note payable to Mercury Fund No. 1, Ltd. in the amount of $565,000, dated
December 1, 2000, with interest varying between 0% and 10%, due the earlier of
December 1, 2001 or upon the occurrence of a qualified financing transaction, collateralized by all assets owned or thereafter acquired, subject to collateral rights of notes dated December 4 and 28, 1998, January 4 and 27, 1999 and
January 25, 2000. Upon the occurrence of a qualified financing transaction, the
Company has the option to require the note holder to exercise warrants issued with the convertible note dated January 25, 2000. This note was repaid on June
22, 2001 upon the exercise of warrants to purchase 2,839,800 shares of common stock as the exercise price consisted of conversion of this note plus cash in
the amount of $2,960.                                                                   $            --   $       565,000

Note payable to Mercury Fund No. 1, Ltd. in the amount of $14,419, dated June 22,
2001 with interest at 4  1/2%, due December 22, 2001.                                            14,419                --

Convertible note payable to Mercury Fund No. 1, Ltd. in the amount of
$1,775,000, dated January 25, 2000, without interest, due January 24, 2003, collateralized by all assets owned or thereafter acquired, subject to collateral rights of notes dated December 4 and 28, 1998 and January 4 and 27, 1999. A portion of this note was converted into shares of common stock as more fully
described below.                                                                              1,275,000         1,775,000

Convertible note payable to MT Partners, L.P. in the amount of $1,975,000, dated
January 25, 2000, without interest, due January 24, 2003, collateralized by all assets owned or thereafter acquired, subject to collateral rights of notes dated
December 4 and 28, 1998 and January 4 and 27, 1999. A portion of this note was
converted into shares of common stock as more fully described below.                          1,225,000         1,975,000

Notes payable to BEM Capital Partners, Inc. (assignee of MJ Capital Partners
III, L.P. as of January 2001) in the aggregate amount of $250,000, dated
December 4 and December 28, 1998 and January 4 and 27, 1999, bearing interest at
16% per annum, collateralized by all assets owned or thereafter acquired
Modified, extended and renewed February 1, 1999 bearing interest at 16% per annum, repayable with monthly installments of principal and interest totaling
$31,000 with a final maturity of December 31, 1999. Modified, extended and renewed October 31, 1999 bearing interest at 16% per annum, repayable with monthly installments of principal and interest totaling $21,100 with a final maturity of December 31, 2000. In connection with the October 31, 1999 modification, the note holder was issued two-year warrants to purchase 100,000 shares of common stock at $0.01 per share and 100,000 shares of common stock at
$0.20 per share. Modified, extended and renewed January 26, 2001, so as to increase the outstanding loan amount to $250,000, bearing interest at 15% per annum, interest only payable monthly until May 1, 2001. Thereafter payable with monthly installments of principal and interest totaling $22,565 with a final maturity of May 1, 2002. In connection with the January 26, 2001 modification, the note holder was issued a one-year warrant to purchase 40,000 shares of
common stock at $0.01 per share. This warrant was exercised in March 2001.                      170,834               958

                          MIGRATEC, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)


NOTE 3.  NOTES PAYABLE (continued)

                                                                                    SEPTEMBER 30, 2001     DECEMBER 31, 2000
                                                                                    ------------------     -----------------
Note payable to The Glebe Group in the amount of $200,000, dated May 11, 2001, bearing interest at 15% per annum, principal and interest originally due June
11, 2001, extended and renewed with a new maturity date of August 10, 2001 and subsequently extended and renewed with a new maturity date of November 1, 2001
In connection with this note and subsequent extensions, the note holder was issued six-month warrants to purchase an aggregate of 40,000 shares of common stock at $0.01 per share. These warrants have been exercised as of  September
30, 2001.                                                                               $    150,000          $         --

Note payable to a former employee in the amount of $68,250, dated March 3, 1998, bearing interest at 14%, payable in monthly installments of $1,000, due
December 10, 2003.                                                                            21,922                28,565
                                                                                        ------------          ------------

Total outstanding
                                                                                           2,857,175             4,344,523
Less current portion                                                                        (344,915)             (574,643)
                                                                                        ------------          ------------
Long-term portion                                                                       $  2,512,260          $  3,769,880
                                                                                        ============          ============


In the first quarter of 2000, the Company closed a private financing of the Company by MT Partners, L.P., an affiliate of Cardinal Investment Company, Inc., and Mercury Fund No. 1, Ltd., an affiliate of Mercury Ventures, Ltd. (collectively, the "Investors"). Since January 25, 2000, each of the Investors has had a representative on the Company's board of directors.

The Investors entered into a Note and Warrant Purchase Agreement with the Company (the "Agreement") pursuant to which the Investors provided $3,750,000 of private financing to the Company, evidenced by convertible secured promissory notes of the Company.

The notes are convertible at any time, at the election of the Investors, into shares of the Company's common stock, on the basis of one share of common stock for each $0.125 in principal amount of the notes outstanding at the time of conversion. The notes do not accrue interest.

The notes automatically convert into shares of common stock on the terms described above, upon the earlier of either:

          o The closing of a sale of the Company's common stock, preferred stock or issuance of debt with equity features in one or more transactions in which the Company receives aggregate proceeds of at least $5,000,000; or

          o The first trading day following a period of 90 consecutive trading days, during which the closing sale price of the Company's common stock has been in excess of $1.25.

Pursuant to the Agreement, the Company issued to the Investors warrants to purchase up to an aggregate of 6,000,000 shares of common stock. All of such warrants are exercisable for a period of five years from the date of issuance and have an exercise price of $0.20 per share. The notes and the associated warrants contain conversion features considered to be "beneficial" because the conversion prices were below the market price of the common stock at the date of issuance. As a result, the Company recorded $2,500,000 and $1,250,000 of interest expense during the quarters ended March 31, 2000 and June 30, 2000, respectively, in accordance with Emerging Issues Task Force Pronouncement Number 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." In the first nine months of 2001, Mercury Fund No. 1, Ltd. and MT Partners, L.P. converted $500,000 and $750,000, respectively, of these notes into an aggregate of 10,000,000 shares of common stock and exercised all of their warrants to purchase an aggregate of 6,000,000 shares of common stock at an exercise price of $0.20 per share.

                          MIGRATEC, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)


NOTE 3. NOTES PAYABLE (continued)

In connection with this private financing, the Investors, the Company and certain stockholders executed a Shareholders' Agreement which requires approval of at least 70% of the Company's Board of Directors for any of the following corporate actions:

          1. permitting authorization of additional series or classes of shares of any capital stock resulting in dilution greater than 10% when compared to the fully diluted common stock equivalent position of the Company as of January 25, 2000;

          2. disposing of all or substantially all of the properties or assets of the Company;

          3. merging where such transaction involves greater than 20% of the Company's market capitalization;

          4. voluntarily dissolving, liquidating or partially liquidating the Company;

          5.   incurring additional debt in excess of $250,000;

          6.   incurring any single capital expenditure in excess of $150,000;

          7. declaring or paying any dividend with respect to any capital stock of the Company;

          8.   purchasing any capital stock of the Company;

          9. amending the employment contracts or making material changes to the compensation or severance amounts of certain officers of the Company;

          10. amending, altering or repealing the Company's Certificate of Incorporation or Bylaws; or

          11.  entering into contracts with any affiliate of the Company.

Additionally, the Shareholders' Agreement restricts transfers of the Company's common stock and provides the Investors with a right of first refusal for private transfers of shares of the Company's common stock.

NOTE 4. CAPITAL STOCK, WARRANTS AND OPTIONS

CAPITAL STRUCTURE

The Company is authorized to issue 200,000,000 shares of common stock, $0.001 par value per share, of which approximately 124,936,040 and 91,353,074 shares were issued, inclusive of treasury stock, at September 30, 2001 and December 31, 2000, respectively. The Company is also authorized to issue up to 50,000,000 shares of preferred stock, none of which are issued and outstanding.

ISSUANCES OF COMMON STOCK

Private Placements

During the first nine months of 2001, the Company completed private placements of 9,143,451 shares of unregistered common stock with a weighted average price per share of $0.2149.

Private Equity Line

On March 27, 2001, the Company and Ironhead Investments Inc. ("Ironhead") entered into a Common Stock Purchase Agreement (the "Stock Purchase Agreement") establishing a private equity line of credit. Ironhead has committed to purchase from the Company up to a maximum of approximately 30,000,000 shares of common stock for up to $20,000,000 over a twenty-month period. The number of shares issuable by the Company and the price per share to be paid by Ironhead are dependent upon a defined trading volume of the Company's common stock and a defined average trading price (net of a 6% discount). The Company has reserved 30,000,000 shares of common stock for possible issuance under the equity line of credit. During the first nine months of 2001, the Company sold 1,337,556 shares of common stock under the Stock Purchase Agreement with a weighted average price per share of $0.4053.

                          MIGRATEC, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)


NOTE 4. CAPITAL STOCK, WARRANTS AND OPTIONS (continued)

In connection with the equity line of credit, Ironhead and GKN Securities ("GKN") were issued five-year warrants to purchase an aggregate of 650,000 shares of the Company's common stock at an exercise price of $0.42 per share. None of these warrants have been exercised as of September 30, 2001. The Company engaged GKN as a sales agent to facilitate this transaction. GKN will also receive a 5% placement fee for each draw under the equity line of credit.

The Company is prevented from issuing shares to Ironhead to the extent Ironhead would beneficially own more than 9.9% of the then outstanding common stock. Any resale of shares by Ironhead would reduce the number of shares beneficially owned by Ironhead and would enable the Company to issue additional shares to Ironhead without violating this condition.

Conversion Of Debt To Equity

During the first nine months of 2001, the Company issued 10,000,000 shares of common stock at $0.125 per share from conversion of convertible debt aggregating $1,250,000 in accordance with the provisions of the convertible debt agreement dated January 25, 2000.

Exercise Of Options And Warrants

During the first nine months of 2001, the Company issued 13,101,959 shares of common stock upon exercise of options and warrants yielding proceeds of $2,598,172.

Financing fees of $18,976 were recorded in connection with the issuance of a one-year warrant to purchase 40,000 shares of common stock at $0.01 per share. This warrant was issued as a condition of the modification of a note payable in January 2001 and was exercised in March 2001.

During the first nine months of 2001, the Company agreed to modify the exercise price for 4,000,000 options previously issued to EAI Partners, Inc. ("EAI"), 2,000,000 of which expired on May 13, 2001 with the remainder expiring on November 13, 2001. The Company recorded financing fees of $84,000 in connection with these modifications.

Financing fees aggregating $13,360 were recorded in connection with the issuance of two six-month warrants to purchase an aggregate of 40,000 shares of common stock at $0.01 per share. These warrants were issued as a condition for the extension of a note payable in May 2001 and subsequent renewal and modification of this note in September, 2001. Both warrants have been exercised as of September 30, 2001.

STOCK OPTIONS GRANTED TO DIRECTORS, OFFICERS AND EMPLOYEES

During the first nine months of 2001, certain directors, officers and employees were granted options to purchase common stock of the Company pursuant to the MigraTEC, Inc. Long-Term Incentive Plan. The terms of such grants are summarized below:

                              Number of      Option Price
                             Underlying        Weighted
Range of Exercise Prices       Shares           Average         Total
------------------------     ----------      ------------       -----

Granted at market value
   Non-employees
        $0.38                   50,000          $  0.38        $ 19,000
   Employees
        $0.31 to $0.4844     2,383,899          $ 0.372        $886,769


                          MIGRATEC, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)


NOTE 4. CAPITAL STOCK, WARRANTS AND OPTIONS  (continued)


In 2000, the Company recorded deferred stock compensation of $2,975,000 for the difference between the exercise price and the market value of the Company's common stock underlying certain options granted. This amount is being amortized over the vesting period of the individual options, which vesting periods vary from immediate to three years. During the first nine months of 2001, as a result of individuals no longer being employed by the Company, deferred stock compensation in the aggregate amount of $330,000 was forfeited. The amount forfeited is reflected as reduction of deferred stock compensation and additional paid-in capital. Stock compensation expense charged to operations was $557,396 and $909,584 for the first nine months of 2001 and 2000, respectively.

TOTAL OPTIONS AND WARRANTS OUTSTANDING

At September 30, 2001, the Company had options and warrants outstanding for the purchase of shares of common stock as follows:

Warrants                                      1,413,200
Stock Options:
  Non-employees                               3,175,000
  Directors, Officers and Employees          14,508,354
                                           ------------
Total                                        19,096,554
                                           ============


All of the warrants and non-employee stock options are vested and exercisable as of September 30, 2001.

NOTE 5. RELATED PARTY TRANSACTIONS

Mr. Kevin Howe, Chairman, and Mr. Drew Johnson joined the Company's board of directors in January 2000 as representatives of Mercury Fund No. 1, Ltd. ("Mercury") and MT Partners, L.P. ("MT Partners"), respectively, in connection with the initial tranche of funding of a three-stage $3,750,000 investment in the Company, completed May 1, 2000. The notes related to the funding are convertible at any time, at the election of Mercury and MT Partners, on the basis of one share of common stock for each $0.125 in principal amount of the notes outstanding at the time of conversion. The notes do not accrue interest. In connection with the notes, Mercury and MT Partners were issued warrants to purchase 2,839,800 and 3,160,200 shares of common stock, respectively. As of September 30, 2001, Mercury had converted $500,000 of its convertible promissory note into 4,000,000 shares of common stock, exercised warrants to purchase 2,839,800 shares of common stock and sold 1,625,000 shares of common stock. MT Partners had converted $750,000 of its convertible promissory note into 6,000,000 shares of common stock, exercised warrants to purchase 3,160,200 shares of common stock and sold 4,234,500 shares of common stock. As a result of this investment, at September 30, 2001, Mercury and MT Partners each hold convertible promissory notes convertible into an aggregate of up to 10,200,000, and 9,800,000 shares of the Company's common stock, respectively.

In December 2000, Mercury loaned the Company $565,000 with an interest rate that varies between 0% and 10%. The principal of this note was repaid on June 22, 2001 upon the exercise of warrants to purchase 2,839,800 shares of common stock as the exercise price consisted of conversion of this note plus cash in the amount of $2,960. Accrued interest of $14,419 due to Mercury under this note was renewed as a new note with an interest rate of 4 1/2% maturing December 22, 2001.

                          MIGRATEC, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)


NOTE 6. COMMITMENTS AND CONTINGENCIES

On April 12, 2000, the Company executed a non-cancelable operating lease for its office facility for a term of 39 months beginning May 1, 2000. This lease was modified on November 16, 2000 to increase leased space and extend the term of the lease through February 2004. The modified lease provides for a monthly base rent of $16,977 until August 2001 and $18,720 thereafter. The original lease term included three months of free rent, with the first rental payment due August 1, 2000. At the end of the lease term, the Company has the right to renew the lease for an additional 60 months at the then prevailing rental rates. The following is a summary of future base rents as of September 30, 2001.

                      Year ending December 31,         Amount
                                2001                $     56,160
                                2002                     224,640
                                2003                     224,640
                                2004                      37,440
                                                    ------------
                                                    $    542,880
                                                    ============

NOTE 7. SUBSEQUENT EVENTS

Subsequent to September 30, 2001, the Company issued 50,000 shares of common stock upon exercise of options and warrants yielding proceeds of $10,000.

In connection with the Stock Purchase Agreement discussed in Note 4, on November 1, 2001, the Company issued 419,629 shares of common stock at a weighted average price per share of $0.3791, yielding proceeds of $150,031 net of commissions and escrow costs.

On July 30, 2001, the Company revised an agreement dated February 23, 2001 to sell 3,800,000 shares of unregistered common stock at $0.20 per share. The sale was to be completed in three tranches with 1,250,000 shares sold on each of July 31, 2001 and August 31, 2001 and the balance of 1,300,000 shares sold on October 15, 2001. The first and second tranches were completed on July 31, 2001 and August 31, 2001, respectively. The third tranch was completed on October 30, 2001.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

DELAWARE GENERAL CORPORATION LAW

     Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

CERTIFICATE OF INCORPORATION

     The Certificate of Incorporation of MigraTEC, a copy of which is filed as
Exhibit 3.1 to the Registration Statement, provides that a director of MigraTEC shall not be liable to MigraTEC or its stockholders for monetary damages for breach of fiduciary duty as a director, unless the breach involves


     o a breach of the director's duty of loyalty to MigraTEC or its stockholders;

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o liability for unlawful dividend payments or stock purchases or redemptions; or

     o for a transaction from which the director derived an improper personal benefit.


The Certificate of Incorporation provides MigraTEC will indemnify all persons whom it may indemnify to the fullest extent permitted by the DGCL.

     The Bylaws of MigraTEC provide that MigraTEC shall indemnify any person against any and all judgments, fines, amounts paid in settling or otherwise disposing of actions or threatened actions, and expenses in connection therewith, incurred by reason of the fact that such person, or such person's testator or intestate is or was a director or officer of MigraTEC or of any other corporation of any type or kind, domestic or foreign, which such person served in any capacity at the request of MigraTEC. To the extent permitted by law, expenses so incurred by any such person in defending a civil or criminal action or proceeding shall at such person's request be paid by MigraTEC in advance of the final disposition of such action or proceeding.

INDEMNIFICATION AGREEMENTS

     MigraTEC has entered into indemnification agreements pursuant to which it will indemnify two of its directors, Kevin Howe and Drew Johnson, against judgments, claims, damages, losses and expenses incurred as a result of the fact that either Mr. Howe or Mr. Johnson, in his capacity as a director, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the DGCL. The indemnification agreements also provide for the advancement of certain expenses (such as attorney's fees, witness fees, damages, judgments, fines and settlement costs) to such directors in connection with any such suit or proceeding.

INSURANCE

     MigraTEC has a directors' and officers' liability insurance policy to insure its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of MigraTEC, including liabilities arising under the Securities Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby. The selling security holders will not incur any of the following expenses. All amounts are estimated except the Commission registration fee and will be paid by the Company.



SEC registration fee.....................  $     404.19
Blue Sky fees and expenses...............           -0-
Accounting Fees and expenses.............        10,000
Printing and engraving expenses..........         3,000
Legal fees and expenses..................        10,000
Registrar and transfer agent's fees......           -0-
Miscellaneous fees and expenses..........         1,000
                                           ------------
   Total.................................  $  24,404.19

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


     During the years ended December 31, 1999 and 2000, and through January 31, 2002, MigraTEC sold its unregistered securities in the transactions described below.



     On January 23, 2002, MigraTEC issued an aggregate of 1,040,966 shares of common stock at a weighted average price of $0.33623 per share to one investor under the private equity line. MigraTEC issued such securities in a transaction not involving a public offering in reliance upon the exemption set forth in
Section 4(2) of the Securities Act and the safe harbor provided by Rule 506 of Regulation D promulgated thereunder.

     On February 16, 2001 MigraTEC issued 200,000 shares of its common stock at a price of $0.30 per share to a general partnership. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On March 5, 2001, MigraTEC issued 40,000 shares of its common stock to a corporation as a result of the exercise of a one-year warrant to purchase shares at $0.01 per share that was issued as part of a financing transaction. MigraTEC issued such securities in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On March 12, 2001, MigraTEC issued an aggregate of 892,857 shares of its common stock at a price of $0.28 per share to one individual and one limited liability company. MigraTEC issued such shares in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On March 27, 2001, MigraTEC issued five-year warrants to purchase 325,000 shares of common stock at an exercise price of $0.42 per share to one corporation as additional inducement to enter into the private equity line agreement. MigraTEC also issued 325,000 warrants to one corporation and four individuals as partial consideration for services rendered in connection with the private equity line agreement. Each of these persons was an accredited investor that acquired such securities for investment purposes. MigraTEC issued such securities in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On March 28, 2001, MigraTEC issued 250,000 shares of its common stock at a price of $.20 per share to a corporation. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.


     On April 2, 2001, MigraTEC issued 729,166 shares of its common stock at a price of $0.24 per share to one limited liability company. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.


     On April 4, 2001, MigraTEC issued 500,000 shares of its common stock at a price of $0.20 per share to one individual. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On April 11, 2001, MigraTEC issued 250,000 shares of its common stock at a price of $0.20 per share to one individual. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On April 12, 2001, MigraTEC issued 200,000 shares of its common stock at a price of $0.20 per share to one individual. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On May 4, 2001, MigraTEC issued 250,000 shares of its common stock at a price of $0.20 per share to one corporation. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On May 11, 2001, MigraTEC issued a six-month warrant to purchase 16,000 shares of common stock at an exercise price of $0.01 per share to one corporation as part of a financing transaction. MigraTEC issued such securities in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On May 15, 2001, MigraTEC issued 50,000 shares of its common stock at a price of $0.25 per share to one individual. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On May 18, 2001, MigraTEC issued 500,000 shares of its common stock at a price of $0.20 per share to one limited liability company. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On May 24, 2001, MigraTEC issued 350,000 shares of its common stock at a price of $0.20 per share to three individuals and one corporation. MigraTEC issued such shares in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On June 1, 2001, MigraTEC issued 500,000 shares of its common stock at a price of $0.20 per share to three individuals. MigraTEC issued such shares in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On June 6, 2001, MigraTEC issued 1,050,000 shares of its common stock at a price of $0.20 per share to eight individuals, two limited liability companies and one trust. MigraTEC issued such shares in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On June 12, 2001, MigraTEC issued 75,000 shares of its common stock at a price of $0.20 per share to two individuals. MigraTEC issued such shares in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On June 14, 2001, MigraTEC issued 625,000 shares of its common stock at a price of $0.20 per share to two individuals and a limited partnership. MigraTEC issued such shares in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On June 15, 2001, MigraTEC issued 125,000 shares of its common stock at a price of $0.20 per share to one individual. MigraTEC issued such shares in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On June 19, 2001, MigraTEC issued 125,000 shares of its common stock at a price of $0.20 per share to one individual. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On June 29, 2001, MigraTEC issued 100,000 shares of its common stock at a price of $0.20 per share to one individual. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.


     On July 5 through December 12, 2001, MigraTEC issued an aggregate of 2,990,670 shares of common stock at a weighted average price of $0.3926 per share to one investor under the private equity line. MigraTEC issued such securities in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act and the safe harbor provided by Rule 506 of Regulation D promulgated thereunder.


     On July 30, 2001, MigraTEC issued 150,000 shares of its common stock at a price of $0.38 per share to one individual. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On July 31, 2001, MigraTEC issued 1,250,000 shares of its common stock at a price of $0.20 per share to one limited liability company. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On July 31, 2001, MigraTEC issued a six-month warrant to purchase 24,000 shares of common stock at an exercise price of $0.01 per share to one corporation as part of a financing transaction. MigraTEC issued such securities in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On August 10, 2001, MigraTEC issued 40,000 shares of its common stock at a price of $0.01 per share to one corporation. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On September 28, 2001, MigraTEC issued 1,250,000 shares of its common stock at a price of $0.20 per share to one limited liability company. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On October 30, 2001, MigraTEC issued 1,270,834 shares of its common stock at a price of $0.177 per share to one limited liability company. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.


     On December 28, 2001, MigraTEC issued 500,000 shares of its common stock at a price of $0.20 per share to one individual. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.


     Between January 5 and January 17, 2000, MigraTEC issued an aggregate of 2,451,000 shares of its common stock at a price of $0.125 per share and, as additional inducement for the purchase of such shares, two-year warrants to purchase a total of 490,200 shares of common stock at $0.20 per share to 12 individuals and one trust. MigraTEC issued such securities in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     Between January 20 and March 2, 2000, MigraTEC issued an aggregate of 1,064,500 shares of its common stock at a weighted average exercise price of $0.228 per share to four individuals upon the exercise of options and warrants. MigraTEC issued such shares in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.


     On January 25, 2000, pursuant to a note and warrant purchase agreement, MigraTEC issued convertible notes in the aggregate principal amount of $3,750,000, convertible into an aggregate of 30,000,000 shares of common stock, to two limited partnerships. As additional inducement to enter into the note and warrant purchase agreement, MigraTEC issued warrants to purchase an aggregate of 6,000,000 shares of common stock at a price of $0.20 per share. As of January 31, 2002, MigraTEC has issued an aggregate of 16,000,000 shares of common stock upon conversion and exercise of the notes and warrants. Each of these limited partnerships was an accredited investor that acquired such securities for investment purposes. MigraTEC issued such securities in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act and in reliance on the safe harbor provided by Rule 506 thereunder.


     Throughout 2000, MigraTEC issued options to purchase an aggregate of 12,185,382 shares of its common stock at a weighted average exercise price of $0.43 per share to directors and employees of the Company in connection with services rendered as employees or directors of the Company. MigraTEC issued such securities in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     Effective January 29, 1999, MigraTEC entered into a short-term loan agreement with one individual for $30,000 at an interest rate of 16% per annum. As additional inducement to enter into the loan agreement, MigraTEC issued a two-year warrant to purchase 3,000 shares of its common stock at $0.01 per share. This loan, including fees and accrued interest, was paid in full on March 15, 1999, and the warrant was exercised effective February 8, 1999. MigraTEC issued such warrant and the shares underlying the warrant in transactions not involving any public offering in reliance upon the exemption set forth in
Section 4(2) of the Securities Act.

     Effective February 8, 1999, MigraTEC issued an aggregate of 33,000 shares of its common stock to one individual and one limited partnership, as a result of the exercise of warrants to purchase shares at $0.01 per share, and an aggregate of 50,000 shares of its common stock to one individual upon exercise of warrants previously granted to purchase shares at $0.10 per share. MigraTEC issued such securities in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     Between March 9 and 16, 1999, MigraTEC issued an aggregate of 1,843,000 shares of its common stock at a price of $0.125 per share and, as additional inducement for the purchase of such shares, two-year warrants to purchase an aggregate of 368,600 shares of common stock at a price of $0.20 per share to twelve individuals. MigraTEC issued such securities in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     As additional inducement for certain short-term loans made to MigraTEC by seven individuals, one corporation and one trust between February 8, 1999 and March 19, 1999, MigraTEC issued warrants to purchase an aggregate of 635,000 shares of its common stock at an exercise price of $0.01 per share, fully vested at the date of grant, all of which were exercised prior to March 31, 1999. MigraTEC issued such securities in transactions not involving any public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     Effective February 4, 1999, MigraTEC issued 332 shares of its common stock at a price of $0.73 per share to a former employee, representing the Company's 50% matching of shares previously purchased by the employee pursuant to the terms of the 1996 Employee Stock Purchase Plan. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On March 30 and 31, 1999, MigraTEC issued an aggregate of 112,500 shares of its common stock to three individuals and one limited corporation as a result of the exercise of warrants to purchase shares at $0.20 per share. MigraTEC issued such shares in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On April 27 and May 3, 1999, MigraTEC issued an aggregate of 200,000 shares of its common stock to two individual programming consultants upon exercise of warrants previously granted to purchase shares at $0.12 per share in exchange for consulting services rendered, valued at $12,000 for each consultant. MigraTEC issued such securities in transactions not involving any public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     Between April 12 and June 25, 1999, MigraTEC issued an aggregate of 3,687,500 shares of its common stock at a price of $0.125 per share and, as additional inducement for the purchase of such shares, two-year warrants to purchase an aggregate of 737,500 shares of common stock at a price of $0.20 per share to three individuals and one corporation. MigraTEC issued such securities in transactions not involving any public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     Between July 17 and September 24, 1999, MigraTEC issued an aggregate of 4,174,000 shares of its common stock at a price of $0.125 per share and, as additional inducement for the purchase of such shares, two-year warrants to purchase an aggregate of 834,800 shares of MigraTEC's common stock at a price of $0.20 per share to twenty-five individuals, two trusts and two corporations. MigraTEC issued such securities in transactions not involving any public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     Effective July 1, 1999, MigraTEC issued 348 shares of its common stock at a price of $0.73 per share to a former employee, representing its 50% matching of shares previously purchased by the employee pursuant to the terms of MigraTEC's 1996 Employee Stock Purchase Plan. MigraTEC issued such shares in a transaction not involving a public offering in reliance upon the exemption set forth in
Section 4(2) of the Securities Act.

     On July 1, 1999, MigraTEC was unable to meet its obligations to repay senior secured promissory notes in the principal amount of $1,112,500 plus accrued interest. As additional inducement to enter into a settlement agreement with the holders of such notes, which holders included 22 individuals, one professional association, three limited partnerships, one general partnership and two trusts, MigraTEC reduced the exercise price of warrants to purchase an aggregate of 3,178,591 shares of its common stock issued in connection with the notes from $0.35 to $0.20 per share. As further inducement, MigraTEC also agreed to convert the principal amount of the notes plus any accrued interest into shares of its common stock at prices per share of $0.125 through November 30, 1999, $0.20 from December 1, 1999 through February 29, 2000 and $0.35 from
March 1, 2000 through May 31, 2000. As of March 31, 2000, MigraTEC has issued 9,059,605 shares of its common stock to the senior secured note holders, who have converted notes in the principal amount of $1,112,500 plus accrued interest of $19,949. All of the foregoing securities were issued in transactions not involving any public offering in reliance upon the exemption set forth in
Section 4(2) of the Securities Act.

     Effective July 1, 1999, pursuant to a two-year consulting service agreement between MigraTEC and an individual, MigraTEC issued to the individual a warrant to purchase up to an aggregate of 180,000 shares of its common stock at $0.20 per share in exchange for marketing advisory services to be provided. The warrant vested at a rate of 7,500 shares per month beginning July 1, 1999. The agreement was terminated effective February 29, 2000, at which time 60,000 shares were vested under the agreement and exercisable through February 28, 2002. Such warrant was issued in a transaction not involving any public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     Effective July 29, 1999, as additional inducement for a short-term loan made to MigraTEC by one corporation, MigraTEC issued a two-year warrant to purchase up to an aggregate of 10,000 shares of its common stock at $0.01 per share, fully vested and immediately exercisable upon the date of grant. Effective September 1, 1999, as inducement to enter into an agreement to extend the due date of the loan, MigraTEC agreed to issue a two-year warrant to purchase up to an aggregate of 10,000 additional shares of its common stock at $0.01 per share upon each monthly renewal, fully vested and immediately exercisable upon the date of grant. In connection with this agreement, on December 29, 1999, MigraTEC issued 50,000 shares of its common stock pursuant to the exercise of warrants to purchase up to an aggregate of 50,000 shares of common stock at $0.01 per share. The loan was repaid in January 2000. Such securities were issued in transactions not involving any public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     Effective August 1, 1999, pursuant to a marketing services agreement between MigraTEC and an individual consultant, MigraTEC issued to such consultant a two-year warrant to purchase up to an aggregate of 25,000 shares of its common stock at $0.20 per share, fully vested and immediately exercisable upon the date of grant in exchange for marketing advisory services rendered. Such warrant was issued in a transaction not involving any public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     Effective August 9, 1999 and August 31, 1999, MigraTEC issued to a corporation an aggregate of 1,333,333 shares of its common stock at $0.075 per share, pursuant to a stock option agreement which grants an option to purchase up to an aggregate of 5,903,614 shares of its common stock. During the fourth quarter of 2000, MigraTEC issued to the corporation an aggregate of 570,281 shares of its common stock at $0.075 per share, pursuant to the stock option agreement. As of December 31, 2000, an aggregate of 4,000,000 option shares remained exercisable at the greater of $0.20 or 50% of the previous five-day average closing bid price per share of the Company's common stock for the five trading days immediately prior to exercise. Such option expires equally on May 13, 2001 and November 13, 2001. In January 2001, MigraTEC agreed to modify the exercise price for the 2,000,000 options expiring May 13, 2001 to $0.18 per share in exchange for immediate exercise. MigraTEC agreed to payment terms of $120,000 within forty-five days from the date of exercise on February 16, 2001 and payments of $80,000 on March 15, 2001, April 15, 2001 and May 15, 2001. The corporation had exercised all 2,000,000 of such options. This corporation was an accredited investor that had such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the subject securities. This corporation confirmed that it was acquiring such securities for investment purposes and not with a view to the distribution thereof within the meaning of the Securities Act. MigraTEC issued such securities in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     Effective September 8, 1999, pursuant to a consulting services agreement and short-term loan made to MigraTEC by one individual, MigraTEC issued 20,000 shares of its common stock upon exercise of a warrant to purchase shares at $0.01 per share issued on August 31, 1999, partially in exchange for consulting services rendered. Such securities were issued in a transaction not involving any public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     Between November 16 and December 20 1999, MigraTEC issued an aggregate of 1,975,000 shares of its common stock at a price of $0.125 per share and, as additional inducement for the purchase of such shares, two-year warrants to purchase an aggregate of 395,000 shares of common stock at a price of $0.20 per share to four individuals, one corporation and two trusts. Such securities were issued in transactions not involving any public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On October 1, 1999, as additional inducement for a four-month loan made to MigraTEC by an individual programming consultant, MigraTEC issued a two-year warrant to purchase up to an aggregate of 6,150 shares of its common stock at $0.01 per share in exchange for consulting services rendered. Such warrant was issued in a transaction not involving any public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     Effective October 13, 1999, MigraTEC issued 200,000 shares of its common stock to one corporation upon the exercise of an outstanding warrant to purchase shares at $0.01 per share. Such shares were issued in a transaction not involving any public offering in reliance upon the exemption set forth in
Section 4(2) of the Securities Act.

     Effective October 13, 1999, MigraTEC issued 704,878 shares of its common stock to a consulting corporation at a reduced exercise price of $0.125 per share upon the exercise of outstanding warrants to purchase shares at prices which originally ranged from $0.25625 to $0.40 per share and which were issued in exchange for placement agent consulting services. Such shares were issued in a transaction not involving any public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     Effective October 31, 1999, as additional inducement to enter into an agreement with a limited partnership to modify and extend the payment terms of an existing debt owed by the Company, MigraTEC issued a two-year warrant to purchase up to an aggregate of 100,000 shares of its common stock at $0.01 per share and a two-year warrant to purchase up to an aggregate of 100,000 shares of its common stock at $0.20 per share. Such warrants were issued in transactions not involving any public offering in reliance upon the exemption set forth in
Section 4(2) of the Securities Act.

     On December 13, 1999, as additional inducement for a short-term loan made to MigraTEC by one corporation, MigraTEC issued a two-year warrant to purchase up to an aggregate of 10,000 shares of its common stock at $0.01 per share. MigraTEC issued 10,000 shares of its common stock to the corporation on December 29, 1999 pursuant to the exercise of the warrant. Such securities were issued in transactions not involving any public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On December 31, 1999, as additional inducement for a short-term loan, MigraTEC issued a two-year warrant to purchase up to an aggregate of 10,000 shares of its common stock at $0.01 per share to a limited partnership. Such warrant was issued in a transaction not involving any public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

     On December 31, 1999, as additional inducement to enter into a short-term loan agreement, MigraTEC issued a two-year warrant to purchase up to an aggregate of 3,500 shares of its common stock at $0.01 per share to an individual. Such warrant was issued in a transaction not involving any public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION OF DOCUMENT
-------           -----------------------


3.1 Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to MigraTEC's registration statement on Form SB-2 filed August 31, 2000, File No. 333-44946).

3.2 Bylaws (incorporated herein by reference to Exhibit 3.2 to MigraTEC's registration statement on Form SB-2 filed August 31, 2000, File No. 333-44946).

4.1 Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Post-Effective Amendment No. 1 to MigraTEC's registration statement on Form SB-2 filed November 13, 2000, File No. 333-44946).

5.1               Opinion of Winstead Sechrest & Minick P.C. (filed herewith).

10.1 Employment Agreement between MigraTEC, Inc. and W. Curtis Overstreet dated, April 10, 1997 (incorporated herein by reference to Exhibit 10.3 to Post-Effective Amendment No. 1 to MigraTEC's registration statement on Form SB-2 filed May 7, 1999, File No. 333-65093).

10.2              Employment Agreement between MigraTEC, Inc. and Rick J.
                  Johnson, dated July 1, 1997 (incorporated herein by reference to Exhibit 10.5 to Post-Effective Amendment No. 1 to MigraTEC's registration statement on Form SB-2 filed May 7, 1999, File No. 333-65093).

10.3 Stock Option Agreement between MigraTEC, Inc. and EAI Partners, Inc., dated as of August 6, 1999 (incorporated herein by reference to Exhibit 10.5 to Post-Effective Amendment No. 1 to MigraTEC's registration statement on Form SB-2 filed November 13, 2000, File No. 333-44946).

10.4 MigraTEC, Inc. Long-Term Incentive Plan, as amended and restated (incorporated herein by reference to Exhibit 99.1 to MigraTEC's Form S-8 filed November 6, 2000, File No. 333-49398).

10.5              Form of Stock Option Agreement pursuant to the MigraTEC, Inc.
                  Long-Term Incentive Plan, as amended and restated (incorporated herein by reference to Exhibit 99.2 to MigraTEC's Form S-8 filed November 6, 2000, File No. 333-49398).

10.6              Warrant Agreement between MigraTEC, Inc. and MT Partners, L.P.
                  and Mercury Fund No. 1, Ltd., dated as of January 25, 2000 (incorporated herein by reference to Exhibit 10.9 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.7 Form of Warrant to MT Partners, L.P. and Mercury Fund No. 1, Ltd. (incorporated herein by reference to Exhibit 4.2 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.8 $1,975,000 Convertible Secured Promissory Note by MigraTEC, Inc. to MT Partners, L.P., dated as of January 25, 2000 (incorporated herein by reference to Exhibit 10.10 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.9 $1,775,000 Convertible Secured Promissory Note by MigraTEC to Mercury Fund No. 1, Ltd., dated as of January 25, 2000 (incorporated herein by reference to Exhibit 10.11 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.10 Security Agreement between MigraTEC, Inc. and MT Partners, L.P. and Mercury Fund No. 1, Ltd., dated as of January 25, 2000 (incorporated herein by reference to Exhibit 10.12 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.11 Shareholders Agreement between MigraTEC, Inc., MT Partners, L.P., Mercury Fund No. 1, Ltd. and certain stockholders, dated as of January 25, 2000 (incorporated herein by reference to Exhibit 10.13 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.12 Registration Rights Agreement between MigraTEC, Inc. and MT Partners, L.P. and Mercury Fund No. 1, Ltd., dated as of January 25, 2000 (incorporated herein by reference to Exhibit
                  10.14 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.13 Form of Director Indemnification Agreement between MigraTEC, Inc. and Kevin C. Howe and Drew R. Johnson, dated as of January 25, 2000 (incorporated herein by reference to Exhibit
                  10.15 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.14 Amendment No. 1 to Convertible Secured Promissory Note by MigraTEC, Inc. in favor of MT Partners, L.P., dated February 28, 2000 (incorporated herein by reference to Exhibit 10.16 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.15 Amendment No. 1 to Convertible Secured Promissory Note by MigraTEC, Inc. in favor of Mercury Fund No. 1, Ltd., dated February 28, 2000 (incorporated herein by reference to Exhibit
                  10.17 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.16 Office Lease Agreement between MigraTEC, Inc. and Charter Crown Plaza Partners, L.P., dated as of April 12, 2000 (incorporated herein by reference to Exhibit 10.16 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.17 Amendment No. 2 to Convertible Secured Promissory Note by MigraTEC, Inc. in favor of MT Partners, L.P., dated June 1, 2000 (incorporated herein by reference to Exhibit 10.19 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.18 Amendment No. 2 to Convertible Secured Promissory Note by MigraTEC, Inc. in favor of Mercury Fund No. 1, Ltd., dated June 1, 2000 (incorporated herein by reference to Exhibit
                  10.20 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.19             Lease Modification Agreement Number One between MigraTEC, Inc.
                  and Charter Crown Plaza Partners, L.P., dated November 16, 2000 (incorporated herein by reference to Exhibit 10.21 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.20             $565,000 Promissory Note by MigraTEC, Inc. to Mercury Fund No.
                  1, Ltd., dated as of December 1, 2000 (incorporated herein by reference to Exhibit 10.22 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.21             Security Agreement between MigraTEC, Inc. and Mercury Fund No.
                  1, Ltd., dated as of December 1, 2000 (incorporated herein by reference to Exhibit 10.23 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.22 Stock Option Amendment Agreement between MigraTEC, Inc. and EAI Partners, Inc., dated January 2, 2001 (incorporated herein by reference to Exhibit 10.24 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.23 Modification, Renewal and Extension of Note and Security Agreement between MigraTEC, Inc. and BEM Capital Partners, Inc., dated January 26, 2001 (incorporated herein by reference to Exhibit 10.25 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.24 Assignment and Assumption Agreement between MJ Capital Partners III, L.P. and BEM Capital Partners, L.P., dated January 26, 2001 (incorporated herein by reference to Exhibit
                  10.26 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.25 Common Stock Purchase Warrant for 40,000 shares of common stock issued to BEM Capital Partners, L.P. dated, January 31, 2001 (incorporated herein by reference to Exhibit 10.27 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.26 Form of Stock Purchase Warrant to GKN Securities Corp. and its designees (incorporated herein by reference to Exhibit 10.28 to MigraTEC's registration statement on Form SB-2 filed March 29, 2001, File No. 333-57830).

10.27 Stock Purchase Warrant for 325,000 shares of common stock issued to Ironhead Investments Inc. (incorporated herein by reference to Exhibit 10.29 to MigraTEC's registration statement on Form SB-2 filed March 29, 2001, File No. 333-57830).

10.28 Common Stock Purchase Agreement between MigraTEC, Inc. and Ironhead Investments Inc., dated as of March 27, 2001 (incorporated herein by reference to Exhibit 10.30 to MigraTEC's registration statement on Form SB-2 filed March 29, 2001, File No. 333-57830).

10.29 Escrow Agreement among MigraTEC, Inc., Ironhead Investments Inc. and Epstein Becker & Green, P.C., dated as of March 27, 2001 (incorporated herein by reference to Exhibit 10.31 to MigraTEC's registration statement on Form SB-2 filed March 29, 2001, File No. 333-57830).

10.30 Registration Rights Agreement between MigraTEC, Inc. and Ironhead Investments Inc., dated as of March 27, 2001 (incorporated herein by reference to Exhibit 10.32 to MigraTEC's registration statement on Form SB-2 filed March 29, 2001, File No. 333-57830)

11.1 Statement re: Computations of Net Loss per Share (incorporated herein by reference to Exhibit 11.1 to MigraTEC's Form 10-QSB for the fiscal quarter ended September 30, 2001, filed November 14, 2001, File No. 000-28220).

21.1 Subsidiary of MigraTEC, Inc. (incorporated herein by reference to Exhibit 21.1 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

23.1              Consent of Ernst & Young LLP (filed herewith).

23.2              Consent of Winstead Sechrest & Minick P.C. (included in
                  Exhibit 5.1 filed herewith).


23.3 Consent of the Aberdeen Group, Inc. (incorporated herein by reference to Exhibit 23.3 to MigraTEC's Pre-Effective Amendment No. 1 to registration statement on Form SB-2 filed May 21, 2001, File No. 333-57830).

24.1 Power of Attorney (incorporated herein by reference to the signature page of MigraTEC's registration statement on Form SB-2 filed December 19, 2001, File No. 333-75494).


99.1              An Executive White Paper by the Aberdeen Group, Inc.
                  (incorporated herein by reference to Exhibit 99.1 to MigraTEC's Pre-Effective Amendment No. 1 to registration statement on Form SB-2 filed May 21, 2001,
                  File No. 333-57830).

RULE 415

MigraTEC will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act.

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any additional or changed material information on the plan of distribution.

     (iv) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(2) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

COMMISSION POLICY ON INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of MigraTEC pursuant to the foregoing provisions, or otherwise, MigraTEC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MigraTEC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on February 6, 2002.



                                              MIGRATEC, INC.

                                              By: /s/ T. Ulrich Brechbuhl
                                                  ------------------------------
                                                  T. Ulrich Brechbuhl, President
                                                  and Chief Financial Officer


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated.



      SIGNATURE                             TITLE                               DATE
--------------------------    --------------------------------------       -----------------

/s/ *                         Director                                     February 6, 2002
---------------------------
Kevin C. Howe

/s/ W. Curtis Overstreet      Director and Chief Executive Officer         February 6, 2002
---------------------------   (Principal Executive Officer)
W. Curtis Overstreet

/s/ T. Ulrich Brechbuhl       President, Chief Financial Officer and       February 6, 2002
---------------------------   Secretary (Principal Accounting Officer)
T. Ulrich Brechbuhl

/s/ *                         Director                                     February 6, 2002
---------------------------
Richard A. Gray, Jr.

/s/ *                         Director                                     February 6, 2002
---------------------------
Drew R. Johnson



* /s/ T. Ulrich Brechbuhl
---------------------------------------
T. Ulrich Brechbuhl as attorney-in-fact

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION OF DOCUMENT
-------           -----------------------

 3.1              Certificate of Incorporation (incorporated herein by reference
                  To Exhibit 3.1 to MigraTEC's registration statement on Form
                  SB-2 filed August 31, 2000, File No. 333-44946).

 3.2 Bylaws (incorporated herein by reference to Exhibit 3.2 to MigraTEC's registration statement on Form SB-2 filed August
                  31, 2000, File No. 333-44946).

 4.1 Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Post-Effective Amendment No. 1 to
                  MigraTEC's registration statement on Form SB-2 filed November
                  13, 2000, File No. 333-44946).

 5.1              Opinion of Winstead Sechrest & Minick P.C. (filed herewith).

10.1              Employment Agreement between MigraTEC, Inc. and W. Curtis
                  Overstreet dated, April 10, 1997 (incorporated herein by reference to Exhibit 10.3 to Post-Effective Amendment No. 1 to
                  MigraTEC's registration statement on Form SB-2 filed May 7,
                  1999, File No. 333-65093).

10.2              Employment Agreement between MigraTEC, Inc. and Rick J.
                  Johnson, dated July 1, 1997 (incorporated herein by reference
                  To Exhibit 10.5 to Post-Effective Amendment No. 1 to
                  MigraTEC's registration statement on Form SB-2 filed May 7,
                  1999, File No. 333-65093).

10.3              Stock Option Agreement between MigraTEC, Inc. and EAI
                  Partners, Inc., dated as of August 6, 1999 (incorporated herein by reference to Exhibit 10.5 to Post-Effective
                  Amendment No. 1 to MigraTEC's registration statement on Form
                  SB-2 filed November 13, 2000, File No. 333-44946).

10.4 MigraTEC, Inc. Long-Term Incentive Plan, as amended and restated (incorporated herein by reference to Exhibit 99.1 to MigraTEC's Form S-8 filed November 6, 2000, File No.
                  333-49398).

10.5              Form of Stock Option Agreement pursuant to the MigraTEC, Inc.
                  Long-Term Incentive Plan, as amended and restated
                  (incorporated herein by reference to Exhibit 99.2 to MigraTEC's Form S-8 filed November 6, 2000, File No.
                  333-49398).

10.6              Warrant Agreement between MigraTEC, Inc. and MT Partners, L.P.
                  and Mercury Fund No. 1, Ltd., dated as of January 25, 2000
                  (incorporated herein by reference to Exhibit 10.9 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.7              Form of Warrant to MT Partners, L.P. and Mercury Fund No. 1,
                  Ltd. (incorporated herein by reference to Exhibit 4.2 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.8              $1,975,000 Convertible Secured Promissory Note by MigraTEC,
                  Inc. to MT Partners, L.P., dated as of January 25, 2000
                  (incorporated herein by reference to Exhibit 10.10 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.9              $1,775,000 Convertible Secured Promissory Note by MigraTEC to
                  Mercury Fund No. 1, Ltd., dated as of January 25, 2000
                  (incorporated herein by reference to Exhibit 10.11 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.10             Security Agreement between MigraTEC, Inc. and MT Partners,
                  L.P. and Mercury Fund No. 1, Ltd., dated as of January 25,
                  2000 (incorporated herein by reference to Exhibit 10.12 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.11             Shareholders Agreement between MigraTEC, Inc., MT Partners,
                  L.P., Mercury Fund No. 1, Ltd. and certain stockholders, dated as of January 25, 2000 (incorporated herein by reference to Exhibit 10.13 to MigraTEC's Form 10-KSB for the year ended
                  December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.12             Registration Rights Agreement between MigraTEC, Inc. and MT
                  Partners, L.P. and Mercury Fund No. 1, Ltd., dated as of
                  January 25, 2000 (incorporated herein by reference to Exhibit
                  10.14 to MigraTEC's Form 10-KSB for the year ended December
                  31, 1999 filed April 14, 2000, File No. 000-28220).

10.13             Form of Director Indemnification Agreement between MigraTEC,
                  Inc. and Kevin C. Howe and Drew R. Johnson, dated as of
                  January 25, 2000 (incorporated herein by reference to Exhibit
                  10.15 to MigraTEC's Form 10-KSB for the year ended December
                  31, 1999 filed April 14, 2000, File No. 000-28220).

10.14             Amendment No. 1 to Convertible Secured Promissory Note by
                  MigraTEC, Inc. in favor of MT Partners, L.P., dated February
                  28, 2000 (incorporated herein by reference to Exhibit 10.16 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.15             Amendment No. 1 to Convertible Secured Promissory Note by
                  MigraTEC, Inc. in favor of Mercury Fund No. 1, Ltd., dated
                  February 28, 2000 (incorporated herein by reference to Exhibit
                  10.17 to MigraTEC's Form 10-KSB for the year ended December
                  31, 2000 filed March 22, 2001, File No. 000-28220).

10.16             Office Lease Agreement between MigraTEC, Inc. and Charter
                  Crown Plaza Partners, L.P., dated as of April 12, 2000
                  (incorporated herein by reference to Exhibit 10.16 to MigraTEC's Form 10-KSB for the year ended December 31, 1999 filed April 14, 2000, File No. 000-28220).

10.17             Amendment No. 2 to Convertible Secured Promissory Note by
                  MigraTEC, Inc. in favor of MT Partners, L.P., dated June 1,
                  2000 (incorporated herein by reference to Exhibit 10.19 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.18             Amendment No. 2 to Convertible Secured Promissory Note by
                  MigraTEC, Inc. in favor of Mercury Fund No. 1, Ltd., dated
                  June 1, 2000 (incorporated herein by reference to Exhibit
                  10.20 to MigraTEC's Form 10-KSB for the year ended December
                  31, 2000 filed March 22, 2001, File No. 000-28220).

10.19             Lease Modification Agreement Number One between MigraTEC, Inc.
                  and Charter Crown Plaza Partners, L.P., dated November 16,
                  2000 (incorporated herein by reference to Exhibit 10.21 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.20             $565,000 Promissory Note by MigraTEC, Inc. to Mercury Fund No.
                  1, Ltd., dated as of December 1, 2000 (incorporated herein by reference to Exhibit 10.22 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No.
                  000-28220).

10.21             Security Agreement between MigraTEC, Inc. and Mercury Fund No.
                  1, Ltd., dated as of December 1, 2000 (incorporated herein by reference to Exhibit 10.23 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No.
                  000-28220).

10.22             Stock Option Amendment Agreement between MigraTEC, Inc. and
                  EAI Partners, Inc., dated January 2, 2001 (incorporated herein by reference to Exhibit 10.24 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File
                  No. 000-28220).

10.23             Modification, Renewal and Extension of Note and Security
                  Agreement between MigraTEC, Inc. and BEM Capital Partners,
                  Inc., dated January 26, 2001 (incorporated herein by reference to Exhibit 10.25 to MigraTEC's Form 10-KSB for the year ended
                  December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.24             Assignment and Assumption Agreement between MJ Capital
                  Partners III, L.P. and BEM Capital Partners, L.P., dated
                  January 26, 2001 (incorporated herein by reference to Exhibit
                  10.26 to MigraTEC's Form 10-KSB for the year ended December
                  31, 2000 filed March 22, 2001, File No. 000-28220).

10.25 Common Stock Purchase Warrant for 40,000 shares of common stock issued to BEM Capital Partners, L.P. dated, January 31,
                  2001 (incorporated herein by reference to Exhibit 10.27 to MigraTEC's Form 10-KSB for the year ended December 31, 2000 filed March 22, 2001, File No. 000-28220).

10.26 Form of Stock Purchase Warrant to GKN Securities Corp. and its designees (incorporated herein by reference to Exhibit 10.28 to MigraTEC's registration statement on Form SB-2 filed March
                  29, 2001, File No. 333-57830).

10.27 Stock Purchase Warrant for 325,000 shares of common stock issued to Ironhead Investments Inc. (incorporated herein by reference to Exhibit 10.29 to MigraTEC's registration statement on Form SB-2 filed March 29, 2001, File No.
                  333-57830).

10.28             Common Stock Purchase Agreement between MigraTEC, Inc. and
                  Ironhead Investments Inc., dated as of March 27, 2001
                  (incorporated herein by reference to Exhibit 10.30 to MigraTEC's registration statement on Form SB-2 filed March 29,
                  2001, File No. 333-57830).

10.29             Escrow Agreement among MigraTEC, Inc., Ironhead Investments
                  Inc. and Epstein Becker & Green, P.C., dated as of March 27,
                  2001 (incorporated herein by reference to Exhibit 10.31 to MigraTEC's registration statement on Form SB-2 filed March 29,
                  2001, File No. 333-57830).

10.30             Registration Rights Agreement between MigraTEC, Inc. and
                  Ironhead Investments Inc., dated as of March 27, 2001
                  (incorporated herein by reference to Exhibit 10.32 to MigraTEC's registration statement on Form SB-2 filed March 29,
                  2001, File No. 333-57830).

11.1 Statement re: Computations of Net Loss per Share (incorporated herein by reference to Exhibit 11.1 to MigraTEC's Form 10-QSB for the fiscal quarter ended September 30, 2001, filed
                  November 14, 2001, File No. 000-28220).

21.1 Subsidiary of MigraTEC, Inc. (incorporated herein by reference to Exhibit 21.1 to MigraTEC's Form 10-KSB for the year ended
                  December 31, 1999 filed April 14, 2000, File No. 000-28220).

23.1              Consent of Ernst & Young LLP (filed herewith).

23.2              Consent of Winstead Sechrest & Minick P.C. (included in
                  Exhibit 5.1 filed herewith).

23.3 Consent of the Aberdeen Group, Inc. (incorporated herein by reference to Exhibit 23.3 to MigraTEC's Pre-Effective
                  Amendment No. 1 to registration statement on Form SB-2 filed
                  May 21, 2001, File No. 333-57830).

24.1 Power of Attorney (incorporated herein by reference to the signature page of MigraTEC's registration statement on Form
                  SB-2 filed December 19,2002, File No. 333-75494).

99.1              An Executive White Paper by the Aberdeen Group, Inc.
                  (incorporated herein by reference to Exhibit 99.1 to MigraTEC's Pre-Effective Amendment No. 1 to registration statement on Form SB-2 filed May 21, 2001, File No. 333-57830).